Exhibit 2.1

WEIL, GOTSHAL & MANGES LLP
Stephen Karotkin (pro hac vice)
(stephen.karotkin@weil.com)
Theodore E. Tsekerides (pro hac vice)
(theodore.tsekerides@weil.com)
Richard W. Slack (pro hac vice)
(richard.slack@weil.com)
Jessica Liou (pro hac vice)
(jessica.liou@weil.com)
Matthew Goren (pro hac vice)
(matthew.goren@weil.com)
767 Fifth Avenue
New York, NY 10153-0119
Entered on Docket June 20, 2020 EDWARD J. EMMONS, CLERK U.S. BANKRUPTCY COURT NORTHERN DISTRICT OF CALIFORNIA Signed and Filed: June 20, 2020

Tel: 212 310 8000
Fax: 212 310 8007

KELLER BENVENUTTI KIM LLP
Tobias S. Keller (#151445)
(tkeller@kbkllp.com)
Jane Kim (#298192)
(jkim@kbkllp.com)
650 California Street, Suite 1900
San Francisco, CA 94108
Tel: 415 496 6723
Fax: 650 636 9251

Attorneys for Debtors and Debtors in Possession

JONES DAY
Bruce S. Bennett (SBN 105430)
(bbennett@jonesday.com)
Joshua M. Mester (SBN 194783)
(jmester@jonesday.com)
James O. Johnston (SBN 167330)
(jjohnston@jonesday.com)
555 South Flower Street
Fiftieth Floor
Los Angeles, CA 90071-2300
Tel: 213 489 3939
Fax: 213 243 2539

Attorneys for Shareholder Proponents

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION

In re: PG&E CORPORATION, - and - PACIFIC GAS AND ELECTRIC COMPANY,	Bankruptcy Case No. 19-30088 (DM) Chapter 11 (Lead Case) (Jointly Administered) ORDER CONFIRMING DEBTORS’ AND SHAREHOLDER PROPONENTS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION DATED JUNE 19, 2020
Debtors.
☐ Affects PG&E Corporation ☐ Affects Pacific Gas and Electric Company ☒ Affects both Debtors * All papers shall be filed in the Lead Case, No. 19-30088 (DM).

WHEREAS, on March 16, 2020, PG&E Corporation (“PG&E Corp.”) and Pacific Gas and Electric Company (the “Utility” and together with PG&E Corp., the “Debtors”), as debtors and debtors in possession in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), and certain funds and accounts managed or advised by Abrams Capital Management, L.P. and certain funds and accounts managed or advised by Knighthead Capital Management, LLC (the “Shareholder Proponents”), collectively as “proponents of the plan” within the meaning of section 1129 of title 11 of the United States Code (the “Bankruptcy Code”), filed the Debtors’ and Shareholder Proponents Joint Plan of Chapter 11 Reorganization Dated March 16, 2020 [Docket No. 6320] (as thereafter amended on May 22, 2020 [Docket No. 7521], June 19, 2020 [Docket No. 8048], and as may be further modified, amended, or supplemented from time to time, and together with all exhibits and schedules thereto, the “Plan”);
WHEREAS, on February 10, 2020, Prime Clerk LLC (the “Solicitation Agent”) on behalf of the Plan Proponents, caused the Fire Victim Plan Solicitation Directive to be transmitted to certain law firms as set forth in the Certificate of Service of Craig E. Johnson regarding the Fire Victim Plan Solicitation Directive [Docket No. 5839] (the “Solicitation Directive Certification”);
WHEREAS, by Order dated February 11, 2020 [Docket No. 5732] (the “Scheduling Order”), the Court, among other things, established (i) May 27, 2020, as the date for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), and (ii) May 15, 2020, at 4:00 p.m. (Prevailing Pacific Time) as the deadline for (a) filing and serving objections to confirmation of the Plan (the “Plan Objection Deadline”) and (b) impaired creditors and interest holders in the voting Classes to submit votes to accept or reject the Plan (the “Voting Deadline”);1
WHEREAS, on March 16, 2020, the Court entered (i) an Order [Docket No. 6321] (the “Equity Backstop Approval Order”), which among other things, (a) approved the terms of, and the Debtors’ entry into and performance under, the Backstop Commitment Letters with the Backstop

1 Capitalized terms used herein not otherwise defined have the meanings given to them in the Plan, a copy of which is annexed hereto as Exhibit A, or the Confirmation Memorandum (defined below), as applicable.

Parties, and (b) authorized the incurrence, payment and allowance of all Equity Backstop Obligations (as defined in the Equity Backstop Approval Order) as administrative expense claims, and (ii) an Order [Docket No. 6323] (the “Debt Backstop Approval Order”), which among other things, (a) approved the terms of, and the Debtors’ entry into and performance under, the Debt Financing Commitment Letters (as defined in the Debt Backstop Approval Order), and (b) authorized the incurrence, payment and allowance of all Debt Commitment Obligations (as defined in the Debt Backstop Approval Order) as administrative expense claims;
WHEREAS, on June 16, 2020, the Court entered an Order [Docket No. 7972] (the “Amended Equity Backstop Approval Order”), which among other things, (i) approved the terms of, and the Debtors’ entry into and performance under, the Amended Equity Backstop Commitment Documents (as defined in the Motion, dated June 9, 2020 [Docket No. 7848] (the “Amended Equity Backstop Approval Motion”)) with the Backstop Parties, and (ii) authorized the incurrence, payment and allowance of the Additional Backstop Commitment Share Premium (as defined in the Amended Equity Backstop Approval Motion) as an administrative expense claim;
WHEREAS, on March 17, 2020, the Court entered an Order [Docket No. 6340] (together with all schedules and exhibits thereto, the “Disclosure Statement and Solicitation Procedures Order”), which among other things, (i) approved the Disclosure Statement for Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization (a solicitation version of which is filed at Docket No. 6353, including any exhibits and schedules thereto and as further amended, supplemented, or modified, the “Disclosure Statement”) as containing adequate information as provided under section 1125 of the Bankruptcy Code, (ii) approved the form and manner of notice of hearing on the proposed Disclosure Statement, (iii) approved the procedures for (a) soliciting and tabulating votes to accept or reject the Plan, including procedures for the solicitation of votes from the holders of Fire Victim Claims and the establishment of a Record Date for voting on the Plan and serving related notices, and (b) voting to accept or reject the Plan, including procedures for the solicitation of votes from holders of Fire Victim Claims and the electronic submission of votes, (iv) approved (a) the forms of Ballots and Solicitation Packages (each as defined in the Disclosure

Statement and Solicitation Procedures Order) and procedures for the distribution thereof, including the form of master ballot for the submission of votes to accept or reject the Plan by attorneys representing multiple holders of Fire Victim Claims and related solicitation directive form and solicitation procedures for holders of Fire Victim Claims, and (b) the form of Notice of Non-Voting Status to be sent to holders of Claims and Interests that are Unimpaired under the Plan and who are, pursuant to section 1126(f) of the Bankruptcy Code, conclusively presumed to accept the Plan or are otherwise deemed not entitled to vote on the Plan, and (v) approving the form and manner of the Confirmation Hearing Notice (as defined in the Disclosure Statement and Solicitation Procedures Order);
WHEREAS, on March 25, 2020, the Court entered an Order approving the Supplement to Disclosure Statement for Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization [Docket No. 6483] (the “Disclosure Statement Supplement”);
WHEREAS, commencing on March 30, 2020, the Solicitation Agent, on behalf of the Plan Proponents, caused the Solicitation Packages (as defined in the Disclosure Statement and Solicitation Procedures Order) to be transmitted to all creditors and interest holders in strict compliance with the Solicitation Procedures as set forth in the Certificate of Service of Christina Pullo regarding the Plan, Disclosure Statement, Disclosure Statement Supplement, Solicitation Packages, and notice of the Confirmation Hearing [Docket No. 6893] and supplemental Certificates of Service filed at Docket Nos. 7059, 7082, 7084, 7114, 7123, 7184, 7342, 7348, and 7426 (collectively, the “Solicitation Certifications”), and the foregoing service, including, without limitation, the service of Solicitation Packages, Ballots, Direct Fire Victim Ballots, and Fire Victim Master Ballots to the holders of Fire Victim Claims and HoldCo Rescission or Damage Claims, as applicable, is adequate as provided by Rule 3017 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”);
WHEREAS, the Debtors caused the Confirmation Hearing Notice to be served on all parties in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules and as set forth in the Disclosure Statement and Solicitation Procedures Order, as evidenced by the

Solicitation Certifications and the Affidavit of Publication of Christina Pullo regarding publication of the Confirmation Hearing Notice [Docket No. 6935] (the “Publication Affidavit”);
WHEREAS, the Debtors caused the Confirmation Hearing Notice to be published once in each of: The Wall Street Journal (National Edition), USA Today, The Los Angeles Times, San Francisco Chronicle, The Bakersfield Californian, The Fresno Bee, The Modesto Bee, The Sacramento Bee, The Press Democrat, The San Jose Mercury News, The East Bay Times, The Record, The Paradise Post, The Chico Enterprise Record, The San Francisco Examiner, The Record Searchlight, The Red Bluff Daily News, The Times Standard, The Ukiah Daily Journal, The Union, The Napa Valley Register, The Trinity Journal in Weaverville, The Mad River Union in Arcata, The Del Norte Triplicate in Crescent City, The Mount Shasta Herald in Mount Shasta, The Siskiyou Daily News in Yreka, The Modoc County Record in Alturas, The Ferndale Enterprise in Fortuna, and The Marin Independent Journal; and posted an electronic copy of the Confirmation Hearing Notice on the Case Website, all in accordance with the Disclosure and Solicitation Procedures Order, as evidenced by the Publication Affidavit;
WHEREAS, on April 9, 2020, the Court entered the Order Pursuant to 11 U.S.C. §§ 105 and 363 and Fed. R. Bankr. P. 9019 (I) Approving Case Resolution Contingency Process and (II) Granting Related Relief [Docket No. 6721], which was amended and superseded by the Order entered on April 24, 2020 [Docket No. 6937] (the “CRCP Order”);
WHEREAS, on May 1, 2020, the Debtors filed their Plan Supplement in connection with the Plan [Docket No. 7037] (together with all exhibits and schedules thereto,  as supplemented on May 22, 2020 [Docket No. 7503], May 24, 2020 [Docket No. 7563], June 2, 2020 [Docket No. 7712], June 5, 2020 [Docket No. 7810], June 8, 2020 [Docket No. 7841], June 10, 2020 [Docket No. 7879], June 11, 2020 [Docket No. 7894], and June 12, 2020 [Docket No. 7929], and as it may be further amended, modified, or supplemented from time to time, the “Plan Supplement”);
WHEREAS, the Debtors transmitted or caused to be transmitted notices of the proposed treatment of executory contracts and unexpired leases under the Plan to all applicable contract and lease counterparties, as evidenced by the Certificate of Service of Jamie B. Herszaft [Docket No.

7085], the Certificate of Service of Andrew G. Vignali [Docket No. 7639], the Certificate of Service of Sonia Akter [Docket No. 7883], and the Certificate of Service of Alain B. Francoeur [Docket No. 7906], and the Certificate of Service of Andrew G. Vignali [Docket No. 7982];
WHEREAS, on May 22, 2020, the Plan Proponents filed their Joint Memorandum of Law and Omnibus Response in Support of Confirmation of Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization [Docket No. 7528] (the “Confirmation Memorandum”);
WHEREAS, the Confirmation Hearing was held on May 27, 2020, May 28, 2020, May 29, 2020, June 1, 2020, June 3, 2020, June 4, 2020, June 5, 2020, June 8, 2020, and June 19, 2020;
WHEREAS, the Court has considered all the proceedings held before the Court, the compromises and settlements embodied in and contemplated by the Plan, including without limitation, the settlements embodied in the Public Entities Plan Support Agreements, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Federal Agency Settlement and the State Agency Settlement (collectively, the “Plan Settlements”), the process contained in the CRCP Order, and the evidence regarding confirmation of the Plan, and taken judicial notice of the documents and pleadings filed in these Chapter 11 Cases;
WHEREAS, the Court made certain findings of fact and conclusions of law on the record of the Confirmation Hearing, and such findings and conclusions will be deemed to be incorporated herein in their entirety;
WHEREAS, on June 11, 2020, the Court entered the Order Approving Plan Funding Transactions and Documents in Connection with Confirmation of Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization Dated May 22, 2020 [Docket No. 7909] (the “Financing Approval Order”), which is part of and fully incorporated into this Confirmation Order;
WHEREAS, on June 12, 2020, the Court entered the Order Approving the Parties’ Joint Stipulation Regarding the Registration Rights Agreement and Related Agreements of the Fire Victim

Trust (Docket No. 7913) [Docket No. 7918], which is part of and fully incorporated into this Confirmation Order;
WHEREAS, on June 12, 2020, the Court entered the Order Approving the Parties’ Joint Stipulation Regarding Normalized Estimated Net Income (Docket No. 7914) [Docket No. 7919], which is part of and fully incorporated into this Confirmation Order;
WHEREAS, on June 17, 2020, the Court entered the Memorandum Decision – Confirmation of Debtors’ and Shareholders’ Joint Chapter 11 Plan of Reorganization [Docket No. 8001] (the “Memorandum Decision”),2 which is part of and fully incorporated into this Confirmation Order;
WHEREAS, the Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334, the Order Referring Bankruptcy Cases and Proceedings to Bankruptcy Judges, General Order 24 (N.D. Cal. Feb. 22, 2016), and Bankruptcy Local Rule 5011-1(a); and this is a core proceeding pursuant to 28 U.S.C. § 157(b); and venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409; and
WHEREAS, the Court takes judicial notice of the official docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearings to consider the adequacy of the Disclosure Statement, the Disclosure Statement Supplement, the Solicitation Procedures, the Solicitation Packages, and the Disclosure Statement and Solicitation Procedures Order entered in connection therewith.
NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:
1.          Confirmation.
a.          The Plan, annexed hereto as Exhibit A, is approved, as modified herein, and

2 The reference in the Memorandum Decision to the Memorandum on Objection of Adventist Health, AT&T, Paradise Entities and Comcast to Trust Documents entered on May 26, 2020 [Docket No. 7597] refers to such decision as it was supplemented on the record of the hearing on June 11, 2020.

confirmed under section 1129 of the Bankruptcy Code.  The terms of the Plan, all exhibits thereto, the Plan Supplement, the Financing Approval Order, and the Memorandum Decision are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.
b.          The documents contained in the Plan Supplement and exhibits to the Plan, and any amendments, modifications, and supplements thereto, and the execution, delivery, and performance thereof by the Debtors, are authorized and approved.  The parties to the documents contained in the Plan Supplement and exhibits to the Plan may exchange signature pages prior to the Effective Date, as necessary or appropriate, to be held in escrow on the condition that such signature pages shall not be released from escrow until the Effective Date.
c.          All documents necessary to implement the Plan, including without limitation, the exhibits to the Plan, the Plan Supplement, the Plan Documents, the Plan Funding Documents, and all other relevant and necessary documents shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.
2.          Plan Modifications and Amendments.
a.          All modifications and amendments made to the Plan and on the record at the Confirmation Hearing do not materially and adversely affect the treatment of holders of Claims or Interests under the Plan and comply with section 1127 of the Bankruptcy Code, and therefore, no additional disclosure or further solicitation is required.  The Plan Proponents may institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or this Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as so amended, modified, or supplemented. Prior to the Effective Date, the Plan Proponents may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not materially and adversely affect the treatment of holders of Claims and Interests; provided, further, that no party may make material modifications or amendments to the Plan and the documents contained in the Plan Supplement (as amended, modified or supplemented) that are inconsistent with the Plan, this Confirmation Order, or the Bankruptcy Code without approval of the Bankruptcy Court.
b.          Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Plan or Plan Documents, including any amendments or modifications thereto, shall be in form and substance acceptable to the Governor of the State of California (the “Governor’s Office”) as of the Effective Date.
3.          Compromises and Settlements.  The compromises and settlements set forth in the Plan and/or described in the Confirmation Memorandum, including, without limitation, the Plan Settlements, the Public Entities Plan Support Agreements and the Wildfire OII Settlement, are the product of good faith, arm’s-length negotiations, and to the extent not already approved, are approved and will be effective immediately and binding on all parties in interest.
4.          Wildfire Legislation (A.B. 1054) Compliance.
a.          The Debtors’ insolvency proceeding is resolved pursuant to the Plan and is not subject to a stay.
b.          The resolution of these proceedings provides funding or establishes reserves for, provides for assumption of, or otherwise provides for satisfying all prepetition wildfire claims asserted against the Debtors in the Chapter 11 Cases in the amounts agreed upon in any pre-insolvency proceeding settlement agreements or any post-insolvency settlement agreements, authorized by the Court through an estimation process or otherwise allowed by the Court, in satisfaction of California Public Utilities Code section 3292(b)(1)(B), enacted through Wildfire Legislation (A.B. 1054), through the payment of the consideration on account of the Fire Victim Claims as provided in the Plan and in the Tort Claimants RSA, payment of the consideration on account of the Subrogation Wildfire Claims as provided in the Plan and in the Subrogation Claims RSA, and payment of the consideration on account of the Public Entities Wildfire Claims as provided in the Plan and in the Public Entities Plan Support Agreements, in each case in restitution and in full and final satisfaction, settlement, release, and discharge of such claims.  The foregoing settlements embodied in the Plan were accepted by the relevant holders of Fire Claims in Classes 5A-I (HoldCo Public Entities Wildfire Claims), 5A-II (HoldCo Subrogation Wildfire Claims), 5A-III (HoldCo Fire Victim Claims), 5B-I (Utility Public Entities Wildfire Claims), 5B-II (Utility Subrogation Wildfire Claims), and 5B-III (Utility Fire Victim Claims).
5.          Plan Classification Controlling.  The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  For the avoidance of doubt, any Claims arising out of the 2015 Butte fires that are the subject of fully effective, valid and enforceable prepetition settlement agreements with the Debtor(s) are, and shall be treated as, Prepetition Executed Settlement Claims under the Plan.
6.          Solicitation of Votes.  Based on the record before the Court in these Chapter 11 Cases, the Plan Proponents and their directors, officers, employees, members, agents, advisors, and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement and Solicitation Procedures Order, in connection with all their respective activities relating to the solicitation of acceptances or rejections of the Plan (including, without limitation, with respect to the solicitation of votes of holders of Fire Victim Claims and HoldCo Rescission or Damage Claims) and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.  Such solicitation, including with respect to the third-party injunction, Channeling Injunction, third-party release, and exculpation provisions of the Plan, also satisfies the requirements of due process.
7.          Binding Effect.  Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of this Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted the Plan.

8.          Vesting of Assets.  Pursuant to Section 10.2 of the Plan, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets and property of the Debtors shall vest in the Reorganized Debtors, as applicable, free and clear of all Claims, Liens, charges, and other interests, except as otherwise provided in the Plan or in this Confirmation Order. The Reorganized Debtors may operate their businesses and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as otherwise provided in the Plan or this Confirmation Order.
9.          Distributions.  Pursuant to Section 5.1 of the Plan, except as otherwise provided in the Plan or in this Confirmation Order, the Wildfire Trust Agreements, or the Claims Resolution Procedures, the Disbursing Agent shall make all distributions to the appropriate holders of Allowed Claims, or such other persons designated by the Plan, in accordance with the terms of the Plan.  Pursuant to Section 5.6 of the Plan, Fire Claims subject to the Channeling Injunction shall not be administered by the Disbursing Agent and shall instead be administered by the Wildfire Trusts.
10.          No Postpetition or Default Interest on Claims.  Pursuant to Section 5.3 of the Plan, except as otherwise specifically provided for in the Plan or this Confirmation Order, or another order of the Court or required by the Bankruptcy Code, postpetition and/or default interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.
11.          Date of Distributions.  Pursuant to Section 5.4 of the Plan, unless otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as reasonably practicable thereafter; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine appropriate. Holders of Fire Claims subject to the Claims Resolution Procedures shall receive distributions in accordance with the applicable Claims Resolution Procedures.
12.          Disbursing Agent.  Pursuant to Section 5.6 of the Plan, except as otherwise provided in the Plan or the Wildfire Trust Agreements, all distributions under the Plan shall be made by the Disbursing Agent, on behalf of the applicable Debtor, on and after the Effective Date as provided therein.  Pursuant to Section 5.14 of the Plan, the Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by further order of the Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.
13.          Satisfaction of Claims.  Unless otherwise provided by the Plan, any distributions and deliveries made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.
14.          Setoffs and Recoupment.
a.          Pursuant to Section 5.13 of the Plan, each Debtor or Reorganized Debtor, as applicable, or such Entity’s successor or designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim under the Plan will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that any such entity or it successor or designee may possess against such holder.
b.          Except as provided in Section 10.7 of the Plan, any rights of setoff or recoupment or defenses thereto held by any Entity are expressly retained and preserved, subject to any applicable limitations of the Bankruptcy Code.
15.          Restructuring Transactions; Effectuating Documents.
a.          Following the Confirmation Date or as soon as reasonably practicable thereafter, the

Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or to obtain any of the Plan Funding and Exit Financing (collectively, the “Restructuring Transactions”), including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the amendment, restatement, and, to the extent applicable, the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution, or bylaws pursuant to applicable state or federal law, (iv) the execution and delivery of the Plan Documents, (v) the issuance of securities (including, without limitation, pursuant to the Plan Funding Transactions (as defined in the Financing Approval Order)), all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule (except such filings, approvals and authorizations as may be required, necessary or desirable for offerings of securities not exempt from the Securities Act pursuant to section 1145 of the Bankruptcy Code), (vi) such other transactions that are necessary or appropriate to implement the Plan in a tax efficient manner, (vii) the cancellation of existing securities, (viii) the negotiation, preparation, execution, delivery of and performance under the Plan Funding Documents, prior to, on or after the Effective Date, to the extent necessary or appropriate to effectuate any of the Plan Funding Transactions, in each case without notice, hearing, or further order of the Court, and (ix) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.
b.          The Indenture of Mortgage, entered into by Pacific Gas and Electric Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as may be amended or supplemented from time to time (the “FMB Indenture”) shall (i) describe the properties to be encumbered by the lien of the FMB Indenture by any of the following methods: Assessor’s Parcel Number, or by Instrument Number (or Book and Page Number) of the instrument conveying such property to Debtor (or its predecessor), or by metes and bounds, or by reference to a parcel map, or by other legally sufficient means; (ii) be presented to the various Recorders’ Offices in the California counties where property of the Debtor is to be encumbered by the lien of the Indenture; and (iii) when so presented to such Recorders’ Offices, then such Recorders’ Offices are instructed and directed to accept such FMB Indenture for recording, and such Indenture shall be recorded and indexed against the subject properties in the appropriate real property records maintained by such Recorders’ Offices.
c.          Each officer, or member of the board of directors, of the Debtors is (and each officer, or member of the board of directors of the Reorganized Debtors shall be) authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the securities issued pursuant to the Plan and any Plan Funding Transactions in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.
d.          Any of the (i) respective chairperson of the board of directors, president, any vice president and (ii) any of the respective corporate secretary, chief financial officer, treasurer or any assistant secretary or assistant secretary of each Debtor are authorized to sign and file with the California Secretary of State an officer’s certificate with respect to the amended and restated articles of incorporation of such Debtor, substantially in the form provided in Exhibits B-1 and C-1 of the Plan Supplement filed on June 8, 2020 [Docket No. 7841] (the “New Articles”) without the need for any further action of the respective board of directors or shareholders of the Debtors.
e.          All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate action required by the Debtors or Reorganized Debtors in connection therewith, including, but not limited to, (i) the amendment and restatement of the articles of incorporation of each of the Debtors or Reorganized Debtors, substantially in the form set forth in the New Articles, (ii) the amendment and restatement of the bylaws of each of the Debtors or Reorganized Debtors, substantially in the form set forth in Exhibits B-2 and C-2 of the Plan Supplement filed on June 8, 2020 [Docket No. 7841] (the “New Bylaws”), (iii) the establishment of a classified board of directors as substantially set forth in the New Bylaws, (iv) the establishment of restrictions on the transfer of certain securities of the Debtors and Reorganized Debtors (the “NOL Transfer Restrictions”), substantially in the form set forth in the New Articles (which NOL Transfer Restrictions may be implemented with like effectiveness in either the New Articles or New Bylaws on or prior to the Effective Date), and, (v) pursuant to and subject to Paragraph 21 below, the selection and appointment of the New Board, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders of the Debtors and Reorganized Debtors.
f.          Upon the certification of the New Articles by the California Secretary of State, the Debtors (or, if applicable, the Reorganized Debtors) shall provide notice of the NOL Transfer Restrictions to all registered holders of shares of common stock of each of the Debtors in accordance with California Corporation Code Section 422(c) and California Commercial Code Section 8204(2).  Upon receipt of such notice, the NOL Transfer Restrictions shall become binding and effective with respect to all shares of common stock of each of the Debtors held by such registered holders.
16.          Continued Corporate Existence and Certain CPUC Matters.
a.          Pursuant to Section 6.3 of the Plan, except as otherwise provided in the Plan or in this Confirmation Order, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized.  On and after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.  The Reorganized Debtors shall not amend their articles of incorporation, bylaws, or other governing documents in any manner inconsistent with the Plan or this Confirmation Order.  The first annual meeting of the shareholders of the Reorganized Debtors shall be held on a date and at a time that is within fifteen (15) months of the certification of their respective amended and restated articles of incorporation by the California Secretary of State, as such date and time shall be designated by the New Boards of the respective Reorganized Debtors.
b.          The Utility will comply with and implement the provisions of the CPUC Assigned Commissioner’s Ruling dated February 18, 2020 (“ACR”), to the extent adopted by, and as modified by, the decision of the California Public Utilities Commission (the “CPUC” or the “Commission”) in I.19-09-016 approving the Plan (the “CPUC Decision”) (except insofar as such provisions are in the future waived, modified or terminated by the CPUC).  Except as expressly stated in the CPUC Decision or this paragraph, the provisions of the ACR regarding selection of members of the Boards,3 responsibilities of Board committees,4 and Board approvals of senior management,5 will in any event expire on the earliest of (i) a continuous period of five years in which the Reorganized Utility has not entered Part II of the Enhanced Regulatory Oversight and Enforcement Process (as set forth in Appendix A to the CPUC Decision), (ii) a continuous period of two years in which the Reorganized Utility, having exited Part II of the Enhanced Regulatory Oversight and Enforcement Process, has not re-entered Part II, or (iii) the date on which the CPUC has approved a change in control of the Reorganized Debtors and associated termination of the Enhanced Regulatory Oversight and Enforcement Process.   Notwithstanding the foregoing, the provision in the ACR regarding residency of directors6 shall apply to the directors as of the Effective Date.

3 ACR Proposal 4.
4 ACR Proposals 2, 3, 10.
5 ACR Proposals 1, 5.
6 ACR Proposal 4.

c.          Pursuant to the CPUC Decision, the Utility will seek to implement a regional restructuring plan.  The Utility will file an application with the CPUC by June 30, 2020 regarding its proposed restructuring, and will take interim steps in furtherance of its proposed regional restructuring.
17.          Subrogation Wildfire Trust.
a.          Establishment of the Subrogation Wildfire Trust. (i) The Plan Proponents are authorized to establish and implement the Subrogation Wildfire Trust in accordance with the terms of this Confirmation Order, the Plan, and the Subrogation Wildfire Trust Agreement, and (ii) the Subrogation Wildfire Trustee is authorized to carry out the purposes of the Subrogation Wildfire Trust, as set forth in and subject to the Plan and the Subrogation Wildfire Trust Agreement.  Funding of the Subrogation Wildfire Trust as provided herein and in the Plan shall be in restitution and in full and final satisfaction, release, and discharge of all Subrogation Wildfire Claims.  In accordance with the Subrogation Wildfire Trust Agreement and the Subrogation Wildfire Claim Allocation Agreement, each of which shall become effective as of the Effective Date, the Subrogation Wildfire Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay all Subrogation Wildfire Claims. On the Effective Date, all Subrogation Wildfire Claims shall be channeled to the Subrogation Wildfire Trust and shall be subject to the Channeling Injunction.
b.          Qualified Settlement Fund.  Each trust comprising the Subrogation Wildfire Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Subrogation Wildfire Trust as a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable.  The Subrogation Wildfire Trustee and all holders of Subrogation Wildfire Claims shall report consistently with the foregoing.  The Subrogation Wildfire Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Subrogation Wildfire Trust and, in such capacity, the Subrogation Wildfire Trustee shall be responsible for filing all tax returns of the Subrogation Wildfire Trust and, out of the assets of the Subrogation Wildfire Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Subrogation Wildfire Trust (including any tax liability arising in connection with the distribution of trust assets), and shall be permitted to sell any assets of the Subrogation Wildfire Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).
c.          Subrogation Wildfire Trustee.  The Subrogation Wildfire Trust shall be governed by the Subrogation Wildfire Trust Agreement and administered by the Subrogation Wildfire Trustee. The powers and duties of the Subrogation Wildfire Trustee shall be as described in Section 6.5 of the Plan and shall include, but shall not be limited to, those responsibilities vested in the Subrogation Wildfire Trustee pursuant to the terms of the Subrogation Wildfire Trust Agreement, or as may be otherwise necessary and proper to (i) make distributions to holders of Subrogation Wildfire Claims in accordance with the terms of the Plan, this Confirmation Order, the Subrogation Wildfire Trust Agreement, and the Subrogation Wildfire Claim Allocation Agreement, and (ii) carry out the provisions of the Plan and this Confirmation Order relating to the Subrogation Wildfire Trust and the Subrogation Wildfire Claims.
d.          Subrogation Wildfire Trust Advisory Board.  The Subrogation Wildfire Trust Advisory Board shall be appointed on the Effective Date. The rights and responsibilities of the Subrogation Wildfire Trust Advisory Board shall be set forth in the Subrogation Wildfire Trust Agreement and Section 6.6 of the Plan. The Subrogation Wildfire Trust Advisory Board shall, as and when requested by the Subrogation Wildfire Trustee, or as is otherwise either (i) required under the Plan, this Confirmation Order, or the Subrogation Wildfire Trust Agreement, or (ii) contemplated by the Subrogation Wildfire Claim Allocation Agreement, consult with and advise the Subrogation Wildfire Trustee as to the administration and management of the Subrogation Wildfire Trust in accordance with the terms of the Plan, this Confirmation Order, and/or the Subrogation Wildfire Trust Agreement.
e.          Costs and Expenses of the Subrogation Wildfire Trust.  The Subrogation Wildfire

Trust shall pay all expenses of the Subrogation Wildfire Trust from the assets of the Subrogation Wildfire Trust, as provided in the Subrogation Wildfire Trust Agreement.
f.          Assignment of Rights. Nothing in this Confirmation Order, the Plan, or any of the Plan Documents shall be construed as addressing the merits of any purported assignment of rights to insurance policy proceeds, and each insurer’s rights and defenses with respect to (a) any assignment of any insurance policies, and (b) any entitlements to insurance proceeds, are hereby expressly reserved.
g.          Subrogation Wildfire Trust Escrow Agreement.  The Debtors and Ad Hoc Subrogation Group have agreed as follows, which agreement is hereby approved by the Court, and the Debtors are hereby authorized and directed to take all actions set forth below to implement such agreement:
i.          Within two (2) business days of the Confirmation Date, the Debtors shall advance $5,000,000 in cash (the “Trustee Advance”) of the $11,000,000,000 subrogation claims recovery by wire transfer to Willkie Farr & Gallagher LLP (“Willkie”), pursuant to wiring instructions to be provided by Willkie.  Willkie shall use the Trustee Advance solely to pay the fees and expenses of the future Subrogation Wildfire Trustee incurred prior to the Effective Date of the Plan, and any unused portion of the Trustee Advance will be transferred to the Subrogation Wildfire Trust on the Effective Date of the Plan.  If the Effective Date of the Plan does not occur, then such unused portion shall be returned to the Debtors.
ii.          On the Effective Date of the Plan, the Debtors shall (i) fund $100,000,000 to the Subrogation Wildfire Trust, and (ii) place the remaining $10,895,000,000 (the “Subrogation Escrow Funds”) in a segregated escrow or similar account (the “Subrogation Escrow Account”), established and owned by the Subrogation Wildfire Trust for the benefit of holders of Subrogation Wildfire Claims, which will be held at a financial institution reasonably acceptable to the Ad Hoc Subrogation Group and the Debtors (the “Subrogation Escrow Agent”), subject to an escrow agreement mutually acceptable to the Ad Hoc Subrogation Group and the Debtors (the “Subrogation Escrow Agreement”). The Subrogation Escrow Funds shall be held in the

Subrogation Escrow Account in trust for the Subrogation Wildfire Trust beneficiaries and shall not be subject to any claim, lien or encumbrance of any kind.
iii.          The Subrogation Escrow Funds shall be held in the Subrogation Escrow Account for the lesser of (i) fifteen (15) calendar days, or (ii) the amount of time needed to earn an amount in interest or appreciation on the Subrogation Escrow Funds equal to $3,986,950 (the “Holding Period”).  The Subrogation Escrow Agent shall provide the Subrogation Trustee with written notice of the termination of the Holding Period within one (1) business day thereof.  Immediately upon the conclusion of the Holding Period and without further action or notice required to be provided by the Reorganized Debtors or the Ad Hoc Subrogation Group, the Subrogation Escrow Agent shall transfer $10,895,000,000, plus any interest or appreciation accrued or earned in excess of $3,986,950 (the “Butte Settlement Payment”) to the Subrogation Wildfire Trust.  The remaining balance of the Subrogation Escrow Funds shall be paid by the Subrogation Escrow Agent in accordance with the Court’s Order Pursuant to 11 U.S.C. §§ 105(a) and 363(b) and Fed. R. Bankr. P. 9019 Approving (I) Debtors’ Agreement and Settlement with People of the State of California and (II) Granting Related Relief [Docket No. 6785].  In the event the remaining balance of the Subrogation Escrow Funds is insufficient to pay the Butte Settlement Payment in full, the Reorganized Debtors shall be solely responsible for any such shortfall, and under no circumstances shall less than $10,895,000,000 be transferred to the Subrogation Wildfire Trust at the conclusion of the Holding Period in accordance with the Subrogation Escrow Agreement.
iv.          The Subrogation Escrow Funds may only be invested in U.S. Federal Government securities with a term of one year or less or other short-term fixed income assets as approved by the Ad Hoc Subrogation Group in its sole discretion.  The Reorganized Debtors shall be solely responsible for the payment of any and all fees, expenses, taxes or other costs associated with the Subrogation Escrow Funds and the Escrow Agent and no such fees, expenses, taxes or other costs shall be deducted from the Escrow Funds (or any interest or appreciation earned thereon).
18.          Fire Victim Trust.
a.          Establishment of the Fire Victim Trust.  (i) The Plan Proponents are authorized to establish and implement the Fire Victim Trust in accordance with the terms of this Confirmation Order, the Plan, the Fire Victim Trust Agreement and the Fire Victim Claims Resolution Procedures (the Fire Victim Trust Agreement together with the Fire Victim Claims Resolution Procedures, the “Fire Victim Trust Documents”), and (ii) the Fire Victim Trustee is authorized to carry out the purposes of the Fire Victim Trust, as set forth in and subject to the Plan, this Confirmation Order, and the Fire Victim Trust Documents.  The Fire Victim Trust shall, among other tasks described in the Plan or the Fire Victim Trust Documents, administer, process, settle, resolve, liquidate, satisfy, and pay all Fire Victim Claims, and prosecute or settle all Assigned Rights and Causes of Action.  On the Effective Date, all Fire Victim Claims shall be channeled to the Fire Victim Trust and shall be subject to the Channeling Injunction. The Fire Victim Trust shall be funded with the Aggregate Fire Victim Consideration.  Funding of the Fire Victim Trust as provided herein and in the Plan shall be in restitution and full and final satisfaction, release, and discharge of all Fire Victim Claims.  To the extent, if any, a holder of a Fire Victim Claim asserts damages against the Debtors or the Fire Victim Trust for amounts covered by a policy of insurance, the Fire Victim Trust may receive a credit against the Fire Victim Claim of any such holder, its predecessor, successor, or assignee, for insurance coverage amounts as provided in the Plan, this Confirmation Order and the Fire Victim Trust Documents.  In addition, coverage provisions of any insurance policy for losses resulting from a Fire and any funds received by any holder of a Fire Victim Claim, net of attorney’s fees, shall satisfy, to the extent applicable, any amounts of restitution the Debtors or Reorganized Debtors might be subject to under Cal. Penal Code § 1202.4.
b.          Qualified Settlement Fund.  The Fire Victim Trust shall qualify as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Fire Victim Trust as a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable. The Fire Victim Trustee and all holders of Fire Victim Claims shall report consistently with the foregoing.  The Fire Victim Trustee shall be the “administrator,”

within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Fire Victim Trust and, in such capacity, the Fire Victim Trustee shall be responsible for filing all tax returns of the Fire Victim Trust and, out of the assets of the Fire Victim Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Fire Victim Trust (including any tax liability arising in connection with the distribution of trust assets), shall be permitted to sell any assets of the Fire Victim Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).
c.          Fire Victim Trust Documents.  On the Effective Date, the Fire Victim Trust Documents shall become effective.
d.          Fire Victim Trust Administration.  No parties other than holders of Fire Victim Claims shall have a right or involvement in the Fire Victim Trust Documents, the administration of the Fire Victim Trust, the selection of the Fire Victim Trustee, settlement fund administrator, claims administrator, or the Fire Victim Trust Oversight Committee.  The Fire Victim Claims shall be administered by the Fire Victim Trustee, Claims Administrator, and the Fire Victim Trust Oversight Committee, as set forth in the Fire Victim Trust Documents, the Plan, and this Confirmation Order, independent of the Debtors and/or Reorganized Debtors, as applicable.  The Fire Victim Claims shall be administered, allocated and distributed in accordance with applicable ethical rules and subject to adequate informed consent procedures. The Fire Victim Trustee shall receive settlement allocations consistent with Rule 1.8(g) of the Model Rules of Professional Conduct. The rules and procedures governing the administration and allocation of the funds from the Fire Victim Trust shall be objectively and consistently applied and transparent.  No party other than holders of Fire Victim Claims, including but not limited to the Debtors, the Reorganized Debtors, and any holders of Claims or Interests other than holders of Fire Victim Claims, shall have any rights to any of the proceeds in the Fire Victim Trust, or any clawback or reversionary interest of any of the consideration (whether Cash or otherwise) allocated to any of the holders of Fire Victim Claims generally or in the total amount funded to the Fire Victim Trust.
e.          Fire Victim Trustee and Claims Administrator.

i.          From and after the entry of this Confirmation Order, the beneficial interests in the Fire Victim Trust held by Beneficial Owners (as defined in the Fire Victim Trust Agreement), including a Fire Victim Claim, are not negotiable and shall be non-transferable other than if transferred by will, intestate succession, or otherwise by operation of law.  Additionally, the holder of any interest in the Fire Victim Trust may assign, convey or otherwise transfer its interest in the Fire Victim Trust, including a Fire Victim Claim, to its successor by merger, consolidation, or by purchase or transfer of substantially all of the assets of the holder of the interests in the Fire Victim Trust.   Moreover, any and all Fire Victim Trust Interests (as defined in the Fire Victim Trust Agreement) shall not be listed for trading on any national securities exchange and the Fire Victim Trustee shall not take any action the purpose of which is, or which would be in support of, the establishment of an active trading market in the beneficial interests in the Fire Victim Trust.  No voluntary transfer of a beneficial interest in the Fire Victim Trust shall be effective or binding upon the Fire Victim Trust or the Fire Victim Trustee for any purpose, except as otherwise set forth in the Fire Victim Trust Agreement.  In the case of a deceased individual Beneficial Owner, his or her executor or administrator shall provide written notice to the Fire Victim Trustee and deliver to the Fire Victim Trustee such documentation necessary to evidence the transfer by operation of law and identify the proper Person to succeed to such decedent’s interests. The Fire Victim Trustee may fully rely on any such evidence provided by a purported executor or administrator and shall have no duty to investigate.
ii.          The Fire Victim Trust shall be governed by the Fire Victim Trust Documents, the Plan and this Confirmation Order, and administered by the Fire Victim Trustee, Claims Administrator, and Fire Victim Trust Oversight Committee. The power, rights, and responsibilities of the Fire Victim Trustee, Claims Administrator, and Fire Victim Trust Oversight Committee shall be as provided in the Fire Victim Trust Agreement and consistent with Sections 6.7 and 6.8 of the Plan and shall include the authority and responsibility to, among other things, take the actions set forth in Sections 6.7 and 6.8 of the Plan.  Notwithstanding anything to the contrary in the Fire Victim Trust Documents, the Parties to the State Agency Settlement [Docket No. 7399-2] and the Federal

Agency Settlement [Docket No. 7399-1] shall not be required to execute a Claimant Release and Indemnification in Connection with the Fire Victim Trust Award (as defined in the Fire Victim Trust Agreement).
iii.          The Fire Victim Trustee will be appointed as the representative of each of the Debtors’ estates pursuant to section 1123(a)(5), (a)(7), and (b)(3)(B) of the Bankruptcy Code and as such will be vested with the authority and power (subject to the Fire Victim Trust Agreement, the Plan, and this Confirmation Order) to, among other things: (i) administer, object to or settle Fire Victim Claims; (ii) make distributions to holders of Fire Victim Claims in accordance with the terms of the Fire Victim Trust Documents, the Plan, and this Confirmation Order; and (iii) carry out the provisions of the Plan and this Confirmation Order related to the Fire Victim Trust and the Fire Victim Claims, including but not limited to prosecuting or settling all Assigned Rights and Causes of Action in his or her capacity as a trustee for the benefit of holders of Fire Victim Claims.
iv.          Justice John K. Trotter, Jr. shall be the Fire Victim Trustee and Cathy Yanni shall be the Claims Administrator in accordance with the Fire Victim Trust Documents.
f.          Fire Victim Trust Oversight Committee.  The Fire Victim Trust Oversight Committee shall be appointed on or before the Effective Date and will be announced in a filing by the Fire Victim Trust with the Court and by a post on the Fire Victim Trust’s website.  The Fire Victim Trust Oversight Committee shall consist of members selected and appointed by the Consenting Fire Claimant Professionals and the Tort Claimants Committee.  The rights and responsibilities of the Fire Victim Trust Oversight Committee shall be as set forth in Section VI of the Fire Victim Trust Agreement.
g.          Assigned Rights and Causes of Action.  Unless otherwise expressly provided under the Plan, on the Effective Date, all Assigned Rights and Causes of Action will vest in the Fire Victim Trust.  On and after the Effective Date, the transfer of the Assigned Rights and Causes of Action to the Fire Victim Trust will be deemed final and irrevocable and distributions may be made from the Fire Victim Trust.  The Fire Victim Trustee shall have the express authority and standing necessary to take all actions to prosecute or settle, as set forth in the Fire Victim Trust Documents, the Plan, and this Confirmation Order, any and all Assigned Rights and Causes of Action, including the ability to seek non-privileged discovery from the Reorganized Debtors in accordance with applicable law and consistent with the terms of Section 10.14 of the Plan.  The definition of Assigned Rights and Causes of Action in the Plan controls in any conflict between that definition and the Schedule of Retained Rights and Causes of Action previously filed as part of the Plan Supplement [Docket No. 7037].  The Court shall retain jurisdiction post-confirmation to resolve any dispute that may arise regarding the Schedule of Assigned Rights and Causes of Action and the Schedule of Retained Rights and Causes of Action.  All rights and defenses of any Entity with respect to any Assigned Right and Cause of Action asserted by the Fire Victim Trust against such Entity may be asserted against the Fire Victim Trust, including seeking discovery from the Reorganized Debtors in accordance with applicable law.  If the Effective Date has not occurred by August 29, 2020, and if the Tort Claimants RSA’s automatic termination that is triggered by such an event has been waived pursuant to Section 3(a)(ii) of the Tort Claimants RSA, the Fire Victim Trustee shall be granted standing by the Debtors, so long as such waiver is in effect, to pursue any and all Assigned Rights and Causes of Action prior to the Effective Date.  Immediately upon termination of such waiver, such standing shall terminate and all rights to pursue the Assigned Rights and Causes of Action shall automatically revert to the Debtors.
h.          Funding on the Effective Date.  On the Effective Date of the Plan: (i) the Debtors shall fund $5.4 billion in cash less any amounts as provided in the orders appointing Cathy Yanni and Justice John K. Trotter, entered at Docket Nos. 6759 and 6760 respectively, to the Fire Victim Trust by wiring instructions to be provided to the Debtors by the Fire Victim Trustee no less than two (2) business days prior to the Effective Date; and (ii) the Debtors or Reorganized Debtors, as applicable, shall transfer to the Fire Victim Trust the New HoldCo Common Stock as provided in Sections 4.7 and 4.26 of the Plan.  Justice John K. Trotter may take such action prior to the Effective Date as he determines necessary or appropriate to allow the Fire Victim Trust to be able to receive the foregoing funding on the Effective Date, including, without limitation, filing the certificate of trust and other documentation with the appropriate governmental entities, obtaining a tax identification number, and completing “Know Your Customer” documentation at the applicable financial institutions.
i.          Offsets for Fire Victim Insurance Recoveries.  For the reasons set forth in the Memorandum on Objection of Adventist Health, AT&T, Paradise Entities and Comcast to Trust Documents entered on May 26, 2020 [Docket No. 7597], the process for assessing future offsets for available insurance recoveries set forth in Section 2.6 of the Fire Victim Trust Agreement is reasonable, proper and necessary and is approved in all respects.
j.          Approval of Tax Benefit Payment Agreement.  On and after the Confirmation Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute, deliver, enter into, and perform under the Tax Benefit Payment Agreement.
k.          Court Review of Claims.  Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or the Fire Victim Trust Documents, only the parties who timely submitted an objection to the Fire Victim Trust Documents as noted herein7 shall have the right to seek court review in accordance with Section IX of the Fire Victim Claims Resolution Procedures.
l.          Modifications to Fire Victim Trust Documents.  Notwithstanding anything to the contrary in the Plan, this Confirmation Order or the Fire Victim Trust Documents, any material amendment or modification of the Fire Victim Trust Documents that is inconsistent with the terms of the Plan, this Confirmation Order or the Bankruptcy Code, shall be subject to approval of the Court.
m.          Attorneys’ Fees.  Notwithstanding anything to the contrary in the Plan, this Confirmation Order or the Fire Victim Trust Documents, nothing shall preclude a holder of a Fire Victim Claim from recovering attorneys’ fees in accordance with California law in connection with

7 The parties who timely submitted objections to the Fire Victim Trust Documents are listed as follows: Adventist Health System/West and Feather River d/b/a Adventist Health Feather River, Paradise Unified School District, Northern Recycling and Waste Services, LLC/Northern Holdings, LLC, Napa County Recycling & Waste Services, LLC/Napa Recycling & Waste Services, LLC, Christian & Missionary Alliance Church of Paradise, d/b/a Paradise Alliance Church, Paradise Irrigation District, AT&T Corp. and all affiliates, and Comcast Cable Communications, LLC and all affiliates [Docket Nos. 7072 and 7121], Butte County Mosquito and Vector Control District [Docket No. 7145], Eric and Julie Carlson [Docket Nos. 7207 and 7363], Karl Knight [Docket No. 7366], and Mary Kim Wallace [Docket No. 7367].

its Fire Victim Claim asserted against the Fire Victim Trust.
n.          Assumed Executory Contracts. The Fire Victim Trust shall not have any rights of the Debtors or Reorganized Debtors under any executory contract or unexpired lease that is assumed under section 365 of the Bankruptcy Code pursuant to the Plan or during the Chapter 11 Cases, except to the extent that an Assigned Right or Cause of Action arises under such an assumed executory contract or assumed unexpired lease. The Debtors’ or Reorganized Debtors’ assumption of an executory contract or unexpired lease shall not impair or diminish an Assigned Right or Cause of Action that arises under such assumed executory contract or assumed unexpired lease.
o.          Costs and Expenses of the Fire Victim Trust.  Except as otherwise provided in Subparagraph h of this Paragraph 18, the Fire Victim Trust shall pay all expenses of the Fire Victim Trust from the assets of the Fire Victim Trust, as provided in the Fire Victim Trust Documents and under no circumstances shall any such expenses be paid by the Reorganized Debtors.
19.          Public Entities Segregated Defense Fund.  On the Effective Date, the Reorganized Debtors shall fund the Public Entities Segregated Defense Fund in accordance with the terms of the Public Entities Plan Support Agreements.  The Public Entities Segregated Defense Fund shall be maintained by the Reorganized Debtors until the later of (i) the expiration of the applicable statute of limitations period for any and all Public Entities Third Party Claims and (ii) the conclusion of all litigation, including appeals, involving the Public Entities Third Party Claims.
20.          Go-Forward Wildfire Fund.
a.          On or about the Effective Date, the Debtors shall contribute, in accordance with the Wildfire Legislation (A.B. 1054), an initial contribution of approximately $4.8 billion and first annual contribution of approximately $193 million, to the Go-Forward Wildfire Fund in order to secure the participation of the Reorganized Debtors therein.
b.          The Reorganized Debtors shall also be responsible for ongoing funding commitments to the Go-Forward Wildfire Fund as required by the terms thereof and the Wildfire Legislation (A.B. 1054).
21.          Officers and Boards of Directors.

a.          The composition of the New Boards has been disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.
b.          Except as otherwise provided in the Plan Supplement, or disclosed to the Court at the Confirmation Hearing, the officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date.8
c.          Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of the respective Reorganized Debtor on and after the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.
d.          Commencing on the Effective Date, the directors of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.
22.          Management Incentive Plan.  On or after the Effective Date, the Management Incentive Plan may be established and implemented at the discretion of the New Board and in compliance with the Wildfire Legislation (A.B. 1054).
23.          Cancellation of Existing Securities and Agreements.
a.          Pursuant to Section 6.13 of the Plan, except for the purpose of enabling holders of Allowed Claims to receive a distribution under the Plan as provided therein and except as otherwise set forth in the Plan, the Plan Supplement or this Confirmation Order, on the Effective Date, all agreements, instruments, and other documents evidencing any prepetition Claim or any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect.  For

8 The identities of the Chief Safety Officer and the Chief Risk Officer of the Reorganized Debtors must be acceptable to the Governor’s Office as of the Effective Date.

the avoidance of doubt, in accordance with Sections 4.13, 4.15, 4.19, 4.33, and 4.34 of the Plan, none of the HoldCo Common Interests, the HoldCo Other Interests, the Utility Reinstated Senior Note Documents, the Utility Preferred Interests, or the Utility Common Interests shall be cancelled pursuant to the Plan.  The holders of, or parties to, such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan.
b.          Except as otherwise set forth in the Plan or in this Confirmation Order, the Funded Debt Trustees shall be released and discharged from all duties and responsibilities under the applicable Funded Debt Documents; provided that, notwithstanding the releases in Article X of the Plan, entry of this Confirmation Order, or the occurrence of the Effective Date, each of the Funded Debt Documents or agreements that governs the rights of the holder of a Claim shall continue in effect to the extent necessary to: (i) enforce the rights, Claims, and interests of the Funded Debt Trustees thereto vis-a-vis any parties other than the Released Parties; (ii) allow the holders of Allowed Funded Debt Claims, Utility Senior Note Claims, or Utility PC Bond (2008 F and 2010 E) Claim, as applicable, to receive distributions under the Plan, to the extent provided for under the Plan; (iii) appear to be heard in the Chapter 11 Cases or in any proceedings in the Court or any other court; (iv) preserve any rights of the Funded Debt Trustees to payment of fees, expenses, and indemnification obligations from or on any money or property to be distributed in respect of the Allowed Funded Debt Claims, Utility Senior Note Claims and Utility PC Bond (2008 F and 2010 E) Claims, solely to the extent provided in the Plan, including permitting the Funded Debt Trustees to maintain, enforce, and exercise a Charging Lien against such distributions; and (v) enforce any obligation owed to the Funded Debt Trustees under the Plan. For the avoidance of doubt, on and after the Effective Date, the Utility Senior Notes Trustee shall not be released from any duty or responsibility under or arising from the Utility Reinstated Senior Note Documents.
c.          On the Effective Date, the DIP Facility Agents and the DIP Facility Lenders, and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Facility Documents (other than any cooperation obligations customarily contained in pay-off letters or similar arrangements, to the extent applicable).  The commitments and obligations, if any, of the DIP Facility Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries, or any of their respective successors or assigns under the DIP Credit Agreement shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision of the DIP Facility Documents or DIP Facility Order are of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Facility Claims.
24.          Cancellation of Certain Existing Security Agreements.  Promptly following the payment in full or other satisfaction of an Allowed Other Secured Claim, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.
25.          Issuance of New HoldCo Common Stock.  On and after the Confirmation Date, HoldCo and Reorganized HoldCo, as applicable, shall be authorized to issue, or cause to be issued, subject to the occurrence of the Effective Date, the New HoldCo Common Stock in accordance with the Plan and the Plan Documents, including, without limitation, all New HoldCo Common Stock contemplated to be issued in connection with the Plan Funding Transactions, all without the need for any further corporate or shareholder action.  All of the New HoldCo Common Stock so issued shall be duly authorized, validly issued, and fully paid and non-assessable.
26.          Approval of Rights Offering Procedures.  The Rights Offering Procedures, substantially in the form attached hereto as Exhibit B, and the execution, delivery, and performance thereof by the Debtors, are authorized and approved.
27.          Approval of Rights Offering.  If applicable, following effectiveness of an appropriate registration statement registering the offer, issuance and distribution of Securities pursuant to the

Rights Offering under the Securities Act, the Debtors shall, if they determine to implement the same, commence and consummate the Rights Offering in accordance therewith. New HoldCo Common Stock shall be issued to each holder of subscription rights that exercises its respective subscription rights pursuant to the Rights Offering Procedures and the Plan. The consummation of the Rights Offering shall be conditioned on the occurrence of the Effective Date. Amounts held by the subscription agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts and no holder of subscription rights participating in the Rights Offering shall have any rights in New HoldCo Common Stock until the Rights Offering is consummated.
28.          Plan Proponent Reimbursement.  On the Effective Date, the Reorganized Debtors shall reimburse the Shareholder Proponents for their out‐of‐pocket expenses (excluding any professional fees) incurred in connection with the furtherance of the Debtors’ reorganization, which in the aggregate shall not exceed $150,000.
29.          Treatment of Utility Senior Note Trustee.  Notwithstanding anything to the contrary in the Plan, on the Effective Date, the Reorganized Debtors shall pay to the Utility Senior Note Trustee, $5,000,000 (the “Utility Senior Note Trustee Fee Payment”) in satisfaction of fees, costs, expenses, charges, disbursements, advancements and indemnities incurred by the Utility Senior Note Trustee in accordance with the Utility Senior Note Documents through the Effective Date of the Plan (the “Utility Senior Note Trustee Fees”).  To the extent that the Utility Senior Note Trustee Fee Payment does not satisfy all Utility Senior Note Trustee Fees in full, the Utility Senior Note Trustee is authorized and permitted to recover and satisfy all remaining Utility Senior Note Trustee Fees through its Charging Lien against distributions on account of the Utility Impaired Senior Note Claims and Utility Short-Term Senior Note Claims, in accordance with the Plan and the Utility Impaired Senior Note Documents and the Utility Short-Term Senior Note Documents, respectively.  The Plan Proponents shall not contest, challenge, dispute or object to the Utility Senior Note Trustee Fees, or directly or indirectly, cause any person or entity to object to or challenge, the Utility Senior Note Trustee Fees, for any reason or on any grounds, including but not limited to the reasonableness of such Utility Senior Note Trustee Fees.
30.          Securities Act Registrations or Exemptions.
a.          Pursuant to Section 6.19 of the Plan, the offer, sale, distribution and issuance of (a) the New HoldCo Common Stock (to be issued (A) to the Fire Victim Trust, (B) as Equity Commitment Premium as defined in and pursuant to the Backstop Commitment Letters, or (C) as Additional Backstop Commitment Share Premium as defined in and pursuant to the Amended Equity Backstop Commitment Documents),  New Utility Funded Debt Exchange Notes, New Utility Long-Term Notes and New Utility Short-Term Notes, shall be exempt from  registration under (i) the Securities Act of 1933 and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities (collectively, the “Registration Requirements”), pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, (b) any Securities issued in a private transaction shall be exempt from the Registration Requirements pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and (c) (w) New Holdco Common Stock pursuant to a Rights Offering or underwritten primary or secondary public equity offering, (x) equity-linked securities pursuant to a public offering, (y) the First Mortgage Bonds (as defined in the Plan Supplement [Docket No. 7037]) and (z) the Secured Notes (as defined in the Plan Supplement [Docket No. 7037]) shall be registered under the Securities Act pursuant to an appropriate registration statement. Any offer, issuance and distribution of Securities pursuant to any Backstop Commitment Letter shall be exempt from registration pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
b.          Pursuant to section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments,

(iii) the restrictions, if any, on the transferability of such securities and instruments, including any restrictions on the transferability under the terms of the New Organizational Documents, (iv) any applicable procedures of DTC, and (v) applicable regulatory approval.
31.          Claims Resolution Procedures Approved.  Except as otherwise provided herein, the procedures for resolving Disputed Claims set forth in Article VII of the Plan are fair and reasonable and are hereby approved. On and after the Effective Date, the Subrogation Wildfire Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Subrogation Wildfire Claims without approval of the Court pursuant to the Subrogation Wildfire Trust Agreement and the Subrogation Wildfire Claim Allocation Agreement.  On and after the Effective Date, the Fire Victim Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Fire Victim Claims without approval of the Court pursuant to the Fire Victim Trust Documents.
32.          Assumption or Rejection of Executory Contracts and Unexpired Leases.
a.          Pursuant to Section 8.1 of the Plan, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as an executory contract or unexpired lease to be rejected on the Schedule of Rejected Contracts.
b.          Pursuant to section 8.1(b) of the Plan, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all power purchase agreements, renewable energy power purchase agreements, and Community Choice Aggregation servicing agreements of the Debtors shall be deemed assumed.
c.          Except with respect to any timely filed Contract Assumption or Rejection Dispute that remains unresolved as of the date hereof, and subject to the occurrence of the Effective Date, entry of this Confirmation Order shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in, and be fully enforceable by, the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or assumption and assignment, or applicable law.
d.          Notwithstanding Section 8.8(a) of the Plan, the Debtors shall have thirty (30) calendar days from the Confirmation Date to file amendments to the Schedule of Assumed Contracts (as defined in the Plan Supplement) and Schedule of Rejected Contracts, to remove executory contracts and unexpired leases previously listed on the Schedule of Assumed Contracts and to add executory contracts and unexpired leases to the Schedule of Rejected Contracts.  Any objection of a counterparty to an executory contract or unexpired lease that is added to the Schedule of Rejected Contracts or removed from the Schedule of Assumed Contracts pursuant to this subparagraph shall have thirty (30) calendar days from the date on which notice of such removal or addition is served on the counterparty to file an objection thereto, which objection may be resolved either consensually without further order of the Court, or, after notice and an opportunity to be heard, by a Final Order of the Court, with any rejection deemed approved as of the Effective Date.  The rejection of any executory contract or unexpired lease added to the Schedule of Rejected Contracts pursuant to this subparagraph shall be deemed approved by the Court as of the Effective Date if an objection to the addition of such executory contract or unexpired lease is not timely filed as provided above.  For the avoidance of doubt, the counterparty to an executory contract or unexpired lease that is added to the Schedule of Rejected Contracts shall have thirty (30) calendar days to file a claim for rejection damages following the later of (i) the Effective Date and (ii) if a timely objection to rejection is filed and is not consensually resolved by the parties, the entry of an order approving the rejection of such executory contract or unexpired lease.  Nothing in this Paragraph 32(d) shall amend, modify, or supersede the provisions of Section 8.1(b) of the Plan or Paragraph 43 of this Confirmation Order.
33.          Cure Payments and Cure Notices.  Pursuant to Section 8.2 of the Plan, any defaults under an assumed or assumed and assigned executory contract or unexpired lease, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described in Section 8.2 of the Plan, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree.  Pursuant to Section 8.2(b) of the Plan, the Debtors distributed, or caused to be distributed, at least fourteen (14) days before the deadline set to file objections to confirmation of the Plan, assumption and cure notices to the applicable third parties.  Any counterparty to an executory contract or unexpired lease that failed to object timely to the proposed assumption, assumption and assignment, or Cure Amount, is hereby deemed to have assented to such assumption, assumption and assignment, or Cure Amount.  Notwithstanding anything herein or in the Plan to the contrary, (i) in the event that any executory contract or unexpired lease is removed from the Schedule of Rejected Contracts, a cure notice with respect to such executory contract or unexpired lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such executory contract or unexpired lease can be assumed or assumed and assigned, as applicable, and (ii) the right of any counterparty or holder of a Claim for a Cure Amount to investigate and/or challenge the calculation of interest with respect to any applicable Cure Amount, consistent with the Plan, is preserved.
34.          Determination of Cure Disputes.
a.          Pursuant to Section 8.2(c) of the Plan, in the event of an unresolved dispute regarding (i) any Cure Amount, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (iii) any other matter pertaining to assumption, assumption and assignment, or the Cure Amounts required by section 365(b)(1) of the Bankruptcy Code (each, a “Cure Dispute”), such Cure Dispute shall be resolved by a Final Order of the Court, which may be entered after the Effective Date.
b.           Except as otherwise provided in this Confirmation Order, any issues with respect to timely filed Cure Disputes will be preserved and may be resolved in due course either consensually without further order of the Court, or, after notice and an opportunity to be heard, by a Final Order of the Court, which may be entered after the Effective Date.
c.          If the Court makes a determination regarding any Cure Dispute (including, without limitation that the Cure Amount is greater than the amount set forth in the applicable cure notice), as set forth in Section 8.8(a) of the Plan, the Debtors or Reorganized Debtors, as applicable, shall have the right to alter the treatment of such executory contract or unexpired lease, including, without limitation, to add such executory contract or unexpired lease to the Schedule of Rejected Contracts, in which case such executory contract or unexpired lease shall be deemed rejected as of the Effective Date.
d.          Pursuant to Section 8.2(e) of the Plan, assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any defaults by any Debtor arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired lease to the fullest extent permitted under applicable law.
35.          Rejection Damages Claims.
a.          Pursuant to Section 8.3 of the Plan, in the event that the rejection of an executory contract or unexpired lease under the Plan results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not evidenced by a timely filed proof of Claim prior to the Plan Proponents’ filing of the Plan, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective estates, properties or interests in property, unless a proof of Claim is filed with the Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts or order of the Court.
b.          Except with respect to the objection filed by the City of Lafayette [Docket No. 7269] (the “Lafayette Rejection Dispute” and, together with the Cure Disputes, collectively, the “Contract Assumption or Rejection Disputes”) and the unexpired leases and executory contracts added to the Schedule of Rejected Contracts pursuant to Paragraph 32(d) hereof, the rejection of all leases and contracts identified in the Schedule of Rejected Contracts is hereby approved.  The Lafayette Rejection Dispute shall either be consensually resolved by the parties or submitted to the Court for resolution pursuant to a Final Order, after appropriate notice and an opportunity to be heard, and all parties’ rights are reserved with respect thereto.
36.          D&O Indemnification Obligations.  Pursuant to Section 8.4 of the Plan, any and all obligations of the Debtors pursuant to their corporate charters, agreements, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents (including all Indemnification Obligations) to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall remain in full force and effect to the maximum extent permitted by applicable law and shall not be discharged, impaired, or otherwise affected by this Plan.  All such obligations shall be deemed and treated as executory contracts that are assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations in Section 8.4 of the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code or otherwise.
37.          Treatment of Certain Claims and Obligations.
a.          Paragraph 13 of the Notice of the Schedule of Assumed Contracts (as defined in the Plan Supplement) filed with the Plan Supplement on May 1, 2020 [Docket No. 7037] shall be deleted.
b.          A claim asserted by a provider of goods and services, whether or not a counterparty to an assumed executory contract, that suffered damages from the Fires (as defined in Section 1.86 of the Plan), is impaired and should be channeled to the Fire Victim Trust.  If its damages were not caused by or “in any way arising out of the Fires” (See Section 1.78 of the Plan), but arise out of the rejection of an executory contract or are part of the cure of an assumed one, they should be dealt with under Article VIII of the Plan and section 365 of the Bankruptcy Code.

38.          Employee Benefit Plans.
a.          Pursuant to Section 8.5 of the Plan, as of the Effective Date, all Employee Benefit Plans are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  All outstanding payments which are accrued and unpaid as of the Effective Date pursuant to the Employee Benefit Plans shall be made by the Reorganized Debtors on the Effective Date or as soon as practicable thereafter.
b.          The deemed assumption of the Employee Benefit Plans pursuant to Section 8.5 of the Plan shall result in the full release and satisfaction of any Claims and Causes of Action against any Debtor or defaults by any Debtor arising under any Employee Benefit Plan at any time before the Effective Date. Any proofs of Claim filed with respect to an Employee Benefit Plan shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Court.
c.          Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Reorganized Debtors shall continue and assume the Pacific Gas and Electric Company Retirement Plan (the “Defined Benefit Plan”) subject to the Employee Retirement Income Security Act, the Internal Revenue Code, and any other applicable law, including (i) the minimum funding standards in 26 U.S.C. §§ 412, 430, and 29 U.S.C. §§ 1082, 1083 and (ii) premiums under 29 U.S.C. §§ 1306 and 1307.  All proofs of claim filed by the Pension Benefit Guaranty Corporation with respect to the Defined Benefit Plan are deemed withdrawn on the Effective Date.
d.          Collective Bargaining Agreements.  Pursuant to Section 8.6 of the Plan, on or prior to the Effective Date, and subject to the occurrence of the Effective Date, the Debtors shall assume the Collective Bargaining Agreements.  The prepetition grievance claims set out in the letter from the Debtors to IBEW Local 1245 dated May 15, 2020 shall be resolved in the ordinary course of business in accordance with the terms of the Collective Bargaining Agreements, and all parties reserve their rights with respect thereto.
39.          Worker’s Compensation Insurance Program.  The Reorganized Debtors have elected to self-insure their workers’ compensation liabilities with the authority of the Director (the

“Director”) of the Department of Industrial Relations (in accordance with section 3701 of the California Labor Code) (the “Self-Insurance Program”) and participate in the Alternative Security Plan (as established pursuant to section 3701.8 of the California Labor Code) (the “ASP”) upon emergence from these Chapter 11 Cases.  The Director and CSISF have authorized such participation contingent on the Reorganized Debtors’ ongoing compliance with the foregoing provisions of the California Labor Code.  The following provisions of this Confirmation Order shall govern the Reorganized Debtors’ transition from participation in accordance with the agreements and orders reflected in paragraph 4 of the DIP Facility Order to participation in the Self-Insurance Program and the ASP in accordance with applicable law under the foregoing provisions of the California Labor Code after the occurrence of the Effective Date:
a.          Notwithstanding the entry of this Confirmation Order, until the occurrence of the Effective Date, the provisions of the DIP Facility Order shall continue to govern and the “CSISF Liens” as defined in the DIP Facility Order and the CSISF Cash Collateral posted pursuant to paragraphs 4(b)(i) and (iv) of the DIP Facility Order shall remain in place.
b.          Upon the occurrence of the Effective Date, and upon the posting of the required amount of the security deposit, if any, as determined by the Director and CSISF in accordance with section 3701 of the California Labor Code, the CSISF Liens shall be automatically released in accordance with paragraph (b)(vi) of the DIP Facility Order. All CSISF Cash Collateral currently held by CSISF and the Director shall be maintained and shall be applied toward the security deposit, if any, required to be posted by the Reorganized Debtors.  To the extent such CSISF Cash Collateral is in excess of the amount of such security deposit, such excess shall be promptly returned to the Reorganized Debtors.  Neither the Plan nor this Confirmation Order alters the rights of CSISF and the Director with respect to the Reorganized Debtors’ continued participation in the Self-Insurance Program and the ASP after the Effective Date.
40.          Insurance Policies. Pursuant to Section 8.7 of the Plan, all Insurance Policies (including D&O Liability Insurance Policies and tail coverage liability insurance), surety bonds, and indemnity agreements entered into in connection with surety bonds to which any Debtor is a party as of the Effective date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms.
41.          Insurance Neutrality.
a.          Nothing contained in the Plan, the Plan Documents, or this Confirmation Order shall in any way operate to impair, alter, supplement, change, expand, decrease, or modify, or have the effect of, impairing, altering, supplementing, changing, expanding, decreasing, or modifying, (i) the rights, obligations, or defenses of any of the Insurers9 under any Insurance Policy, including but not limited to any duty that an Insurer has to pay claims and any right of an Insurer to seek payment or reimbursement from the Debtors or the Reorganized Debtors in connection with any claims paid pursuant to the Insurance Policies, irrespective of whether such claims arose, or any facts and circumstances in connection with such claims occurred, prior to the Effective Date, or (ii) the rights, obligations, or defenses of the Debtors or Reorganized Debtors or any other insureds under any Insurance Policy, including but not limited to any right to the payment of claims by an Insurer and any defense to an Insurer seeking payment or reimbursement from the Debtors or Reorganized Debtors in connection with any claims paid pursuant to the Insurance Policies, irrespective of whether such claims arose, or any facts and circumstances in connection with such claims occurred, prior to the Effective Date. For all issues relating to insurance coverage, the provisions, terms, conditions, and limitations of the Insurance Policies and governing law shall control.
b.          None of (i) the Court’s approval of the Plan or the Plan Documents, (ii) this Confirmation Order or any findings and conclusions entered with respect to confirmation, nor (iii) any estimation or valuation of any Fire Claims, either individually or in the aggregate in the Chapter 11 Cases, shall, with respect to any Insurer, constitute a trial or hearing on the merits or an adjudication or judgment with respect to any Fire Claim or Insurance Policy.
42.          Underwriters Proofs of Claim.  Nothing in the Plan, the Plan Supplement (including, without limitation, paragraph 13 of the notice of the Schedule of Assumed Contracts (as defined in

9 “Insurer” shall have the meaning set forth in section 23 of the California Insurance Code.

the Plan Supplement [Docket No. 7037])), the Plan Documents, or this Confirmation Order shall be deemed to disallow or constitute an objection to the proofs of claim (collectively, the “Underwriter Proofs of Claim”) filed by or on behalf of the non-debtor parties (collectively, the “Underwriters”) to (i) that certain Underwriting Agreement dated as of February 23, 2016 among Pacific Gas and Electric Company and the representatives party thereto, as representatives of the underwriters named therein, relating to $600,000,000 aggregate principal amount of 2.95% Senior Notes due March 1, 2026, (ii) that certain Underwriting Agreement dated as of November 28, 2016 among Pacific Gas and Electric Company and the representatives party thereto, as representatives of the underwriters named therein, relating to $400,000,000 aggregate principal amount of 4.00% Senior Notes due December 1, 2046 and $250,000,000 aggregate principal amount of Floating Rate Senior Notes due November 30, 2017 and (iii) that certain Underwriting Agreement dated as of March 7, 2017 among Pacific Gas and Electric Company and the representatives party thereto, as representatives of the underwriters named therein, relating to $400,000,000 aggregate principal amount of 3.30% Senior Notes due March 15, 2027 and $200,000,000 aggregate principal amount of 4.00% Senior Notes due December 1, 2046, provided, however, that all rights and defenses of (i) the Underwriters with respect to the Underwriter Proofs of Claim and (ii) the Debtors or Reorganized Debtors with respect to the Underwriter Proofs of Claim, are, in each case, preserved.  For the avoidance of doubt, no objection may be asserted to the Underwriter Proofs of Claim based on the contention that the Plan, the Plan Supplement (including, without limitation, paragraph 13 of the notice of the Schedule of Assumed Contracts [Docket No. 7037]), the Plan Documents or this Confirmation Order had disallowed the Underwriter Proofs of Claim.
43.          Energy Procurement Agreements. On the Effective Date, all Energy Procurement Agreements are hereby assumed pursuant to Article VIII of the Plan.  Notwithstanding the assumption of any Energy Procurement Agreement10 pursuant to Article VIII of the Plan, the rights of

10 For the purposes of this Confirmation Order, “Energy Procurement Agreement” means any (i) power purchase agreements; (ii) interconnection, transmission, or metering and related agreements; (iii) an agreement for the supply, transportation or storage of natural gas; (iv) an agreement with the Debtors or Reorganized Debtors, as applicable, and any non-Debtor party to an Energy Procurement Agreement arising under any Energy Procurement Agreement with respect to the resolution of disputes, claims or adjustments, including with respect to inadvertent overpayments and set-off and recoupment rights, regardless of whether such invoices or disputes relate to the period prior to or after the Effective Date, shall not be discharged, released, or deemed satisfied and shall be unaffected by the Plan or this Confirmation Order and remain in full force and effect between the parties thereto.  The parties to any such Energy Procurement Agreements shall attempt to resolve any Claims, Causes of Action or defaults in the ordinary course; provided that if no such resolution is reached within forty-five (45) days following the entry of the Confirmation Order, either party may submit the dispute to the Court; provided further, that the failure of either party to submit to the Court any such dispute following the expiration of such 45 day period shall not result in the discharge, release, or deemed satisfaction of the disputed amount.  The parties agree to submit to the jurisdiction of the Court to resolve any Claims, Causes of Action or defaults relating to the assumption of Energy Procurement Agreements by the Debtors; provided, however, that the exercise of any such jurisdiction shall not extend to any future disputes or claims arising under or related to any Energy Procurement Agreements that are unrelated to the assumption by the Debtors of such Energy Procurement Agreements and curing of any defaults as a result thereof.
a.          Henrietta D Energy Storage LLC.  Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the rights of the Debtors and Henrietta D Energy Storage LLC (“Henrietta”) with respect to that certain Energy Storage Agreement, dated November 4, 2015 (the “ESA”), by and between Henrietta and the Utility shall not be diminished, modified, or altered in any way by reason of the Plan or entry of this Confirmation Order, including with respect to any providers of renewable portfolio standard shaping and firming; (v) capacity storage agreements; (vi) agreements for electrical standby service, (vii) generator facilities agreements; (viii) agreements to purchase or sell renewable energy credits, resource adequacy or renewable energy from or to the Debtors; or (ix) any other agreement related to the procurement or provision of products, commodities, and services related to electricity or natural gas to customers or gas-fired power plants (including agreements with electric generators and renewable energy generators), as well as all amendments, supplements, schedules and exhibits to each of the foregoing agreements.

determination regarding the validity and amount of proof of Claim No. 79294 filed by Henrietta (the “Henrietta Claim”).  In accordance with the Court’s Order Approving Corrected Stipulation Between Debtor Pacific Gas and Electric Company and Henrietta D Energy Storage LLC for Limited Relief from the Automatic Stay, dated January 10, 2020 [Docket No. 5349] (the “Stipulated Order”), the parties shall utilize the dispute resolution processes articulated in Article 22 of the ESA to resolve their dispute regarding the validity of the Henrietta Claim and the outcome of that process will be binding upon the Parties.  In accordance with the Stipulated Order, in the event that the dispute resolution processes articulated in Article 22 of the ESA, or a settlement, results in Henrietta having a claim against the Utility, that claim shall be treated as an allowed general unsecured claim in the Utility’s chapter 11 case and receive payment as such in accordance with the terms of the Plan.
44.          Ruby Transportation Service Agreement. Ruby Pipeline, L.L.C. (“Ruby”) and the Utility are parties to Transportation Service Agreement (“TSA”) No. 61009000 and TSA No. 61014000, both dated December 11, 2009, and applicable to Rate Schedule FT of Ruby’s FERC Gas Tariff (the “Ruby Agreements”) which Ruby Agreements, subject to the occurrence of the Effective Date, shall be assumed under, and in accordance with, the terms of the Plan and this Confirmation Order and, pending approval from the CPUC and FERC, shall be modified by agreement of the parties.  Notwithstanding anything in the Plan that could be construed to the contrary, it is the intention of Ruby and the Utility that all claims and defenses of each of the parties related to the credit support issues and most favored nations provisions raised pre-petition and as set forth in that certain standstill letter dated January 23, 2019 are preserved pending CPUC and FERC’s approval of the modifications to the Ruby Agreements.
45.          Debtors’ Reservation of Rights.
a.          Except as explicitly provided in the Plan or in this Confirmation Order, nothing herein or in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

b.          Nothing in the Plan or in this Confirmation Order will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.
46.          Modifications, Amendments, Supplements, Restatements, or Other Agreements. Pursuant to Section 8.9 of the Plan, unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and executory contracts and unexpired leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
47.          Case Resolution Contingency Process.
a.          The Debtors shall comply with the terms of the Case Resolution Contingency Process, as approved by and defined under the CRCP Order.  If the Effective Date of the Plan does not occur by September 30, 2020, the Debtors will appoint a Chief Transition Officer, as defined in the Case Resolution Contingency Process.  If (a) the Chief Transition Officer is not appointed or retained as set forth above and in the Case Resolution Contingency Process, or (b) the Effective Date has not occurred by December 31, 2020, the Debtors shall pursue a Sale Process as defined and set forth in the Case Resolution Contingency Process.
b.          The Utility, the California Governor’s Office of Emergency Services (“Cal OES”), or another state agency or instrumentality shall contract or retain the Operational Observer (as defined in the CRCP Order) and the Utility shall pay (or, if Cal OES or any other state agency or instrumentality has previously paid, reimburse) the fees, costs and expenses of the Operational Observer. The Utility will not seek cost recovery of such fees, costs and expenses.  Such reimbursement for fees, costs and expenses incurred for the Operational Observer shall not be subject to any further approval or review for reasonableness by the Court, the fee examiner for the Chapter 11 Cases, or any other party in interest.

c.          The Debtors shall comply with the following additional commitments agreed to in connection with the Case Resolution Contingency Process Motion [Docket No. 6398] (the “CRCP Motion”).  In particular:
i.
Reorganized HoldCo shall not pay common dividends until it has recognized $6.2 billion in Non-GAAP Core Earnings[11] after the Effective Date.  The first $6.2 billion in Non-GAAP Core Earnings after the Effective Date shall be used to make capital investments or to permanently repay outstanding debt of the Reorganized Debtors.

ii.	The Reorganized Utility shall not seek to recover Fire Victims Claims Costs in rates other than through its proposed Securitization (as defined in the CRCP Motion).
iii.
If, pursuant to the Enhanced Regulatory Oversight and Enforcement Process, the Commission revokes the Utility’s certificate of public convenience and necessity (“CPCN”) for the provision of electrical and gas service, then the state of California (acting itself or through its designee) shall have the right to purchase all of the issued and outstanding equity interests of the Reorganized Utility (including common stock and any options or other equity awards issued or granted by the Reorganized Utility) or any of its successors.  In that event, the Reorganized Debtors (or any successors) and the shareholders of the Reorganized Debtors are authorized and directed to cooperate in and to transfer such equity interests to the State of California (acting itself or through its designee), at an aggregate price to the holders of such equity interests equal to (i) the estimated one-year forward income computed by reference to rate base times equity ratio times return on equity (in each case as authorized by the CPUC and FERC), multiplied by (ii) the average one-year forward Price to Earnings ratio of the utilities then comprising the Philadelphia Utilities Index (“PHLX”), multiplied by 0.65 (the “Purchase Price”).  The Reorganized Debtors (their successors and shareholders) are authorized and directed to complete such transfer as soon as the Purchase Price is deposited as provided under the applicable law of the State of California and all applicable requirements of law are met

iv.
The Reorganized Utility shall use the cash flows resulting from use of the net operating losses that result from payment of wildfire claims under the Plan in connection with the Securitization; however, if the Securitization is not approved or consummated, the Reorganized Utility shall use these cash flows to amortize the $6 billion in Temporary Utility Debt (as defined in the CRCP Motion).

11 Non-GAAP Core Earnings” means GAAP earnings adjusted for those non-core items identified in the Disclosure Statement.  Exhibit B, p. 168 [Docket No. 6353].  The non-core items identified in the Disclosure Statement are Bankruptcy and Legal Costs; Investigation Remedies and Delayed Cost Recovery; GT&S Capital Audit; Amortization of Wildfire Insurance Fund Contribution; and Net Securitization Inception Charge.  Id. at 174.

v.
Until the sunset date set forth in the CPUC Decision, the Reorganized Debtors shall use the skills matrix for nominating director candidates for election to the respective boards of directors, and in the event the Reorganized Debtors wish to modify the skills matrix, shall file a Tier 2 advice letter, giving the CPUC the opportunity to disapprove any such amendment.

vi.
As a condition to the occurrence of the Effective Date, which condition may be waived with the consent of the Plan Proponents and the Governor’s Office, the secured debt to be issued in connection with the funding of the Plan shall receive an investment grade rating from at least one of Standard & Poor's or Moody's by the Effective Date.

48.	Releases, Exculpations, and Injunctions.
a.          The Court has core jurisdiction under sections 157(a) and (b) and 1334(a) and (b) of title 28 of the United States Code and authority under sections 105 and 1141 of the Bankruptcy Code to approve the injunctions, stays, releases, and exculpations set forth in the Plan, including in Sections 4.6, 4.7, 4.25, 4.26, and 10.3-10.9 of the Plan, and in this Confirmation Order.
b.          Based upon the record of the Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or, presented at the Confirmation Hearing, the release, stay, exculpation, and injunction (including the Channeling Injunction) provisions contained in the Plan, including those set forth in Sections 4.6, 4.7, 4.25, 4.26, and 10.3-10.9 thereof, and in this Confirmation Order, are fair and equitable, consistent with the Bankruptcy Code and applicable law, are given for valuable consideration, and are in the best interests of the Debtors and their chapter 11 estates, and are approved and shall be effective and binding on all persons and entities.
c.          The Channeling Injunction contained in Sections 4.6, 4.7, 4.25, 4.26, and 10.7 of the Plan, and in this Confirmation Order, which was adequately disclosed and explained on the relevant Ballots, in the Disclosure Statement, and in the Plan, is essential to effectuate the Plan and essential to the Debtors’ reorganization efforts and is to be implemented in accordance with the Plan, the Subrogation Claims RSA, the Tort Claimants RSA, and this Confirmation Order.  Pursuant to the Channeling Injunction set forth in Sections 4.6, 4.7, 4.25, 4.26, and 10.7 of the Plan, and section 105(a) of the Bankruptcy Code, and as more fully set forth in Section 10.7 of the Plan and in this Confirmation Order, all Entities that have held or asserted, or that hold or assert any Subrogation Wildfire Claim or Fire Victim Claim shall be permanently and forever stayed, restrained, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery from any Debtor or Reorganized Debtor or its assets and properties with respect to any Fire Claims.
49.          Discharge of the Debtors. Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan or in this Confirmation Order, the Debtors shall be discharged to the fullest extent permitted by section 1141 of the Bankruptcy Code; provided, however, that any liability of the Debtors arising from any fire or any other act or omission occurring after the Petition Date, including the Kincade Fire, that has not been satisfied in full as of the Effective Date shall not be discharged, waived, or released. In addition, (a) from and after the Effective Date neither the automatic stay nor any other injunction entered by the Bankruptcy Court shall restrain the enforcement or defense of any claims for fires or any other act or omission occurring after the Petition Date, including the Kincade Fire or the Lafayette fire, in any court that would otherwise have jurisdiction if the Chapter 11 Cases had not been filed and (b) no claims for fires or any other act or omission or motions for allowance of claims for fires or any act or omission occurring after the Petition Date need to be filed in the Chapter 11 Cases. Upon the Effective Date, all holders of Claims against or Interests in the Debtors shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or Interest in the Debtors.
50.          Term of Injunctions or Stays. Unless otherwise provided in the Plan, this Confirmation Order, or another Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. The Trading Order shall remain enforceable as to transfers through the Effective Date with respect to those persons having “beneficial ownership” of “PG&E Stock” (as such terms are defined in Trading Order). Accordingly, the Trading Order has no applicability or effect with respect to the trading of stock of Reorganized HoldCo on and after the Effective Date.
51.          Injunction Against Interference with the Plan.  Upon entry of this Confirmation Order, all holders of Claims against or Interests in the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, that nothing in the Plan or in this Confirmation Order shall preclude, limit, restrict or prohibit any party in interest from seeking to enforce the terms of the Plan, this Confirmation Order, or any other agreement or instrument entered into or effectuated in connection with the consummation of the Plan.
52.          Injunction.
a.          Except as otherwise provided in the Plan or in this Confirmation Order, as of the entry of this Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a

Debtor, a Reorganized Debtor, or an estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against a Debtor or an estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan, this Confirmation Order, or any other agreement or instrument entered into or effectuated in connection with the consummation of the Plan.
b.          By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in the immediately preceding paragraph hereof.
c.          For the avoidance of doubt, nothing in Section 10.6 of the Plan shall enjoin the continued prosecution or resolution of In re PG&E Corp. Securities Litigation, No. 18-3509 (N.D. Cal.) (the “Securities Action”) against any non-Debtor defendant, except (a) with respect to any claim by any Releasing Party, and (b) to the extent that some or all of the claims asserted in the Securities Action are determined by an unstayed order of a court of competent jurisdiction to be derivative claims belonging to the Debtors, such argument and any opposition thereto being fully preserved.
53.          CHANNELING INJUNCTION.
a.          The sole source of recovery for holders of Subrogation Wildfire Claims and Fire Victim Claims shall be from the Subrogation Wildfire Trust and the Fire Victim Trust, as applicable.  The holders of such Claims shall have no recourse to or Claims whatsoever against the Debtors or the Reorganized Debtors or their assets and properties.  Consistent with the foregoing, all Entities that have held or asserted, or that hold or assert any Subrogation

Wildfire Claim or Fire Victim Claim shall be permanently and forever stayed, restrained, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery from any Debtor or Reorganized Debtor or its assets and properties with respect to any Fire Claims, including all of the following actions:
i.          commencing, conducting, or continuing, in any manner, whether directly or indirectly, any suit, action, or other proceeding of any kind in any forum with respect to any such Fire Claim, against or affecting any Debtor or Reorganized Debtor, or any property or interests in property of any Debtor or Reorganized Debtor with respect to any such Fire Claim;
ii.          enforcing, levying, attaching, collecting or otherwise recovering, by any manner or means, or in any manner, either directly or indirectly, any judgment, award, decree or other order against any Debtor or Reorganized Debtor or against the property of any Debtor or Reorganized Debtor with respect to any such Fire Claim;
iii.          creating, perfecting, or enforcing in any manner, whether directly or indirectly, any Lien of any kind against any Debtor or Reorganized Debtor or the property of any Debtor or Reorganized Debtor with respect to any such Fire Claims;
iv.          asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, against any obligation due to any Debtor or Reorganized Debtor or against the property of any Debtor or Reorganized Debtor with respect to any such Fire Claim; and
v.          taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan Documents, with respect to any such Fire Claim.
b.          Reservations.  Notwithstanding anything to the contrary in Section 10.7 of the Plan, this Channeling Injunction shall not enjoin:
i.          the rights of holders of Subrogation Wildfire Claims and Fire Victim Claims to the treatment afforded them under the Plan, including the right to assert such Claims in accordance with the applicable Wildfire Trust Agreements solely against the applicable Wildfire Trust whether or not there are funds to pay such Fire Claims; and
ii.          the Wildfire Trusts from enforcing their rights under the Wildfire Trust Agreements.
c.          Modifications. There can be no modification, dissolution, or termination of the Channeling Injunction, which shall be a permanent injunction.
d.          No Limitation on Channeling Injunction. Nothing in the Plan, this Confirmation Order, or the Wildfire Trust Agreements shall be construed in any way to limit the scope, enforceability, or effectiveness of the Channeling Injunction provided for in the Plan and in this Confirmation Order.
e.          Bankruptcy Rule 3016 Compliance. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.
54.          Exculpation.  Pursuant to Section 10.8 of the Plan, notwithstanding anything in the Plan or this Confirmation Order to the contrary, and to the maximum extent permitted by applicable law, and except for the Assigned Rights and Causes of Action solely to the extent preserved by Section 10.9(g), no Exculpated Party12 shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim (including, but not limited to, any claim for breach of any fiduciary duty or any similar duty) in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Exit Financing Documents, the Plan Funding, the DIP Facilities, the Disclosure Statement, the Plan, the Restructuring Transactions, the Wildfire Trusts (including the Plan Documents, the Claims Resolution Procedures and the Wildfire Trust Agreements), or any agreement, transaction, or document related to any of the foregoing, or the solicitation of votes for, or

12 For the avoidance of doubt, the defined terms “Exculpated Parties” and “Released Parties” each include, in addition to current and former directors, the directors named on Exhibit A of the Plan Supplement filed on June 10, 2020 [Docket No. 7879].

confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; any membership in (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees; the issuance of Securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distributions pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.
55.          Releases by the Debtors.  As of and subject to the occurrence of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, and except for the Assigned Rights and Causes of Action solely to the extent preserved by Section 10.9(g) of the Plan, for good and valuable consideration, the adequacy of which is hereby confirmed, including, the service of the Released Parties to facilitate the reorganization of the Debtors, the implementation of the Restructuring, and except as otherwise provided in the Plan or in this Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law and unless barred by law, by the Debtors, the Reorganized Debtors, and the Debtors’ estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Entities who may purport to assert any Cause of Action derivatively, by or through the foregoing Entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or the Debtors’ estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Fires, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the DIP Facilities, the Plan Funding, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Exit Financing Documents, the negotiation, formulation, or preparation of the Disclosure Statement and the Plan and related agreements, instruments, and other documents (including the Plan Documents, the Claims Resolution Procedures, the Wildfire Trust Agreements, Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, and the Exit Financing Documents), the solicitation of votes with respect to the Plan, any membership (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees, or any other act or omission, transaction, agreement, event, or other occurrence, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

56.          Releases by Holders of Claims and Interests.  As of and subject to the occurrence of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, and except for the Assigned Rights and Causes of Action solely to the extent preserved by Section 10.9(g) of the Plan, for good and valuable consideration, the adequacy of which is hereby confirmed, including, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in this Confirmation Order, the Released Parties, are deemed forever released and discharged, to the maximum extent permitted by law and unless barred by law, by the Releasing Parties from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, and any claims for breach of any fiduciary duty (or any similar duty), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates (to the extent such affiliates can be bound) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Fires, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the DIP Facilities, the Plan Funding, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Public Entities Plan Support Agreement, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Exit Financing Documents, the negotiation, formulation, or preparation of the Disclosure Statement, the Plan and related agreements, instruments, and other documents (including the Plan Documents, the Claims Resolution

Procedures, the Wildfire Trust Agreements, Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, and the Exit Financing Documents), the solicitation of votes with respect to the Plan, any membership in (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees, or any other act or omission, transaction, agreement, event, or other occurrence, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding the above, the holders of Environmental Claims, Workers’ Compensation Claims and 2001 Utility Exchange Claims retain the right to assert such Claims against the Reorganized Debtors in accordance with the terms of the Plan; and nothing in the Plan or this Confirmation Order shall be deemed to impose a release by holders of Fire Victim Claims of insurance claims arising under their insurance policies against holders of Subrogation Wildfire Claims, other than any rights such holder may elect to release as part of any settlement as set forth in Section 4.25(f)(ii) of the Plan.
57.          Made-Whole Agreement. Except with respect to any settlement or other agreement regarding the Fire Victim Claims asserted by Adventist Health System/West, Feather River Hospital d/b/a Adventist Health Feather River and the parties to the State Agency Settlement [Docket No. 7399-2] and the Federal Agency Settlement [Docket No. 7399‑1],  any settlement or other agreement with any holder or holders of a Fire Victim Claim that fixes the amount or terms for satisfaction of such Claim, including by a post-Effective Date trust established for the resolution and payment of such Claim, shall contain as a condition to such settlement or other agreement that the holder or holders of such Claim contemporaneously execute and deliver a release and waiver of any potential made-whole claims against present and former holders of Subrogation Wildfire Claims, which release shall be substantially in the form attached to the Plan as Exhibit C thereto.
58.          Release of Liens. Except as otherwise specifically provided in the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the Exit Financing Documents, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or filing being required to be made by the Debtors.
59.          Effectiveness of Releases. As further provided in Section 10.9(e) of the Plan, the releases contained in Article X of the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.
60.          Injunction Related to Releases and Exculpation. The commencement or prosecution by any Person or Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan shall be permanently enjoined.  For the avoidance of doubt, this injunction shall not apply to the rights of the Fire Victim Trust to prosecute and settle any Assigned Rights and Causes of Action solely to the extent provided for in the Plan.  Notwithstanding the above, the holders of Environmental Claims, Workers’ Compensation Claims and 2001 Utility Exchange Claims retain the right to assert such Claims against the Reorganized Debtors in accordance with the terms of the Plan.
61.          No Release or Exculpation of Assigned Rights and Causes of Action.  Notwithstanding any other provision of the Plan, including anything in Section 10.8 and/or 10.9 thereof, the releases, discharges, and exculpations contained in this Plan shall not release, discharge, or exculpate any Person from the Assigned Rights and Causes of Action.

62.          Subordination.  The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim (other than any DIP Facility Claims) or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
63.          Retention of Causes of Action / Reservation of Rights.
a.          Pursuant to Section 10.11 of the Plan, except as otherwise provided in Section 10.9 thereof, nothing in the Plan or in this Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including (i) any and all Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, or their officers, directors, or representatives and (ii) for the turnover of any property of the Debtors’ estates.
b.          Nothing in the Plan or in this Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

c.          The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors in accordance with the terms of the Plan. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
d.          Notwithstanding anything to the contrary in the Plan, no claims shall be brought under section 547 of the Bankruptcy Code to recover any payments made to any Person or Entity as a result of damages caused by wildfires.
64.          AT&T.
a.          Notwithstanding anything in the Plan or the Channeling Injunction to the contrary, but subject to the limitations under the Bankruptcy Code, any right of setoff or recoupment that AT&T Corporation or its affiliates (“AT&T”) may be entitled to assert against the Debtors or Reorganized Debtors shall be preserved, and all rights of the Debtors and Reorganized Debtors to object to or challenge the assertion of any such right by AT&T shall be preserved.
b.          Any executory contracts or unexpired leases between the Debtors and AT&T shall be deemed assumed on the Effective Date pursuant to Section 8.1 of the Plan; provided, however, notwithstanding the provisions of Section 8.2 of the Plan, AT&T shall have until the date that is forty-five (45) calendar days following entry of this Confirmation Order (or such later date agreed to by the Plan Proponents (or following the Effective Date, the Reorganized Debtors) and AT&T) to object to the proposed Cure Amount with respect to any such executory contracts or unexpired leases (and any such Cure Dispute shall be governed by, and be subject to, the provisions of Article VIII of the Plan).
65.          Special Provisions for Governmental Units.

a.          Solely with respect to Governmental Units, nothing in the Plan or this Confirmation Order shall limit or expand the scope of discharge, release, or injunction to which the Debtors or the Reorganized Debtors are entitled under the Bankruptcy Code. Further, nothing in the Plan or this Confirmation Order, including Sections 10.8 and 10.9 of the Plan, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtors or the Reorganized Debtors to a Governmental Unit arising on or after the Confirmation Date, (ii) any liability to a Governmental Unit that is not a Claim, (iii) any affirmative defense, valid right of setoff or recoupment of a Governmental Unit, (iv) any police or regulatory action by a Governmental Unit (except with respect to any monetary amount related to any matter arising prior to the Petition Date), (v) any action to exercise the power of eminent domain and any related or ancillary power or authority of a Governmental Unit, (vi) any environmental liability to a Governmental Unit that the Debtors, the Reorganized Debtors, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Confirmation Date, or (vii) any liability to a Governmental Unit on the part of any Persons or Entities other than the Debtors or the Reorganized Debtors, except that nothing in Section 10.13 of the Plan or in this Paragraph 65 shall affect the exculpation in Section 10.8 of the Plan and Paragraph 54 of this Confirmation Order or the Debtors’ releases in Section 10.9 of the Plan and Paragraph 55 of this Confirmation Order.  Nothing in the Plan or this Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any of the matters set forth in clauses (i) through (vii) above.  Nothing in the Plan or this Confirmation Order shall affect the treatment of Environmental Claims and Environmental Performance Obligations as specified in Sections 4.10 and 4.30 of the Plan.
b.          The identification of amounts paid under the Plan and this Confirmation Order as “restitution” does not preempt the California Franchise Tax Board’s rights of review and determination as to the deductibility of such amounts as having been paid in restitution for California franchise tax purposes.
66.          Special Provisions for CPUC. Notwithstanding anything in the Plan or this

Confirmation Order to the contrary, any Claim of the CPUC shall be deemed satisfied and discharged as of the Effective Date in consideration of the distributions to be made under the Plan, provided that (a) confirmation and consummation of the Plan shall not affect any CPUC proceeding or investigation regarding pre-petition conduct that is pending as of the Plan Confirmation Date and listed on the Schedule of Pending Investigations (attached as Exhibit C hereto), or (b) any CPUC proceeding or investigation regarding postpetition conduct, or (c) any proceeding or investigation with respect to the Kincade Fire (it being understood that, in connection with such proceeding or investigation, the CPUC may investigate pre-petition and post-petition conduct, but the CPUC may impose penalties only for post-petition acts or omissions), whether or not pending as of the Plan Confirmation Date, including any adjudication or disposition thereof, and any liability of the Debtors or Reorganized Debtors, as applicable, arising therefrom shall not be discharged, waived, or released pursuant to the Plan or this Confirmation Order.
67.          Governmental Performance Obligations.
a.          Nothing in this Confirmation Order, the Plan or the Plan Documents discharges, exculpates, absolves or releases the Debtors, the Reorganized Debtors, any Released Party, any non-debtor, or any other Person from any Environmental Claims held by any Governmental Unit or Environmental Performance Obligations to any Governmental Unit or impairs the ability of any Governmental Unit to pursue any Environmental Claims or Environmental Performance Obligations, or any claim, liability, right, defense, or Cause of Action under any Environmental Law against any Debtor, Reorganized Debtor, any Released Party, or any other Person.
b.          All Environmental Claims held by any Governmental Unit or Environmental Performance Obligations to any Governmental Unit shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such Environmental Claims or Environmental Performance Obligations would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in this Confirmation Order, the Plan, or the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the

Reorganized Debtors under non-bankruptcy law with respect to any such Environmental Claims or Environmental Performance Obligations. For the avoidance of doubt, the Debtors and the Reorganized Debtors shall not raise the discharge injunction as a defense to the Environmental Claims or Environmental Performance Obligations.
c.          Nothing in this Confirmation Order, the Plan, or the Plan Documents authorizes the transfer or sale of any governmental licenses, permits, registrations, authorizations or approvals, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under the law governing such transfers.
d.          Notwithstanding anything in this Confirmation Order, the Plan, or the Plan Documents, the listing of a matter as an “executory contract” or an “unexpired lease” in the Debtors’ schedules or Plan Documents (a “Potentially Assumed Contract/Lease”) is without prejudice to any contention by any Governmental Unit that the matter is not in fact an executory contract or unexpired lease as set forth in section 365 of the Bankruptcy Code.  With respect to any Cure Amount for a Potentially Assumed Contract/Lease for which the United States or any department, agency, or instrumentality of the State of California (collectively, the “Governmental Parties”) is listed as the Non-Debtor Counterparty, all parties reserve all rights to dispute such Cure Amount.  If any Governmental Party disputes (i) that any Potentially Assumed Contract/Lease is in fact an executory contract or unexpired lease or (ii) any Cure Amount, such Governmental Party shall have no later than ninety (90) days after the Confirmation Date (or such later date as may be mutually agreed upon between the applicable Governmental Party and the Debtors or Reorganized Debtors) to file and serve an objection setting forth such dispute, and any such dispute shall be resolved by the Bankruptcy Court.
e.          Nothing in this Confirmation Order, the Plan, or the Plan Documents shall affect or impair the United States’ or any department, agency, or instrumentality of the State of California’s rights and defenses of setoff and recoupment, or their ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved, all subject to the limitations in the Bankruptcy Code, if any.

f.          Nothing in this Confirmation Order, the Plan, or the Plan Documents impairs, precludes, resolves, exculpates, enjoins or releases any obligation or liability to a Governmental Unit on the part of any non-Debtor.
g.          Nothing in this Confirmation Order, the Plan, or Plan Documents shall discharge, release, enjoin, or otherwise bar (i) any obligation or liability to a Governmental Unit that is not a Claim, or (ii) any liability of the Debtors or the Reorganized Debtors to a Governmental Unit arising on or after the Confirmation Date.  Notwithstanding any other provision in this Confirmation Order, the Plan, or the Plan Documents, nothing relieves the Debtors or the Reorganized Debtors from their obligations to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”).  No transfer of any FCC license or authorization held by the Debtors or transfer of control of the Debtors or transfer of control of an FCC licensee controlled by the Debtors shall take place prior to the issuance of FCC regulatory approval for such transfer pursuant to applicable FCC regulations.  The FCC’s rights and powers to take any action pursuant to its regulatory authority including, but not limited to, imposing any regulatory conditions on any of the above described transfers, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.
h.          Nothing in this Confirmation Order, the Plan or the Plan Documents relieves the Debtors or the Reorganized Debtors from their obligations to comply with the Atomic Energy Act of 1954, as amended, and the rules, regulations and orders promulgated thereunder by the United States Nuclear Regulatory Commission (the “NRC”).
i.          The rights, duties and obligations of the Debtors under the 2003 Watershed Lands Obligations13 shall be preserved and are unaffected by the Plan or this Confirmation Order,

13 “2003 Watershed Lands Obligations” means the outstanding obligations of the Utility pursuant to the Order Confirming Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Proposed by Pacific Gas and Electric Company, PG&E Corporation and the Official Committee of Unsecured Creditors Dated July 31, 2003, as Modified [Docket No. 14272], entered on December 22, 2003, in In re Pacific Gas and Electric Company,

notwithstanding anything to the contrary contained therein or herein.
j.          To the extent that any non-Debtor party to the FERC Tariff Rate Proceedings14 is entitled to a refund from the Debtors or Reorganized Debtors pursuant to such proceedings, such refund obligation shall be an ongoing regulatory obligation of the Reorganized Debtors not subject to discharge or release by the Plan or this Confirmation Order, notwithstanding anything to the contrary contained therein or herein.  All rights of such non-Debtor parties, the Debtors and/or the Reorganized Debtors to prosecute, defend, or appeal a finding of the FERC Tariff Rate Proceedings are preserved and may be exercised as if the Chapter 11 Cases had not been commenced.
k.          The proceeds of the DWR Bond Charge15 do not constitute property of the Debtors’

Case No. 01-30923 DM (Bankr. N.D. Cal.) to permanently protect the beneficial public values associated with certain land identified in that certain Settlement Agreement, dated December 19, 2003 and approved in CPUC Decision 03-12-035, among the Debtors and CPUC, and the related Stipulation Resolving Issues Regarding the Land Conservation Commitment that has not been made subject to a conservation easement or donated in accordance with the obligations set forth therein, which includes, for the avoidance of doubt, the Watershed Lands (as defined in and identified by the Settlement Agreement).
14 “FERC Tariff Rate Proceedings” means the pending TO Rate Revision Cases filed by PG&E at FERC seeking increases to its proposed electricity transmission rates in 2016, 2017, and 2018 and bearing FERC Docket Nos. ER16-2320-000, ER17-2154-000, and ER19-13-000, respectively, in which certain non-Debtor parties may receive refunds in amounts to be later determined by FERC.
15 “DWR Bond Charge” means the charge imposed by the CPUC upon customers in the service areas of California’s investor-owned utilities, as more fully defined in CPUC-DWR Rate Agreement, which is based on an estimate of the revenue needed to pay for DWR Bond Related Costs and the aggregate amount of electric power used by customers.  The DWR Bond Charge is the property of DWR for all purposes under California law, and any funds the Utility received from customers as the billing and collection agent for the DWR Bond Charge are held in trust for the benefit of DWR, as provided by and consistent with Section 5.1(b) of the CPUC-DWR Rate Agreement, California Water Code section 80112, and applicable CPUC decisions and orders.  The DWR Bond Charge does not include the Wildfire Fund Charge that the Utility collects from customers and remits to DWR, as more fully defined by the CPUC in its Decision on October 24, 2019 in D1910056, and other applicable CPUC decisions and orders.
“DWR Bond Related Costs” means the Bond Related Costs described in the CPUC-DWR Rate Agreement.
“CPUC-DWR Rate Agreement” means the agreement dated March 8, 2002 between the CPUC and DWR relating to the establishment of DWR’s revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.
“DWR” means the California Department of Water Resources.

estates.  Notwithstanding anything in the Plan or this Confirmation Order to the contrary, DWR shall be entitled to pursue any Claim against or otherwise exercise any rights against the Debtors and Reorganized Debtors in respect of the proceeds of the DWR Bond Charge as if the Chapter 11 Cases had not been commenced; provided that any such action shall be subject to the terms of the CPUC-DWR Rate Agreement, applicable CPUC decisions and orders, the California Water Code, and any other applicable law.
68.          Exchange Operators. The rights, duties and obligations of the Utility and the Reorganized Utility, as applicable, under its agreements with the California Independent System Operator Corporation and ICE NGX Canada Inc. (and certain of its affiliates and subsidiaries) and any tariffs incorporated therein, regardless of whether arising prior to or after the Petition Date or the Effective Date, shall be unaffected by the Plan or this Confirmation Order notwithstanding anything to the contrary contained therein.
69.          Exemption from Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of any Security or property under the Plan or in connection with the transactions contemplated thereby, the creation, filing, or recording of any mortgage, deed of trust, or other security interest, the making, assignment, filing, or recording of any lease or sublease, or the making or delivery of any deed, bill of sale, or other instrument of transfer under, in furtherance of, or in connection with the Plan, or any agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated in the Plan, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing a stamp tax or similar tax, to the maximum extent provided by section 1146(a) of the Bankruptcy Code. To the maximum extent provided by section 1146(a) of the Bankruptcy Code and applicable nonbankruptcy law, the Restructuring Transactions shall not be taxed under any law imposing a stamp tax or similar tax.
70.          Final Fee Applications.
a.          Pursuant to Section 2.2 of the Plan, all final requests for the payment of Professional Fee Claims against a Debtor, including any Professional Fee Claim incurred during the period from the Petition Date through and including the Effective Date, must be filed and served on the Reorganized Debtors no later than sixty (60) days after the Effective Date.  All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Interim Compensation Order, and any other prior orders of the Court regarding the payment of Professionals in the Chapter 11 Cases, and once approved by the Bankruptcy Court, promptly paid in Cash in the Allowed amount from the Professional Fee Escrow Account.  If the Professional Fee Escrow Account is insufficient to fund the full Allowed amount of all Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be allocated among and paid in full in Cash directly by the Reorganized Debtors.
b.          Prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. Such funds shall not be considered property of the estates of the Debtors or the Reorganized Debtors. Any amounts remaining in the Professional Fee Escrow Account after payment in full of all Allowed Professional Fee Claims shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.
c.          No later than ten (10) Business Days prior to the Effective Date, each Professional shall provide the restructuring advisors for the Debtors with an estimate of its unpaid Professional Fee Claims incurred in rendering services to the Debtors or their estates before and as of the Effective Date; provided, that such estimate shall not be deemed to limit the amount of fees and expenses that are the subject of the Professional’s final request for payment of its Professional Fee Claims whether from the Professional Fee Escrow Account or, if insufficient, from the Reorganized Debtors.  If a Professional does not timely provide an estimate as set forth above, the Debtors or Reorganized Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional for purposes of funding the Professional Fee Escrow Account.  The total amount of Professional Fee Claims estimated pursuant to this Section shall comprise the Professional Fee Reserve Amount.  The Professional Fee Reserve Amount, as well as the return of any excess funds in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full, shall be allocated to the applicable Debtor for whose benefit such Professional Fees Claims were incurred.
d.          Except as otherwise specifically provided in the Plan or in this Confirmation Order, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
71.          Fair and Equitable; No Unfair Discrimination.  Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Class 10A-II (HoldCo Rescission or Damage Claims), the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to such Class.  Based on the Disclosure Statement, the Disclosure Statement Supplement, the Confirmation Memorandum, the Declaration of Jason P. Wells in Support of the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization [Docket No. 7510], the Plan Proponents’ Joint Submission of Amended Plan and Confirmation Order Language Partially Resolving Confirmation Objection of the Public Employee Retirement Association of New Mexico [Docket No. 8016], the Notice of Withdrawal of Securities Lead Plaintiff’s Objections to Confirmation Except for the Determination of the Appropriate Insurance Deduction to be Applied to Allowed HoldCo Rescission or Damage Claims [Docket No. 8017], the record of the Confirmation Hearing held on June 19, 2020, and the evidence proffered, adduced, or presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to Class 10A-II (HoldCo Rescission or Damage Claims) as required by section 1129(b) of the Bankruptcy Code. Accordingly, upon confirmation of the Plan and the occurrence of the Effective Date, the Plan shall be binding on the members of Class 10A-II (HoldCo Rescission or Damage Claims).

72.          Effectiveness of Order Upon Entry. Notwithstanding the applicability of Bankruptcy Rule 3020(e), the terms and conditions of the Confirmation Order shall be immediately effective and enforceable upon its entry.
73.          Actions Taken Prior to Reversal or Modification of Order. If any or all of the provisions of the Confirmation Order are hereafter reversed, modified, or vacated by subsequent order of the Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken pursuant to, under, or in connection with the Plan prior to the Debtors’ receipt of written notice of such Order. Notwithstanding any such reversal, modification, or vacatur of the Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, the Confirmation Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of the Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.
74.          Non-Occurrence of the Effective Date.  If the Effective Date does not occur on or before December 31, 2020, then: (a) the Plan will be null and void in all respects; and (b) nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.
75.          Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.
76.          Dissolution of Statutory Committees.  Pursuant to Section 12.1 of the Plan, on the Effective Date, the Statutory Committees shall dissolve, the current and former members of the Statutory Committees, including any ex officio members, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, except for the limited purpose of (i) prosecuting requests for allowances of compensation and reimbursement of expenses incurred prior to the Effective Date and objecting to any such requests filed by other Professionals, including any appeals in connection therewith, (ii) having standing and a right to be heard in connection with any pending litigation, including appeals, to which such committee is a party, or (iii) prosecuting any appeals of this Confirmation Order.
77.          Service of Notice of the Confirmation Order.  Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Plan Proponents are directed to serve promptly after the occurrence of the Effective Date, a notice of the entry of this Confirmation Order, which shall include notice of this Confirmation Order and notice of the Effective Date (the “Notice of Effective Date”), on all parties that received notice of the Confirmation Hearing; provided, however, that the Plan Proponents shall be obligated to serve the Notice of Effective Date only on the record holders of Claims or Interests as of the Confirmation Date; provided, further, that the Plan Proponents shall not be required to serve the Notice of Effective Date on any holder of Claims or Interests where the prior service of the notice of the Confirmation Hearing was returned as undeliverable and no forwarding address has been provided.
78.          Jurisdiction.  The Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Confirmation Order and as provided in Section 11.1 of the Plan.
79.          Severability. Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except in accordance with the terms of the Plan; and (c) nonseverable and mutually dependent.
80.          Conflict Between Plan and Confirmation Order.  If there is any direct conflict between the terms of the Plan and the Confirmation Order, the terms of the Confirmation Order shall control.
81.          Reference.  The failure specifically to include or reference any particular provision of the Plan or any related agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision or related agreement, it being the intent of the Court that the Plan is confirmed in its entirety, the Plan and such related agreements are approved in their entirety, and the Plan Supplement is incorporated herein by reference.

**END OF ORDER**

Exhibit A
Debtors’ and Shareholder Proponents Joint Plan of Chapter 11 Reorganization Dated June 19, 2020

WEIL, GOTSHAL & MANGES LLP
Stephen Karotkin (pro hac vice)
(stephen.karotkin@weil.com)
Ray C. Schrock, P.C. (pro hac vice)
(ray.schrock@weil.com)
Jessica Liou (pro hac vice)
(jessica.liou@weil.com)
Matthew Goren (pro hac vice)
(matthew.goren@weil.com)
767 Fifth Avenue
New York, NY 10153-0119
Tel: 212 310 8000
Fax: 212 310 8007

JONES DAY
Bruce S. Bennett (SBN 105430)
(bbennett@jonesday.com)
Joshua M. Mester (SBN 194783)
(jmester@jonesday.com)
James O. Johnston (SBN 167330)
(jjohnston@jonesday.com)
555 South Flower Street
Fiftieth Floor
Los Angeles, CA 90071-2300
Tel:    213 489 3939
Fax:   213 243 2539

Attorneys for Shareholder Proponents
KELLER BENVENUTTI KIM LLP
Tobias S. Keller (#151445)
(tkeller@kbkllp.com)
Jane Kim (#298192)
(jkim@kbkllp.com)
650 California Street, Suite 1900
San Francisco, CA 94108
Tel: 415 496 6723
Fax: 650 636 9251

Attorneys for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION

In re:

PG&E CORPORATION,

- and -

PACIFIC GAS AND ELECTRIC COMPANY,

Debtors.

□ Affects PG&E Corporation
□ Affects Pacific Gas and Electric Company
☑ Affects both Debtors
* All papers shall be filed in the Lead Case, No. 19-30088 (DM).
Bankruptcy Case No. 19-30088 (DM) Chapter 11 (Lead Case) (Jointly Administered) DEBTORS’ AND SHAREHOLDER PROPONENTS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION DATED JUNE 19, 2020

i

TABLE OF CONTENTS
Page

	ARTICLE I.

DEFINITIONS, INTERPRETATION AND CONSENTS		1

	ARTICLE II.

ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY TAX CLAIMS AND OTHER UNCLASSIFIED CLAIMS		37

2.1	Administrative Expense Claims	37
2.2	Professional Fee Claims	37
2.3	DIP Facility Claims	38
2.4	Priority Tax Claims	38

	ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS		39

3.1	Classification in General	39
3.2	Summary of Classification	39
3.3	Separate Classification of Other Secured Claims	40
3.4	Nonconsensual Confirmation	40
3.5	Debtors’ Rights in Respect of Unimpaired Claims	41

	ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS		41

4.1	Class 1A – HoldCo Other Secured Claims	41
4.2	Class 2A – HoldCo Priority Non-Tax Claims	41
4.3	Class 3A: HoldCo Funded Debt Claims	42
4.4	Class 4A: HoldCo General Unsecured Claims	42
4.5	Class 5A-I – HoldCo Public Entities Wildfire Claims	42
4.6	Class 5A-II – HoldCo Subrogation Wildfire Claims	43
4.7	Class 5A-III – HoldCo Fire Victim Claims	43
4.8	Class 5A-IV – HoldCo Ghost Ship Fire Claims	43
4.9	Class 6A – HoldCo Workers’ Compensation Claims	44
4.10	Class 7A – HoldCo Environmental Claims	44
4.11	Class 8A – HoldCo Intercompany Claims	44
4.12	Class 9A – HoldCo Subordinated Debt Claims	44
4.13	Class 10A-I – HoldCo Common Interests	44
4.14	Class 10A-II – HoldCo Rescission or Damage Claims	45
4.15	Class 11A – HoldCo Other Interests	45

4.16	Class 1B – Utility Other Secured Claims	45
4.17	Class 2B – Utility Priority Non-Tax Claims	46
4.18	Class 3B-I – Utility Impaired Senior Note Claims	46
4.19	Class 3B-II – Utility Reinstated Senior Note Claims	46
4.20	Class 3B-III – Utility Short-Term Senior Note Claims	46
4.21	Class 3B-IV: Utility Funded Debt Claims	47
4.22	Class 3B-V: Utility PC Bond (2008 F and 2010 E) Claims	47
4.23	Class 4B: Utility General Unsecured Claims	47
4.24	Class 5B-I – Utility Public Entities Wildfire Claims	48
4.25	Class 5B-II – Utility Subrogation Wildfire Claims	48
4.26	Class 5B-III – Utility Fire Victim Claims	50
4.27	Class 5B-IV – Utility Ghost Ship Fire Claims	50
4.28	Class 6B – Utility Workers’ Compensation Claims	51
4.29	Class 7B – 2001 Utility Exchange Claims	51
4.30	Class 8B – Utility Environmental Claims	51
4.31	Class 9B – Utility Intercompany Claims	51
4.32	Class 10B – Utility Subordinated Debt Claims	51
4.33	Class 11B – Utility Preferred Interests	52
4.34	Class 12B – Utility Common Interests	52

	ARTICLE V.

PROVISIONS GOVERNING DISTRIBUTIONS		52

5.1	Distributions Generally	52
5.2	Plan Funding	52
5.3	No Postpetition or Default Interest on Claims	52
5.4	Date of Distributions	52
5.5	Distribution Record Date	53
5.6	Disbursing Agent	53
5.7	Delivery of Distributions	54
5.8	Unclaimed Property	54
5.9	Satisfaction of Claims	55
5.10	Fractional Stock	55
5.11	Manner of Payment under Plan	55
5.12	No Distribution in Excess of Amount of Allowed Claim	55
5.13	Setoffs and Recoupments	55
5.14	Rights and Powers of Disbursing Agent	56
5.15	Withholding and Reporting Requirements	56
5.16	Credit for Distributions under Wildfire Assistance Program	57

	ARTICLE VI.

MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN		57

6.1	[Reserved.]	57
6.2	Restructuring Transactions; Effectuating Documents	57

6.3	Continued Corporate Existence	58
6.4	The Subrogation Wildfire Trust	58
6.5	Subrogation Wildfire Trustee	59
6.6	Subrogation Trust Advisory Board	59
6.7	The Fire Victim Trust	60
6.8	Fire Victim Trustee	61
6.9	Public Entities Segregated Defense Fund	62
6.10	Go-Forward Wildfire Fund	63
6.11	Officers and Board of Directors	63
6.12	Management Incentive Plan	63
6.13	Cancellation of Existing Securities and Agreements	64
6.14	Cancellation of Certain Existing Security Agreements	64
6.15	Issuance of New HoldCo Common Stock	64
6.16	Exit Financing	65
6.17	Rights Offering	65
6.18	Plan Proponent Reimbursement	65
6.19	Securities Act Registrations or Exemptions	65

	ARTICLE VII.

PROCEDURES FOR DISPUTED CLAIMS		66

7.1	Objections to Claims	66
7.2	Resolution of Disputed Administrative Expense Claims and Disputed Claims	66
7.3	Payments and Distributions with Respect to Disputed Claims	66
7.4	Distributions After Allowance	67
7.5	Disallowance of Claims	67
7.6	Estimation	67

	ARTICLE VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES		68

8.1	General Treatment	68
8.2	Determination of Cure Disputes and Deemed Consent	68
8.3	Rejection Damages Claims	69
8.4	Survival of the Debtors’ Indemnification Obligations	70
8.5	Assumption of Employee Benefit Plans	70
8.6	Collective Bargaining Agreements	71
8.7	Insurance Policies	71
8.8	Reservation of Rights	71
8.9	Modifications, Amendments, Supplements, Restatements, or Other Agreements	71

	ARTICLE IX.

EFFECTIVENESS OF THE PLAN		72

9.1	Conditions Precedent to Confirmation of the Plan	72
9.2	Conditions Precedent to the Effective Date	72
9.3	Satisfaction of Conditions	73
9.4	Waiver of Conditions	73
9.5	Effect of Non-Occurrence of Effective Date	74

	ARTICLE X.

EFFECT OF CONFIRMATION		74

10.1	Binding Effect	74
10.2	Vesting of Assets	74
10.3	Discharge of Debtors	74
10.4	Term of Injunctions or Stays	75
10.5	Injunction Against Interference with Plan	75
10.6	Injunction	75
10.7	Channeling Injunction	76
10.8	Exculpation	77
10.9	Releases	78
10.10	Subordination	81
10.11	Retention of Causes of Action/Reservation of Rights	81
10.12	Preservation of Causes of Action	82
10.13	Special Provisions for Governmental Units	82
10.14	Document Retention and Cooperation with the Fire Victim Trust	82
10.15	Solicitation of Plan	82

	ARTICLE XI.

RETENTION OF JURISDICTION		83

11.1	Jurisdiction of Bankruptcy Court	83

	ARTICLE XII.

MISCELLANEOUS PROVISIONS		85

12.1	Dissolution of Statutory Committees	85
12.2	Substantial Consummation	85
12.3	Exemption from Transfer Taxes	85
12.4	Expedited Tax Determination	85
12.5	Payment of Statutory Fees	86
12.6	Plan Modifications and Amendments	86
12.7	Revocation or Withdrawal of Plan	86

v

12.8	Courts of Competent Jurisdiction	86
12.9	Severability	86
12.10	Governing Law	87
12.11	Schedules and Exhibits	87
12.12	Successors and Assigns	87
12.13	Time	87
12.14	Notices	87
12.15	Reservation of Rights	89

PG&E Corporation and Pacific Gas and Electric Company, the above-captioned debtors and debtors in possession, certain funds and accounts managed or advised by Abrams Capital Management, L.P., and certain funds and accounts managed or advised by Knighthead Capital Management, LLC (together, the “Shareholder Proponents,” and, collectively with the Debtors, the “Plan Proponents”), as plan proponents within the meaning of section 1129 of the Bankruptcy Code, propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.1 Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Article I of the Plan.

ARTICLE I.

DEFINITIONS, INTERPRETATION AND CONSENTS

DEFINITIONS.          The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1          2001 Utility Exchange Claim means any Claim against the Utility arising solely from (a) amounts due to the CAISO, PX, and/or various market participants based on purchases or sales of electricity, capacity, or ancillary services by the Utility and other market participants in markets operated by the CAISO and the PX that are subject to determination by FERC in refund proceedings bearing FERC Docket Nos. EL00-95-000 and EL00-98-000 and related subdockets, and (b) amounts due under any settlement agreements, allocation agreements, escrow agreements, letter agreements, other written agreements, or court orders (including orders entered in the chapter 11 case styled In re California Power Exchange Corporation, Case No. LA 01-16577 ES) that expressly relate thereto.

1.2          503(b)(9) Claim means a Claim against a Debtor or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code, which Claim was timely filed and Allowed pursuant to the 503(b)(9) Procedures Order.

1.3           503(b)(9) Procedures Order means the Amended Order Pursuant to 11 U.S.C. §§ 503(b)(9) and 105(a) Establishing Procedures for the Assertion, Resolution, and Satisfaction of Claims Asserted Pursuant to 11 U.S.C. § 503(b)(9) [Docket No. 725].

1.4          Administrative Expense Claim means any cost or expense of administration of any of the Chapter 11 Cases arising on or before the Effective Date that is allowable under section 503(b) of the Bankruptcy Code and entitled to priority under sections 364(c)(1), 503(b) (including 503(b)(9) Claims), 503(c), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code that has not already been paid, including, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed by one or more of

_____________________
1 The Plan and the Plan Supplement may be amended or supplemented, as necessary, to include relevant information contained in the submissions made by the Utility in connection with the proceeding regarding the Plan currently pending before the CPUC (Investigation (I).19-09-016), including but not limited to certain governance-related commitments.

the Debtors, as a debtor in possession, during the Chapter 11 Cases, including, for the acquisition or lease of property or an interest in property or the performance of services, or any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, (b) any DIP Facility Claim, (c) any Professional Fee Claim, and (d) any Intercompany Claim authorized pursuant to the Cash Management Order.

1.5          Aggregate Backstop Commitment Amount means the aggregate amount of all backstop commitments, if any, under all Backstop Commitment Letters; provided, however, that if the backstop commitments under all Backstop Commitment Letters shall be $0, then all consent and other rights hereunder shall no longer apply.

1.6          Aggregate Fire Victim Consideration means the aggregate consideration used to fund the Fire Victim Trust of (a) $5.4 billion in cash to be contributed on the Effective Date, (b) $1.35 billion consisting of (i) $650 million to be paid in cash on or before January 15, 2021 pursuant to the Tax Benefits Payment Agreement, and (ii) $700 million to be paid in cash on or before January 15, 2022 pursuant to the Tax Benefits Payment Agreement; (c) $6.75 billion in New HoldCo Common Stock (issued at Fire Victim Equity Value), which shall not be less than 20.9% of the New HoldCo Common Stock based on the number of fully diluted shares of Reorganized HoldCo (calculated using the treasury stock method (using an Effective Date equity value equal to Fire Victim Equity Value)) that will be outstanding as of the Effective Date (assuming all equity offerings and all other equity transactions specified in the Plan, including without limitation, equity issuable upon the exercise of any rights or the conversion or exchange of or for any other securities, are consummated and settled on the Effective Date, but excluding any future equity issuance not specified by the Plan) assuming the Utility’s allowed return on equity as of the date of the Tort Claimants RSA and reasonable registration rights consistent with the recommendations of the Debtors’ equity underwriter and tax rules and regulations; (d) the assignment by the Debtors and Reorganized Debtors to the Fire Victim Trust of the Assigned Rights and Causes of Action; and (e) assignment of rights, other than the rights of the Debtors to be reimbursed under the 2015 Insurance Policies for claims submitted to and paid by the Debtors prior to the Petition Date, under the 2015 Insurance Policies to resolve any claims related to Fires in those policy years. For the avoidance of doubt, the Aggregate Fire Victim Consideration shall not include any amounts for the Public Entities Settlement which shall be satisfied from other Plan financing sources but not from the Aggregate Fire Victim Consideration.

1.7          Allowed means, with reference to any Claim against a Debtor or Interest: (a) any Claim listed in the Debtors’ Schedules, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated, non-contingent, and undisputed, and for which no contrary proof of Claim has been filed; (b) any Claim or Interest expressly allowed hereunder; (c) any Claim (other than a Subrogation Wildfire Claim) or Interest to which a Debtor and the holder of such Claim or Interest agree to the amount and priority of the Claim or Interest, which agreement is approved by a Final Order; (d) any individual Subrogation Wildfire Claim (not held by a Consenting Creditor or a party to the Subrogation Wildfire Claim Allocation Agreement) to which the Subrogation Wildfire Trustee and the holder of such Claim agree to the amount of such Claim; (e) any Claim or Interest that is compromised, settled or otherwise resolved or Allowed pursuant to a Final Order (including any omnibus or procedural Final Order relating to the compromise, settlement, resolution, or allowance of any Claims) or under the Plan; or (f) any Claim or Interest arising on or before the Effective Date as to which no objection to allowance has been interposed within the time period set forth in the Plan; provided, that notwithstanding the foregoing, unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to, and shall not exceed the limitations or maximum amounts permitted by, the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. The Reorganized Debtors shall retain all Claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired under the Plan.

1.8         Assigned Rights and Causes of Action means any and all rights, claims, causes of action, and defenses related thereto relating directly or indirectly to any of the Fires that the Debtors may have against vendors, suppliers, third party contractors and consultants (including those who provided services regarding the Debtors’ electrical system, system equipment, inspection and maintenance of the system, and vegetation management), former directors and officers of the Debtors solely to the extent of any directors and officers’ Side B Insurance Coverage, and others as mutually agreed upon by the Plan Proponents and identified in the Schedule of Assigned Rights and Causes of Action.

1.9          Avoidance Action means any action commenced, or that may be commenced, before or after the Effective Date pursuant to chapter 5 of the Bankruptcy Code including sections 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code.

1.10        Backstop Approval Order means an order of the Bankruptcy Court, approving the Backstop Commitment Letters, which order shall be in form and substance satisfactory to the Debtors and the Backstop Parties.

1.11        Backstop Commitment Letters means those certain letter agreements, as may be amended or modified from time to time in accordance with the terms thereof and the Backstop Approval Order, pursuant to which the Backstop Parties have agreed to purchase shares of New HoldCo Common Stock on the terms and subject to the conditions thereof.

1.12        Backstop Parties means the parties that have agreed to purchase shares of New HoldCo Common Stock on the terms and subject to the conditions of the Backstop Commitment Letters and the Backstop Approval Order.

1.13         Ballot means the form(s) distributed to holders of impaired Claims or Interests on which the acceptance or rejection of the Plan is to be indicated.

1.14         Bankruptcy Code means title 11 of the United States Code, as applicable to the Chapter 11 Cases.

1.15        Bankruptcy Court means the United States Bankruptcy Court for the Northern District of California, having subject matter jurisdiction over the Chapter 11 Cases and, to the extent of any reference withdrawal made under section 157(d) of title 28 of the United States Code, the District Court.

1.16         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.17          Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.18          CAISO means the California Independent System Operator Corporation.

1.19          Cash means legal tender of the United States of America.

1.20         Cash Management Order means the Final Order Pursuant to 11 U.S.C. §§ 105(a), 345(b), 363(b), and 363(c), and Fed. R. Bankr. P.6003 and 6004 (i) Authorizing Debtors to (a) Continue Their Existing Cash Management System, (b) Honor Certain Prepetition Obligations Related to the Use Thereof, (c) Continue Intercompany Arrangements, (d) Continue to Honor Obligations Related to Joint Infrastructure Projects, and (e) Maintain Existing Bank Accounts and Business Forms; and (ii) Waiving the Requirements of 11 U.S.C. § 345(b), dated March 13, 2019 [Docket No. 881].

1.21         Cause of Action means, without limitation, any and all actions, class actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of setoff, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, Claims, Avoidance Actions, counterclaims, cross-claims, affirmative defenses, third-party claims, Liens, indemnity, contribution, guaranty, and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity, or otherwise, whether arising under the Bankruptcy Code or any applicable nonbankruptcy law, based in whole or in part upon any act or omission or other event occurring on or prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date. Without limiting the generality of the foregoing, when referring to Causes of Action of the Debtors or their estates, Causes of Action shall include (a) all rights of setoff, counterclaim, or recoupment and Claims for breach of contracts or for breaches of duties imposed by law or equity; (b) the right to object to any Claim or Interest; (c) Claims (including Avoidance Actions) pursuant to section 362 and chapter 5 of the Bankruptcy Code, including sections 510, 542, 543, 544 through 550, or 553; (d) Claims and defenses such as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Claims under any state or foreign law, including any fraudulent transfer or similar claims.

1.22         Channeling Injunction means the permanent injunction provided for in Section 10.7 of the Plan with respect to Fire Claims to be issued pursuant to, and included in, the Confirmation Order.

1.23         Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and currently styled In re PG&E Corporation and Pacific Gas and Electric Company, Ch. 11 Case No. 19-30088 (DM) (Jointly Administered).

1.24         Charging Lien means any Lien or other priority in payment to which a Funded Debt Trustee is entitled pursuant to the applicable Funded Debt Documents or any equivalent indemnification or reimbursement rights arising under the applicable Funded Debt Documents.

1.25          Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.26          Claims Resolution Procedures means, collectively, the Fire Victim Claims Resolution Procedures and the Subrogation Wildfire Claim Allocation Agreement.

1.27          Class means any group of Claims or Interests classified herein pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.28         Collateral means any property or interest in property of the estate of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to a Final Order ordering the remedy of avoidance on any such lien, charge, or other encumbrance under the Bankruptcy Code.

1.29          Collective Bargaining Agreements means, collectively, (a) the IBEW Collective Bargaining Agreements, (b) the Collective Bargaining Agreement currently in place between the Utility and the Engineers and Scientists of California Local 20, IFPTE, and (c) the Collective Bargaining Agreement currently in place between the Utility and the Service Employees International Union.

1.30          Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.31          Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.32         Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated thereby, which shall be in form and substance acceptable to the Debtors.

1.33          Consenting Creditors has the meaning set forth in Subrogation Claims RSA.

1.34          Consenting Fire Claimant Professionals has the meaning set forth in the Tort Claimants RSA.

1.35          Consenting Noteholders has the meaning set forth in the Noteholder RSA.

1.36          CPUC means the California Public Utilities Commission.

1.37         CPUC Approval means all necessary approvals, authorizations and final orders from the CPUC to implement the Plan, and to participate in the Go-Forward Wildfire Fund, including: (a) satisfactory provisions pertaining to authorized return on equity and regulated capital structure (it being acknowledged that the provisions included in the CPUC’s final decision dated December 19, 2019 in the 2020 Cost of Capital Proceeding are satisfactory for purposes of this provision); (b) a disposition of proposals for certain potential changes to the Utility’s corporate structure and authorizations to operate as a utility; (c) satisfactory resolution of claims for monetary fines or penalties under the California Public Utilities Code for prepetition conduct; (d) approval (or exemption from approval) of the financing structure and securities to be issued under Article VI of the Plan; and (e) any approvals or determinations with respect to the Plan and related documents that may be required by the Wildfire Legislation (A.B. 1054).

1.38          Creditors Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.39         Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default, as required by section 365(a) of the Bankruptcy Code by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors, and (b) permit the Debtors to assume or assume and assign such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code. Such Cure Amount will include interest at the applicable contract rate, or in the event no contract rate exists, at the applicable statutory rate from the Petition Date through the date of distribution.

1.40          D&O Liability Insurance Policies means all directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of either of the Debtors.

1.41          Debtors means, collectively, HoldCo and the Utility.

1.42         DIP Facilities means the senior secured postpetition credit facilities approved pursuant to the DIP Facility Order, as the same may be amended, modified, or supplemented from time to time through the Effective Date in accordance with the terms of the DIP Facility Documents and the DIP Facility Order.

1.43        DIP Facility Agents means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the DIP Facility Documents, and Citibank, N.A., solely in its capacity as collateral agent under the DIP Facility Documents, and their respective successors, assigns, or any replacement agents appointed pursuant to the terms of the DIP Facility Documents.

1.44          DIP Facility Claim means any Claim arising under, or related to, the DIP Facility Documents.

1.45          DIP Facility Credit Agreement means that certain Senior Secured Superpriority Debtor-In-Possession Credit, Guaranty and Security Agreement, dated as of February 1, 2019, by and among the Utility as borrower, HoldCo as guarantor, the DIP Facility Agents, and the DIP Facility Lenders, as the same has been or may be further amended, modified, or supplemented from time to time.

1.46          DIP Facility Documents means, collectively, the DIP Facility Credit Agreement and all other “Loan Documents” (as defined therein), and all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (including any collateral documentation) (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.47          DIP Facility Lenders means the lenders under the DIP Facility Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the DIP Facility Credit Agreement.

1.48         DIP Facility Order means the Final Order Pursuant to 11 U.S.C. §§ 105, 362, 363, 503 and 507, Fed. R. Bankr. P. 2002, 4001, 6004 and 9014 and (i) Authorizing the Debtors to Obtain Senior Secured, Superpriority, Postpetition Financing, (ii) Granting Liens and Superpriority Claims, (iii) Modifying the Automatic Stay, and (iv) Granting Related Relief [Docket No. 1091], dated March 27, 2019, as may be amended, modified, or supplemented from time to time through the Effective Date.

1.49          DIP Letters of Credit means any letters of credit issued by a DIP Facility Lender pursuant to the DIP Facility Credit Agreement.

1.50          Disallowed means a Claim, or any portion thereof, (a) that has been disallowed by a Final Order, agreement between the holder of such Claim and the applicable Debtor, or the Plan; (b) that is listed in the Debtors’ Schedules, as such Schedules may be amended, modified, or supplemented from time to time in accordance with Bankruptcy Rule 1009, at zero ($0) dollars or as contingent, disputed, or unliquidated and as to which no proof of Claim has been filed by the applicable deadline or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or applicable law; or (c) that is not listed in the Debtors’ Schedules and as to which no proof of Claim has been timely filed by the applicable deadline or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or under applicable law.

1.51          Disbursing Agent means the Utility (or such Entity designated by the Debtors and without the need for any further order of the Bankruptcy Court) in its capacity as a disbursing agent pursuant to Section 5.6 hereof.

1.52         Disclosure Statement means the disclosure statement relating to the Plan, including, all schedules, supplements, and exhibits thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.53          Disclosure Statement Order means a Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code.

1.54          Disputed means with respect to a Claim against a Debtor or any portion thereof (a) that is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) that has not been Allowed and is listed as unliquidated, contingent, or disputed in the Schedules; (c) that is a Subrogation Wildfire Claim not held by a Consenting Creditor that is also a party to the Subrogation Wildfire Claim Allocation Agreement; or (d) for which a proof of Claim has been filed and related to which the Debtors or any other party in interest has interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order.

1.55          Distribution Record Date means the Effective Date, unless otherwise provided in the Plan or designated by the Bankruptcy Court. The Distribution Record Date shall not apply to Securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with Article V of this Plan and, as applicable, the customary procedures of DTC.

1.56          District Court means the United States District Court for the Northern District of California having subject matter jurisdiction over the Chapter 11 Cases.

1.57          DTC means the Depository Trust Company.

1.58          Effective Date means a Business Day on or after the Confirmation Date selected by the Debtors, on which the conditions to the effectiveness of the Plan specified in Section 9.2 hereof have been satisfied or effectively waived in accordance with the terms hereof.

1.59          Eligible Offeree has the meaning set forth in the Rights Offering Procedures, if applicable.

1.60          Employee Benefit Plans means any written contracts, agreements, policies, programs, and plans (including any related trust or other funding vehicle) governing any obligations relating to compensation, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance, and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs, and plans for bonuses and other incentives or compensation for the current and former directors, officers, and employees, as applicable, of any of the Debtors.

1.61          Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

1.62          Environmental Claim means any Claim under any Environmental Law; provided, however, that Environmental Claims shall not include (x) any Claim for personal injury (including, but not limited to, sickness, disease or death) or (y) any Fire Claim.

1.63          Environmental Law means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative judgments, orders, agreements, permits, licenses, tariffs, determinations, and all common law, in each case concerning, in whole or in part, pollution, hazardous substances or waste, water quality, conservation or other protection of the environment, human health, safety, and welfare.

1.64        Environmental Performance Obligation means an obligation or requirement arising from any consent decree, permit, license, tariff, Cause of Action, agreement, injunction, cleanup and abatement order, cease and desist order, or any other administrative or judicial judgment, order or decree under any Environmental Law that is not a Claim and does not arise from any Fire.

1.65          Exculpated Parties means collectively, and, in each case, in their capacities as such: (a) the Debtors and Reorganized Debtors; (b) the DIP Facility Agents; (c) the DIP Facility Lenders; (d) the Exit Financing Agents; (e) the Exit Financing Lenders; (f) the Funded Debt Trustees; (g) the HoldCo Revolver Lenders; (h) the HoldCo Term Loan Lenders; (i) the Utility Revolver Lenders; (j) the Utility Term Loan Lenders; (k) the underwriters, initial purchasers, and any agents under or in connection with any underwritten primary or secondary offering of, or private placement of, or direct investment in, any equity securities, equity forward contracts or other equity-linked securities issued or entered into in connection with the Plan Funding; (l) the Public Entities Releasing Parties; (m) the Statutory Committees; (n) the Backstop Parties; (o) the Consenting Creditors; (p) the Shareholder Proponents; (q) the Consenting Noteholders; and (r) with respect to each of the foregoing entities (a) through (q), such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, equity holders, members, partners, managers, employees, subcontractors, agents, advisory board members, restructuring advisors, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors (and employees thereof), and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.66          Exit Financing means, collectively, the Exit Revolver Facility, and all other indebtedness to be incurred by the Reorganized Debtors on or about the Effective Date as part of the Plan Funding.

1.67          Exit Financing Agents means, collectively, the Exit Revolver Facility Agent and any other facility agent or indenture trustee acting in such capacity under the Exit Financing Documents.

1.68          Exit Financing Documents means, collectively, the Exit Revolver Facility Documents and all other agreements, indentures, documents, and instruments delivered or entered into pursuant to or in connection with the Exit Financing (including any guarantee agreements and collateral documentation) (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.69          Exit Financing Lenders means, collectively, the Exit Revolver Facility Lenders and all other lenders or holders (as applicable) under the Exit Financing Documents.

1.70          Exit Financing Term Sheets means those certain term sheets that shall be included in the Plan Supplement that set forth the principal terms of the Exit Financing.

1.71          Exit Revolver Facility means any revolving loan facility provided to the Reorganized Utility or Reorganized HoldCo, pursuant to the Exit Revolver Facility Documents, including the Exit Revolver Facility Credit Agreement, as contemplated by, and which shall be consistent with, the Exit Financing Term Sheets.

1.72          Exit Revolver Facility Agent means the administrative agent or collateral agent (if applicable) under the Exit Revolver Facility Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Revolver Facility Documents.

1.73          Exit Revolver Facility Credit Agreement means the credit agreement providing for the Exit Revolver Facility, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time), as contemplated by, and which shall be consistent with, the Exit Financing Term Sheets.

1.74          Exit Revolver Facility Documents means, collectively, the Exit Revolver Facility Credit Agreement and all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, supplemented, restated, or otherwise modified from time to time), each of which shall be, to the extent applicable, consistent with the Exit Financing Term Sheets.

1.75          Exit Revolver Facility Lenders means each person who on the Effective Date shall become a lender under the Exit Revolver Facility Documents.

1.76          Federal Judgment Rate means the interest rate of 2.59% as provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date.

1.77          Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment. The susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code shall not render a Final Order not a Final Order.

1.78          Fire Claim means any Claim against the Debtors in any way arising out of the Fires, including, but not limited to, any Claim resulting from the Fires for (a) general and/or specific damages, including any Claim for personal injury, wrongful death, emotional distress and similar claims, pavement fatigue, damage to culverts, ecosystem service losses, municipal budget adjustments/reallocation, lost revenue and tax impacts, local share of reimbursed fire clean-up costs, future estimated infrastructure costs, water service losses, lost landfill capacity, costs related to unmet housing (e.g., housing market impact due to the Fires and adjustments for increased homeless population), and/or hazard mitigation costs (including, watershed restoration and hazardous tree removal expenses); (b) damages for repair, depreciation and/or replacement of damaged, destroyed, and/or lost personal and/or real property; (c) damages for loss of the use, benefit, goodwill, and enjoyment of real and/or personal property; (d) damages for loss of wages, earning capacity and/or business profits and/or any related displacement expenses; (e) economic losses; (f) damages for wrongful injuries to timber, trees, or underwood under California Civil Code § 3346; (g) damages for injuries to trees under California Code of Civil Procedure § 733; (h) punitive and exemplary damages under California Civil Code §§ 733 and 3294, California Public Utilities Code § 2106, or otherwise, (i) restitution; (j) fines or penalties; (k) any and all costs of suit, including all attorneys’ fees and expenses, expert fees, and related costs, including all attorneys and other fees under any theory of inverse condemnation; (l) for prejudgment and/or postpetition interest; (m) other litigation costs stemming from the Fires; and (n) declaratory and/or injunctive relief. For avoidance of doubt and without prejudice to the Debtors’ right to object to any such Claim, “Fire Claim” shall not include any (x) Claim for substantial contribution under section 503(b) of the Bankruptcy Code, (y) Subordinated Debt Claim, HoldCo Common Interest or HoldCo Rescission or Damage Claim, or (z) Ghost Ship Fire Claim. The Fire Claims shall not include claims arising from any fire other than the Fires (including, without limitation, the Kincade Fire or any postpetition fire) or any Administrative Expense Claims.

1.79          Fire Victim Claim means any Fire Claim that is not a Public Entities Wildfire Claim, Subrogation Wildfire Claim, or a Subrogation Butte Fire Claim.

1.80          Fire Victim Claims Resolution Procedures means the procedures for the resolution, liquidation, and payment of Fire Victim Claims by the Fire Victim Trust, substantially in the form included in the Plan Supplement, which shall comply with Section 4.25(f)(ii) hereof.

1.81          Fire Victim Equity Value means 14.9 multiplied by the Normalized Estimated Net Income as of a date to be agreed upon among the parties to the Tort Claimants RSA.

1.82          Fire Victim Trust means one or more trusts established on the Effective Date, in accordance with Section 6.7 of the Plan to, among other purposes, administer, process, settle, resolve, satisfy, and pay Fire Victim Claims, and prosecute or settle the Assigned Rights and Causes of Action.

1.83           Fire Victim Trust Agreement means that certain trust agreement or agreements by and among the Debtors, the Fire Victim Trust, and the Fire Victim Trustee, substantially in the form included in the Plan Supplement.

1.84          Fire Victim Trustee means the Person or Persons selected by the Consenting Fire Claimant Professionals and the Tort Claimants Committee, subject to the approval of the Bankruptcy Court, and identified in the Plan Supplement, to serve as the trustee(s) of the Fire Victim Trust, and any successor thereto, appointed pursuant to the Fire Victim Trust Agreement.

1.85          Fire Victim Trust Oversight Committee means the oversight committee appointed by the Consenting Fire Claimant Professionals and the Tort Claimants Committee to oversee the Fire Victim Trust in accordance with the Plan and the Fire Victim Trust Agreement.

1.86           Fires means the fires that occurred in Northern California, listed on Exhibit A annexed hereto.

1.87           Funded Debt Claims means, collectively, the HoldCo Funded Debt Claims and the Utility Funded Debt Claims.

1.88          Funded Debt Documents means, collectively, the HoldCo Revolver Documents, the HoldCo Term Loan Documents, the PC Bond Loan Documents, the PC Bond LOC Documents, the PC Bond (2008 F and 2010 E) Documents, the Utility Revolver Documents, the Utility Term Loan Documents, and the Utility Senior Notes Documents.

1.89          Funded Debt Trustees means, collectively, the HoldCo Revolver Agent, the HoldCo Term Loan Agent, the Utility Revolver Agent, the Utility Term Loan Agent, the Utility Senior Notes Trustee, the PC Bond Trustee, and each Utility Issuing Lender.

1.90          General Unsecured Claim means any Claim against a Debtor, other than a DIP Facility Claim, Administrative Expense Claim, Professional Fee Claim, Priority Tax Claim, Other Secured Claim, Priority Non-Tax Claim, Funded Debt Claim, Workers’ Compensation Claim, 2001 Utility Exchange Claim, Fire Claim, Ghost Ship Fire Claim, Intercompany Claim, Utility Senior Note Claim, Utility PC Bond (2008 F and 2010 E) Claim, Environmental Claim or Subordinated Debt Claim, that is not entitled to priority under the Bankruptcy Code or any Final Order. General Unsecured Claims shall include any (a) Prepetition Executed Settlement Claim, including but not limited to settlements relating to Subrogation Butte Fire Claims; and (b) Claim for damages resulting from or otherwise based on the Debtors’ rejection of an executory contract or unexpired lease.

1.91          Ghost Ship Fire means the fire known as the “Ghost Ship Fire” which occurred in Oakland, California on December 2, 2016.

1.92          Ghost Ship Fire Claim means any Claim related to or arising from the Ghost Ship Fire.

1.93          Go-Forward Wildfire Fund means a long-term, state-wide fund established, pursuant to section 3292(a) of the California Public Utilities Code and the Wildfire Legislation (A.B. 1054), to pay for certain future wildfire obligations, the terms of which are set forth in the Wildfire Legislation (A.B. 1054).

1.94          Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.95          HoldCo means Debtor PG&E Corporation, a California corporation.

1.96          HoldCo Common Interest means any HoldCo Interest which results or arises from the existing common stock of HoldCo.

1.97          HoldCo Fire Victim Claim means any Fire Victim Claim against HoldCo.

1.98          HoldCo Environmental Claim means any Environmental Claim against HoldCo.

1.99          HoldCo Funded Debt Claims means, collectively, the HoldCo Revolver Claims and the HoldCo Term Loan Claims.

1.100          HoldCo General Unsecured Claim means any General Unsecured Claim against HoldCo.

1.101          HoldCo Ghost Ship Fire Claim means any Ghost Ship Fire Claim against HoldCo.

1.102          HoldCo Intercompany Claim means any Intercompany Claim against HoldCo.

1.103          HoldCo Interest means any Interest in HoldCo immediately prior to the Effective Date.

1.104          HoldCo Other Interest means any HoldCo Interest that is not a HoldCo Common Interest.

1.105          HoldCo Other Secured Claim means any Other Secured Claim against HoldCo.

1.106          HoldCo Priority Non-Tax Claim means any Priority Non-Tax Claim against HoldCo.

1.107          HoldCo Public Entities Wildfire Claim means any Public Entities Wildfire Claim against HoldCo.

1.108          HoldCo Rescission or Damage Claim means any Claim against HoldCo subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to the common stock of HoldCo.

1.109          HoldCo Rescission or Damage Claim Share means, with respect to an Allowed HoldCo Rescission or Damage Claim, a number of shares of New HoldCo Common Stock equal to the sum of following: (a) the portion of such Allowed HoldCo Rescission or Damage Claim relating to purchases of common stock of HoldCo on or before October 13, 2017, less the Insurance Deduction on account of such portion of such Allowed HoldCo Rescission or Damage Claim, divided by 65.00; and (b) the portion of such Allowed HoldCo Rescission or Damage Claim relating to purchases of common stock of HoldCo from October 14, 2017, through and including December 20, 2017, less the Insurance Deduction on account of such portion of such Allowed HoldCo Rescission or Damage Claim, divided by 46.50; and (c) the portion of such Allowed HoldCo Rescission or Damage Claim relating to purchases of common stock of HoldCo from December 21, 2017, through and including May 25, 2018, less the Insurance Deduction on account of such portion of such Allowed HoldCo Rescission or Damage Claim, divided by 37.25; and (d) the portion of such Allowed HoldCo Rescission or Damage Claim relating to purchases of common stock of HoldCo from May 26, 2018, through and including November 15, 2018, less the Insurance Deduction on account of such portion of such Allowed HoldCo Rescission or Damage Claim, divided by 32.50.

1.110         HoldCo Revolver Agent means such entity or entities acting as administrative agent under the HoldCo Revolver Documents, and any of their respective successors, assigns, or replacement agents appointed pursuant to the terms of the HoldCo Revolver Documents.

1.111           HoldCo Revolver Claim means any Claim arising under, or related to, the HoldCo Revolver Documents.

1.112          HoldCo Revolver Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of April 27, 2015, by and among HoldCo, the HoldCo Revolver Agent, and the HoldCo Revolver Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.113          HoldCo Revolver Documents means, collectively, the HoldCo Revolver Credit Agreement and all other “Loan Documents” (as defined therein), and all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.114           HoldCo Revolver Lenders means the lenders under the HoldCo Revolver Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the HoldCo Revolver Credit Agreement.

1.115          HoldCo Subordinated Debt Claim means any Claim against HoldCo that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim for reimbursement, indemnification or contribution, but excluding any HoldCo Rescission or Damage Claims.

1.116          HoldCo Subrogation Wildfire Claim means any Subrogation Wildfire Claim against HoldCo.

1.117         HoldCo Term Loan Agent means Mizuho Bank, Ltd. solely in its capacity as administrative agent under the HoldCo Term Loan Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the HoldCo Term Loan Documents.

1.118          HoldCo Term Loan Claim means any Claim arising under, or related to, the HoldCo Term Loan Documents.

1.119         HoldCo Term Loan Credit Agreement means that certain Term Loan Agreement, dated as of April 16, 2018, by and among HoldCo, as borrower, the HoldCo Term Loan Agent, and the HoldCo Term Loan Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.120         HoldCo Term Loan Documents means, collectively, the HoldCo Term Loan Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.121         HoldCo Term Loan Lenders means the lenders under the HoldCo Term Loan Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the HoldCo Term Loan Credit Agreement.

1.122          HoldCo Workers’ Compensation Claim means any Workers’ Compensation Claim against HoldCo.

1.123          IBEW Agreement means the agreements between the Debtors and IBEW Local 1245 contained in Exhibit B annexed hereto.

1.124        IBEW Collective Bargaining Agreements means, collectively, the two (2) Collective Bargaining Agreements currently in place between the Utility and IBEW Local 1245: (i) the IBEW Physical Agreement, and (ii) the IBEW Clerical Agreement, as such agreements will, subject to the occurrence of the Effective Date, be further amended, supplemented or modified in a manner consistent with the IBEW Agreement.

1.125          IBEW Local 1245 means Local Union No. 1245 of the International Brotherhood of Electrical Workers.

1.126          Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.127          Indemnification Obligation means each of the Debtors’ indemnification obligations existing or outstanding prior to the Effective Date, whether arising by statute, agreement, in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, restructuring advisors, financial advisors, investment bankers, and other professionals and agents of the Debtors, as applicable.

1.127A       Insurance Deduction means any cash payments received from an Insurance Policy (other than cash payments received from a Side A Policy) on account of all or any portion of an Allowed HoldCo Rescission or Damage Claim, to be applied proportionally in accordance with subparagraphs (a) through (d) of the definition of “HoldCo Rescission or Damage Claim Share” above.

1.128           Insurance Policies means any insurance policies issued prior to the Effective Date to any of the Debtors or under which the Debtors have sought or may seek coverage, including the D&O Liability Insurance Policies.

1.129           Intercompany Claim means any Claim against a Debtor held by either another Debtor or by a non-Debtor affiliate which is controlled by a Debtor (excluding any Claims of an individual).

1.130         Interest means (a) any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all units, shares, common stock, preferred stock, partnership interests, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date and (b) any Claim against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

1.131          Interim Compensation Order means the Order Pursuant to 11 U.S.C. §§ 331 and 105(a) and Fed. R. Bankr. P. 2016 for Authority to Establish Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 701].

1.132          Kincade Fire means the wildfire which started on October 23, 2019 in the area northeast of Geyserville, in Sonoma County, California.

1.133          Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.134          Management Incentive Plan means the post-emergence management incentive plan for certain of the Reorganized Debtors’ employees on the terms set forth in the Management Incentive Plan Term Sheet that may be established and implemented at the discretion of the New Board on or after the Effective Date.

1.135          Management Incentive Plan Term Sheet means that certain term sheet that sets forth the principal terms of the Management Incentive Plan.

1.136          New Board means, on and as of the Effective Date, the board of directors of Reorganized HoldCo, and the board of directors of the Reorganized Utility, as applicable.

1.137          New HoldCo Common Stock means the common stock of Reorganized HoldCo issued in connection with the implementation of the Plan.

1.138         New Organizational Documents means, if applicable, the forms of articles of incorporation or other forms of organizational documents and bylaws, as applicable, of the Reorganized Debtors, substantially in the form included in the Plan Supplement and which shall be in form and substance acceptable to the Debtors.

1.139         New Utility Funded Debt Exchange Notes means, collectively, (i) $1,949 million in new senior secured notes to be issued by the Reorganized Utility on the Effective Date that shall bear interest at the rate of 3.15%, mature on the 66 month anniversary of the Effective Date, and otherwise have the same terms and conditions of the Reference Short-Term Senior Note Documents; and (ii) $1,949 million in new senior secured notes to be issued by the Reorganized Utility on the Effective Date that shall bear interest at the rate of 4.50%, mature on the anniversary of the Effective Date in 2040, and otherwise have the same terms and conditions of the Reference Long-Term Senior Note Documents.

1.140          New Utility Long-Term Notes means, collectively, (i) $3.1 billion in new senior secured notes to be issued by the Reorganized Utility on the Effective Date that shall bear interest at the rate of 4.55%, mature on the anniversary of the Effective Date in 2030, and otherwise have the same terms and conditions of the Reference Long-Term Senior Note Documents; and (ii) $3.1 billion in new senior secured notes to be issued by the Reorganized Utility on the Effective Date that shall bear interest at the rate of 4.95%, mature on the anniversary of the Effective Date in 2050, and otherwise have the same terms and conditions of the Reference Long-Term Senior Note Documents.

1.141          New Utility Short-Term Notes means, collectively, (i) $875 million in new senior secured notes to be issued by the Reorganized Utility on the Effective Date that shall bear interest at the rate of 3.45%, mature on the anniversary of the Effective Date in 2025, and otherwise have the same terms and conditions as the Reference Short-Term Senior Note Documents; and (ii) $875 million in new senior secured notes to be issued by the Reorganized Utility on the Effective Date that shall bear interest at the rate of 3.75%, mature on the anniversary of the Effective Date in 2028 and otherwise have substantially similar terms and conditions as the Reference Short-Term Senior Notes Documents.

1.142          Non-cash Recovery has the meaning set forth in the Subrogation Claims RSA.

1.143          Normalized Estimated Net Income shall mean, in each case with respect to the estimated year 2021, (a) on a component-by-component basis (e.g., distribution, generation, gas transmission and storage, and electrical transmission), the sum of (i) the Utility’s estimated earning rate base for such component, times (ii) the equity percentage of the Utility’s authorized capital structure, times (iii) the Utility’s authorized rate of return on equity for such component, less (b) the projected post-tax difference in interest expense or preferred dividends for the entire company and the authorized interest expense or preferred dividends expected to be collected in rates based on the capital structure in the approved Plan, if any, less (c) the amount of the Utility’s post-tax annual contribution to the Go-Forward Wildfire Fund.

1.144          North Bay Public Entities means, collectively, (a) the City of Clearlake, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (b) the City of Napa, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (c) the City of Santa Rosa, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (d) the County of Lake, a general law county and political subdivision of the State of California duly organized and existing by virtue of the laws of the State of California; (e) Lake County Sanitation District, a sanitary district organized under the laws of the State of California; (f) the County of Mendocino, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (g) Napa County, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (h) the County of Nevada, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (i) the County of Sonoma, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (j) the Sonoma County Agricultural Preservation and Open Space District, a public agency formed pursuant to the Public Resources code sections 5500, et seq.; (k) Sonoma County Community Development Commission, a public and corporate entity pursuant to section 34110 of the California Health & Safety Code; (l) Sonoma County Water Agency, a public agency of the State of California; (m) Sonoma Valley County Sanitation District, a sanitary district organized under the laws of the State of California; and (n) the County of Yuba, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California.

1.145          Noteholder RSA means that certain Restructuring Support Agreement, dated as of January 22, 2020, and as approved by the Order of the Bankruptcy Court dated February 5, 2020 [Docket No. 5637], by and among the Debtors, the Shareholder Proponents, and the Consenting Noteholders, as amended, supplemented, restated, or otherwise modified from time to time, in accordance with its terms.

1.146           Ordinary Course Professionals Order means the Order Pursuant to 11 U.S.C. §§ 105(a), 327, 328, and 330 Authorizing the Debtors to Employ Professionals Used in

the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, dated February 28, 2019 [Docket No. 707].

1.147          Other Secured Claim means a Secured Claim that is not a DIP Facility Claim or Priority Tax Claim.

1.148          PC Bond Documents means, collectively, the PC Bond Loan Documents and the PC Bond LOC Documents.

1.149          PC Bond (2008 F and 2010 E) Documents means each of the following loan agreements, as amended, supplemented, restated, or otherwise modified from time to time, (a) Amended and Restated Loan Agreement between California Infrastructure and Economic Development Bank and the Utility, dated September 1, 2010 (Series 2008F); and (b) Loan Agreement between the California Infrastructure and Economic Development Bank and the Utility, dated April 1, 2010 (Series 2010 E).

1.150          PC Bond Loan Documents means each of the following loan agreements, as amended, supplemented, restated, or otherwise modified from time to time, (a) Loan Agreement between the California Infrastructure and Economic Development Bank and the Utility, dated August 1, 2009 (Series 2009 A); (b) Loan Agreement between the California Infrastructure and Economic Development Bank and the Utility, dated August 1, 2009 (Series 2009 B); (c) Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated September 1, 1997 (1997 Series B-C); (d) First Supplemental Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated December 1, 2003 (1997 Series B); (e) Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated May 1, 1996 (1996 Series A-G); (f) First Supplemental Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated July 1, 1998 (1996 Series A-G); and (g) Third Supplemental Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated December 1, 2003 (1996 Series C, E, F).

1.151          PC Bond LOC Documents means each of the following reimbursement agreements, as assigned, amended, supplemented, restated, or otherwise modified from time to time: (a) Reimbursement Agreement (Series 2009A) between the Utility and Union Bank, N.A., dated June 5, 2014; (b) Reimbursement Agreement (Series 2009B) between the Utility and Union Bank, N.A., dated June 5, 2014; (c) Reimbursement Agreement between the Utility and Canadian Imperial Bank of Commerce, New York Branch relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series B, dated December 1, 2015; (d) Reimbursement Agreement between the Utility and Mizuho Bank Ltd. relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series C, dated December 1, 2015; (e) Reimbursement Agreement between the Utility and Sumitomo Mitsui Banking Corporation relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series E, dated December 1, 2015; and (f) Reimbursement Agreement between the Utility and TD Bank N.A. relating to California Pollution Control Financing Authority Pollution

Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series F, dated December 1, 2015.

1.152          PC Bond Trustee means, as applicable, Deutsche Bank National Trust Company or Deutsche Bank Trust Company Americas, solely in their capacity as indenture trustee or successor indenture trustee under Indentures for pollution control bonds issued in connection with the PC Bond Loan Documents or the PC Bond (2008 F and 2010 E) Documents.

1.153           Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.154           Petition Date means January 29, 2019, the date on which the Debtors commenced the Chapter 11 Cases.

1.155           Plan means this chapter 11 plan, as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.156          Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement, all of which shall be in form and substance as provided herein and acceptable to the Plan Proponents.

1.157          Plan Funding means, collectively, (a) the proceeds from the incurrence of the Exit Financing, (b) the proceeds of any Rights Offering, if implemented, (c) any other sources of funding used for distributions under the Plan, including from any underwritten primary or secondary equity offering, a direct equity investment, and/or other equity-linked securities, and (d) Cash on hand. For the avoidance of doubt, Plan Funding does not include any Claim that has been Reinstated pursuant to the Plan.

1.158          Plan Supplement means the forms of certain documents effectuating the transactions contemplated herein, which documents shall be filed with the Clerk of the Bankruptcy Court no later than fourteen (14) days prior to the deadline set to file objections to the confirmation of the Plan, including, but not limited to: (a) the Schedule of Rejected Contracts; (b) the Wildfire Trust Agreements; (c) the New Organizational Documents (to the extent such New Organizational Documents reflect material changes from the Debtors’ existing articles of incorporation and bylaws); (d) to the extent known, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; (e) the Exit Financing Term Sheets; (f) the Fire Victim Claims Resolution Procedures; and (g) the Schedule of Assigned Rights and Causes of Action. Such documents shall be consistent with the terms hereof, provided, that, through the Effective Date, the Plan Proponents shall have the right to amend, modify, or supplement documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan.

1.159           Prepetition Executed Settlement Claim means any liquidated Claim against a Debtor, other than a 2001 Utility Exchange Claim, arising from a binding award, agreement,

or settlement fully effective prior to the Petition Date, which for the purposes of the Plan shall be Allowed in the amount set forth in the applicable award, agreement or settlement.

1.160          Priority Non-Tax Claim means any Claim against a Debtor, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

1.161           Priority Tax Claim means any Claim of a Governmental Unit against a Debtor of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.162          Professional means an Entity, excluding those Entities entitled to compensation pursuant to the Ordinary Course Professionals Order that is retained in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and that is entitled to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code.

1.163         Professional Fee Claim means any Administrative Expense Claim for the compensation of a Professional and the reimbursement of expenses incurred by such Professional through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to any Final Order (including, but not limited to, any fees of a Professional held back in accordance with the Interim Compensation Order or otherwise). To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses (whether or not paid pursuant to an order granting interim allowance), then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

1.164           Professional Fee Escrow Account means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors in Cash on the Effective Date, pursuant to Section 2.2(b) of the Plan.

1.165           Professional Fee Reserve Amount means the total amount of Professional Fee Claims estimated in accordance with Section 2.2(c) of the Plan.

1.166          Public Entities means, collectively, (a) the North Bay Public Entities; (b) the Town of Paradise; (c) the County of Butte; (d) the Paradise Park and Recreation District; (e) the County of Yuba; and (f) the Calaveras County Water District.

1.167         Public Entities Operative Complaints means all complaints filed by the Public Entities in relation to the Fires, including the complaints filed in Calaveras County Water District v. PG&E, No. 34-2018-00238630 (Cal. Super. Ct. Sacramento Cty), the Public Entity Master Complaint filed in Judicial Council Coordination Proceeding No. 4853, Butte Fire Cases, No. JCCP 4853 (Cal. Super. Ct. Sacramento Cty.), City of Clearlake v. PG&E Corp. et al., No. CV419398 (Cal. Super. Ct. Lake Cty.), City of Napa v. PG&E Corp. et al., No. 19CV000148 (Cal. Super. Ct. Napa Cty.), City of Santa Rosa v. Pacific Gas and Electric

Company, et al., No. SCV-262772 (Cal. Super. Ct. Sonoma Cty.), County of Lake v. PG&E Corp. et al., No. CV-419417 (Cal. Super. Ct. Lake Cty.), Mendocino County v. PG&E Corporation et al., No. SCUK-CVPO-18-70440 (Cal. Super. Ct. Mendocino Cty.), Napa County v. PG&E Corporation et al., No. 18CV000238 (Cal. Super. Ct. Napa Cty.), County of Nevada v. PG&E Corp. et al., No. CU19-083418 (Cal. Super. Ct. Nevada Cty.), County of Sonoma v. PG&E Corporation et al., No. SCV-262045 (Cal. Super. Ct. Sonoma Cty.), County of Yuba v. PG&E Corp. et al., No. CVCV19-00045 (Cal. Super. Ct. Yuba Cty.), the Public Entity Master Complaint filed in Judicial Council Coordination Proceeding No. 4955 (California North Bay Fire Cases, No. JCCP 4955 (Cal. Super. Ct. San Francisco Cty.), Butte County v. PG&E Corp et al., No. 19CV00151 (Cal. Super. Ct. Butte Cty.) and Town of Paradise v. PG&E Corporation et al., No. 19CV00259 (Cal. Super. Ct. Butte Cty.).

1.168         Public Entities Plan Support Agreements means the Plan Support Agreements as to Plan Treatment of Public Entities’ Wildfire Claims, each dated June 18, 2019, by and between the Debtors and the Public Entities.

1.169          Public Entities Releasing Parties means the Public Entities and any subsidiary, affiliate, department, agency, political subdivision, or instrumentality thereof.

1.170          Public Entities Segregated Defense Fund means a segregated fund established for the benefit of the Public Entities in the amount of $10 million, which funds shall be used by the Reorganized Debtors solely to reimburse the Public Entities for any and all legal fees and costs associated with the defense or resolution of any Public Entities Third Party Claims against a Public Entity, in accordance with the Public Entities Plan Support Agreements.

1.171          Public Entities Settlement means the settlement of the Public Entities Wildfire Claims pursuant to the terms of the Public Entities Plan Support Agreements and this Plan.

1.172        Public Entities Settlement Distribution Protocol means the $1.0 billion in Cash, to be deposited in a trust account and distributed in accordance with the Plan and the Public Entities Plan Support Agreements, to satisfy the Public Entities Wildfire Claims.

1.173          Public Entities Third Party Claims means any past, present, or future Claim held by entities or individuals other than the Debtors or the Public Entities against the Public Entities that in any way arises out of or relates to the Fires, including but not limited to any Claim held by individual plaintiffs or subrogated insurance carriers against the Public Entities for personal injuries, property damage, reimbursement of insurance payments, and/or wrongful death that in any way arises out of or relates to the Fires.

1.174          Public Entities Wildfire Claim means any Fire Claim against the Debtors, including any Claim pleaded or asserted or that could have been pleaded or asserted based on the factual allegations set forth in the Public Entities Operative Complaints or that were filed or could be filed by the Public Entities in connection with the Chapter 11 Cases whether arising under California law or any other applicable law of the United States (state or federal) or any other jurisdiction, in each case whether such claims are absolute or contingent, direct or indirect, known or unknown, foreseen or unforeseen, in contract, tort or in equity, under any theory of law.

1.175          PX means the California Power Exchange Corporation.

1.176          Reference Long-Term Senior Note Documents means the Indenture governing the 3.95% Senior Notes due December 1, 2047 referred to in clause (jj) in the definition of Utility Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time solely with respect to the 3.95% Senior Notes due December 1, 2047).

1.177          Reference Short-Term Senior Note Documents means the Indenture governing the 6.05% Senior Notes due March 1, 2034 referred to in clause (o) in the definition of Utility Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time solely with respect to the 6.05% Senior Notes due March 1, 2034).

1.178         Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code, with respect to any class of Claims or Interests, (i) curing all prepetition and postpetition defaults other than defaults specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity date of the Claim or Interest as such maturity existed before the default; (iii) compensating the holder of such Claim or Interest for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; (iv) compensating the holder of such Claim or Interest (other than the Debtors or insiders of the Debtors) for actual pecuniary losses incurred by such holder arising from the failure to perform a nonmonetary obligation; and (v) not otherwise altering the legal, equitable or contractual rights to which the Claim or Interest entitles the holder thereof. For the avoidance of doubt, such Claims or Interests are Reinstated when the requirements for Reinstatement have been met by the Debtors in accordance with section 1124 of the Bankruptcy Code.

1.179          Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors and Reorganized Debtors; (b) the Tort Claimants Committee; (c) the DIP Facility Agents; (d) the DIP Facility Lenders; (e) the Exit Financing Agents; (f) the Exit Financing Lenders; (g) the Backstop Parties; (h) the Public Entities Releasing Parties; (i) the Consenting Creditors (solely in their capacity as holders of Subrogation Wildfire Claims); (j) the Shareholder Proponents; (k) the Consenting Noteholders; (l) the Funded Debt Trustees; and (m) with respect to each of the foregoing entities (a) through (l), such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, equity holders, members, partners, managers, employees, subcontractors, agents, advisory board members, restructuring advisors, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors (and employees thereof), and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.180          Releasing Parties means, collectively, and, in each case, in their capacities as such: (a) the Debtors; (b) the Reorganized Debtors, (c) any holder of a Claim or Interest that is solicited and voluntarily indicates on a duly completed Ballot submitted on or before the Voting Deadline that such holder opts into granting the releases set forth in Section 10.9(b) of the Plan to the extent permitted by applicable law, provided that for the avoidance of doubt any such a holder who does not indicate on their Ballot that they opt into granting such releases shall not be a Releasing Party, provided further that such holder’s decision to opt-in or not to the releases shall not in any way affect the classification or treatment of such Claim or Interest; (d) the DIP Facility Agents; (e) the DIP Facility Lenders; (f) the Exit Financing Agents; (g) the Exit Financing Lenders; (h) the Funded Debt Trustees; (i) the HoldCo Revolver Lenders; (j) the HoldCo Term Loan Lenders; (k) the Utility Revolver Lenders; (l) the Utility Term Loan Lenders; (m) the holders of Utility Senior Note Claims; (n) the Public Entities Releasing Parties; (o) the Tort Claimants Committee; (p) the Backstop Parties; (q) the Consenting Creditors; (r) the Consenting Noteholders; and (s) with respect to each of the foregoing entities (a) through (r), such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, equity holders, members, partners, managers, employees, subcontractors, agents, advisory board members, restructuring advisors, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors (and employees thereof), and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.181          Reorganized Debtors means each of the Debtors, or any successor thereto, as reorganized, pursuant to and under the Plan, on and after the Effective Date.

1.182          Reorganized HoldCo means HoldCo as reorganized, pursuant to and under the Plan, on and after the Effective Date.

1.183          Reorganized Utility means the Utility as reorganized, pursuant to and under the Plan, on and after the Effective Date.

1.184          Restructuring means the restructuring of the Debtors, the principal terms of which are set forth in the Plan, the Plan Documents and the Plan Supplement.

1.185          Restructuring Transactions has the meaning set forth in Section 6.2(a) of the Plan.

1.186          Rights Offering means, if implemented, an offering pursuant to which each Eligible Offeree is entitled to receive subscription rights to acquire shares of New HoldCo Common Stock in accordance with the Plan, the Rights Offering Procedures, and the Backstop Commitment Letters.

1.187          Requisite Consenting Creditors has the meaning set forth in Subrogation Claims RSA.

1.188          Rights Offering Procedures means, if applicable, the procedures governing and for the implementation of the Rights Offering, as approved by the Bankruptcy Court.

1.189          Schedule of Assigned Rights and Causes of Action means the schedule to be included in the Plan Supplement that is consistent in all respects with the definition of Assigned Rights and Causes of Action.

1.190          Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, to be filed as part of the Plan Supplement.

1.191          Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be amended, supplemented, or modified from time to time.

1.192          Secured Claim means any Claim against a Debtor secured by a Lien on property in which a Debtor’s estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

1.193          Securities Act means the Securities Act of 1933, as amended from time to time.

1.194          Security has the meaning set forth in section 101(49) of the Bankruptcy Code.

1.194A         Side A Policy means insurance maintained exclusively for the Debtors’ directors and officers and payable if and only if the D&O Liability Insurance Policies with coverage that is shared by the Debtors and the directors and officers have been first exhausted or are otherwise unavailable and there is a covered non-indemnified loss, consistent with the terms and conditions of the applicable policies.

1.195         Side B Insurance Coverage means all director and officer insurance policy proceeds paid by any insurance carrier to reimburse the Debtors for amounts paid pursuant to their indemnification obligations to their former directors and officers in connection with any Assigned Rights or Causes of Action under Section 1.8 hereof.

1.196          Statutory Committees means collectively, the Creditors Committee and the Tort Claimants Committee.

1.197          Subordinated Debt Claim means any HoldCo Subordinated Debt Claim and any Utility Subordinated Debt Claim.

1.198          Subrogation Butte Fire Claim means any Fire Claim arising from the Butte Fire (2015) that arises from subrogation (whether such subrogation is contractual, equitable, or statutory), assignment (whether such assignment is contractual, equitable, or statutory), or otherwise in connection with payments made or to be made by the applicable insurer to insured tort victims, and whether arising as a matter of state or federal law, including, without limitation, under section 509 of the Bankruptcy Code, including attorneys’ fees and interest. Subrogation Butte Fire Claims shall not include the claims of any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code).

1.199          Subrogation Claims RSA means that certain Restructuring Support Agreement, dated as of September 22, 2019, by and among the Debtors and the Consenting Creditors, as amended, supplemented, restated, or otherwise modified from time to time, in accordance with its terms.

1.200          Subrogation Claims RSA Approval Order means the order of the Bankruptcy Court, dated December 19, 2019, approving the Subrogation Claims RSA and the Allowance of the Utility Subrogation Wildfire Claims as provided therein [Docket No. 5173].

1.201          Subrogation Wildfire Claim means any Fire Claim (other than a Fire Claim arising from the Butte Fire (2015)) that arises from subrogation (whether such subrogation is contractual, equitable, or statutory), assignment (whether such assignment is contractual, equitable, or statutory), or otherwise in connection with payments made or to be made by the applicable insurer to insured tort victims, and whether arising as a matter of state or federal law, including, without limitation, under section 509 of the Bankruptcy Code, including attorneys’ fees and interest. For the avoidance of doubt, Subrogation Wildfire Claims shall include both “Paid” and “Reserved” claims, each as defined in the Subrogation Claims RSA. Subrogation Wildfire Claims shall not include (a) the claims of any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code) or (b) any Fire Claim asserting direct injury to a fire victim, regardless of whether the claimant is an insured and has received or will receive a recovery from their insurer, and any such claims are not the subject of, or compromised under, the Subrogation Claims RSA.

1.202         Subrogation Wildfire Claim Allocation Agreement means the agreement entered into by and among certain holders of Subrogation Wildfire Claims, and which describes the procedures for the payment of Subrogation Wildfire Claims by the Subrogation Wildfire Trust, consistent with the terms of the Subrogation Claims RSA.

1.203          Subrogation Wildfire Trust means one or more trusts established on the Effective Date, in accordance with Section 6.4 of the Plan, to administer, process, settle, resolve, liquidate, satisfy and pay all Subrogation Wildfire Claims.

1.204          Subrogation Wildfire Trust Advisory Board means the advisory board appointed by the holders of Subrogation Wildfire Claims in accordance with the Subrogation Wildfire Claim Allocation Agreement to oversee the Subrogation Wildfire Trust in accordance with the Plan, the Subrogation Wildfire Trust Agreement, and the Subrogation Wildfire Claim Allocation Agreement.

1.205          Subrogation Wildfire Trust Agreement means that certain trust agreement or agreements substantially in the form included in the Plan Supplement, which shall be in form and substance satisfactory to the Ad Hoc Subrogation Group (as defined in the Subrogation Claims RSA) in accordance with the Subrogation Wildfire Claim Allocation Agreement, and the Debtors (whose consent will not be unreasonably withheld).

1.206          Subrogation Wildfire Trustee means the Person selected by the holders of Subrogation Wildfire Claims in accordance with the Subrogation Wildfire Claim Allocation Agreement to serve as the trustee or trustees of the Subrogation Wildfire Trust, and any successor thereto, in each case, appointed pursuant to the Subrogation Wildfire Trust Agreement; provided that, in the event the Debtors intend that a Subrogation Wildfire Trust will be funded (at least in part) through the issuance of tax-exempt bonds, the identity of the Person or Persons to be selected to serve as the trustee of such Subrogation Wildfire Trust shall not impair the use of tax-exempt financing.

1.207          Tax Benefits mean the difference between the income taxes actually paid by the Reorganized Utility and the income taxes that the Reorganized Utility would have paid to the taxing authorities for such taxable year absent the net operating losses of the Utility and any deductions arising from the payment of Fire Victim Claims and Subrogation Wildfire Claims.

1.208          Tax Benefits Payment Agreement means an agreement between the Reorganized Utility and the Fire Victim Trust pursuant to which the Reorganized Utility agrees (a) to pay to the Fire Victim Trust an amount of cash equal to (i) up to $650 million of Tax Benefits for fiscal year 2020 to be paid on or before January 15, 2021 (the “First Payment Date”); and (ii) up to $700 million of Tax Benefits for fiscal year 2021 to be paid on or before January 15, 2022 (the “Final Payment Date”) plus the amount of any shortfall of the payments owed on the First Payment Date and the Final Payment Date so that on the Final Payment Date, the Fire Victim Trust shall have received payments under the Tax Benefits Payment Agreement in an aggregate cash amount of $1.350 billion from Tax Benefits or draws upon letters of credit under the terms of this definition or otherwise; (b) in the event that Tax Benefits in fiscal year 2020 exceed $650 million, the Reorganized Utility shall use such excess Tax Benefits to prepay, on or before the First Payment Date the amount of Tax Benefits to be paid for fiscal year 2021; (c) in the event that payments from the Tax Benefits Payment Agreement received on or before the First Payment Date are less than $650 million for any reason (a “First Payment Shortfall”), the Reorganized Utility shall deliver to the Fire Victim Trust an unconditional, standby letter of credit, payable at sight (with no approval or confirmation from the Reorganized Utility or other drawing conditions) and otherwise in form and substance satisfactory to the Fire Victim Trustee, naming the Fire Victim Trust as beneficiary the (“LOC”), from an institution acceptable to the Fire Victim Trust within fifteen (15) business days of the First Payment Date (the “LOC Issuance Date”) in an amount to cover such First Payment Shortfall, which may be presented to the issuing bank for payment to the Fire Victim Trust on January 18, 2022 to the extent that any amounts remain owing to the Fire Victim Trust under the Tax Benefits Payment Agreement on that date; (d) if the Reorganized Utility has not delivered such letter of credit within ten (10) days of the LOC Issuance Date, then the Fire Victim Trust shall have the right to file a stipulated judgment against the Reorganized Utility, which executed stipulated judgment shall be an exhibit to the Tax Benefits Payment Agreement, in the amount of the First Payment Shortfall based on a declaration by the Fire Victim Trustee of the Reorganized Utility’s failure to comply with this requirement of the Tax Benefits Payment Agreement; (e) in the event that payments from the Tax Benefits Payment Agreement and LOC received on or before the Final Payment Date are less than $1.350 billion for any reason (a “Final Payment Shortfall”) then on February 9, 2022, the Fire Victim Trust shall have the right to file a stipulated judgment against the Reorganized Utility, which executed stipulated judgment shall be an exhibit to the Tax Benefits Payment Agreement, in the amount of the Final Payment Shortfall based on a declaration by the Fire Victim Trustee of the Reorganized Utility’s failure to comply with this requirement of the Tax Benefits Payment Agreement; (f) in the event there is a change of control as defined within the meaning of Section of 382 of the Internal Revenue Code after and other than as a result of the occurrence of the Effective Date, if any, all such payments provided for in (a)(i) and (ii) shall become automatically due and payable within fifteen days of such change in control (and the letter of credit, if issued, may be drawn); and (g) in the event that the Reorganized Utility obtains financing that monetizes or is otherwise secured by any Tax Benefits, the Reorganized Utility shall use the first $1.350 billion in proceeds of such financing to make all payments in (a)(i) and (ii) above to the Fire Victim Trust on January 15, 2021.

1.209          Tax Code means title 26 of the United States Code, as amended from time to time.

1.210          Tort Claimants Committee means the official committee of tort claimants appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.211         Tort Claimants RSA means that certain Restructuring Support Agreement, dated December 6, 2019, by and among the Debtors, the Tort Claimants Committee, the Consenting Fire Claimant Professionals, and the Shareholder Proponents, as amended, supplemented, restated, or otherwise modified from time to time, in accordance with its terms.

1.212         Trading Order means the Final Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code Establishing (1) Notification Procedures and Certain Restrictions Regarding Ownership and Acquisitions of Stock of the Debtors and (2) a Record Date Regarding the Ownership of Claims Against the Debtors with Respect to Certain Notification and Sell-Down Procedures and Requirements, dated March 27, 2019 [Docket No. 1094].

1.213          U.S. Trustee means Andrew S. Vara, Acting United States Trustee for Regions 3 and 9, or such other person appointed to serve as the United States Trustee in respect of the Chapter 11 Cases.

1.214          Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.215          Utility means Debtor Pacific Gas and Electric Company, a California corporation.

1.216          Utility Common Interest means any Interest in the Utility that is not a Utility Preferred Interest.

1.217          Utility Environmental Claim means any Environmental Claim against the Utility.

1.218          Utility Fire Victim Claim means any Fire Victim Claim against the Utility.

1.219          Utility Funded Debt Claim means any Claim arising under, or related to, the Utility Funded Debt Documents.

1.220         Utility Funded Debt Claim Interest and Charges Amount means the sum of (i) interest on the applicable Utility Funded Debt Claim Principal Amount that was accrued and unpaid prior to the Petition Date calculated using the applicable non-default contract rate, (ii) reasonable fees and charges and other obligations owed as of the Petition Date to the extent provided in the applicable Utility Funded Debt Document, (iii) reasonable attorneys’ fees and expenses of counsel to the agents and certain lenders under the Utility Revolver Documents and Utility Term Loan Documents and certain holders of claims under PC Bond LOC Documents solely to the extent provided in the applicable Utility Funded Debt Document, not to exceed $7 million in the aggregate; and (iv) interest calculated using the Federal Judgment Rate on the sum of the applicable Utility Funded Debt Claim Principal Amount plus the amounts in clauses (i) and (ii) of this definition for the period commencing on the day after the Petition Date (or with respect to a Utility Funded Debt Claim based upon a PC Bond LOC Document, the later of the day after the Petition Date and the date on which such reimbursement obligation was actually paid) and ending on the Effective Date.

1.221         Utility Funded Debt Claim Principal Amount means the portion of an Utility Funded Debt Claim consisting of principal outstanding as of the Petition Date, or, with respect to claims under a PC Bond LOC Document, the reimbursement obligation, actually paid under such PC Bond LOC Document.

1.222          Utility Funded Debt Documents means, collectively, the (i) Utility Revolver Documents, (ii) Utility Term Loan Documents, and (iii) PC Bond Documents.

1.223          Utility General Unsecured Claim means any General Unsecured Claim against the Utility.

1.224          Utility Ghost Ship Fire Claim means any Ghost Ship Fire Claim against the Utility.

1.225          Utility Impaired Senior Note Claim Interest Amount means the sum of (i) interest on the applicable Utility Impaired Senior Note Claim Principal Amount that was accrued and unpaid prior to the Petition Date calculated using the applicable non-default contract rate plus (ii) interest calculated using the Federal Judgment Rate on the sum of the applicable principal of an Utility Impaired Senior Note Claim plus the amount in clause (i) of this definition for the period commencing on the day after the Petition Date and ending on the Effective Date.

1.226          Utility Impaired Senior Note Claim Principal Amount means the portion of an Utility Impaired Senior Note Claim consisting of principal outstanding as of the Petition Date.

1.227          Utility Impaired Senior Note Claims means any Claim arising under, or related to, the Utility Impaired Senior Note Documents.

1.228          Utility Impaired Senior Note Documents means, collectively, the Utility Senior Notes Indentures governing the Utility Impaired Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.229          Utility Impaired Senior Notes means, collectively, the following series of notes issued by the Utility pursuant to the Utility Senior Notes Indentures: (a) 6.05% Senior Notes due 2034; (b) 5.80% Senior Notes due March 1, 2037; (c) 6.35% Senior Notes due February 15, 2038; (d) 6.25% Senior Notes due March 1, 2039; (e) 5.40% Senior Notes due January 15, 2040; and (f) 5.125% Senior Notes due November 15, 2043.

1.230          Utility Intercompany Claim means any Intercompany Claim against the Utility.

1.231          Utility Issuing Lender means an Issuing Lender (as defined in the Utility Revolver Credit Agreement).

1.232          Utility Letters of Credit means any letters of credit issued by a Utility Revolver Lender pursuant to the Utility Revolver Documents.

1.233          Utility Other Secured Claim means any Other Secured Claim against the Utility.

1.234          Utility PC Bond (2008 F and 2010 E) Claim means any Claim arising under, or related to, the PC Bond (2008 F and 2010 E) Documents.

1.235          Utility Preferred Interest means any Interest in the Utility which results or arises from preferred stock issued by the Utility.

1.236          Utility Priority Non-Tax Claim means any Priority Non-Tax Claim against the Utility.

1.237          Utility Public Entities Wildfire Claim means any Public Entities Wildfire Claim against the Utility.

1.238          Utility Reinstated Senior Note Claims means any Claim arising under, or related to, the Utility Reinstated Senior Note Documents.

1.239          Utility Reinstated Senior Note Documents means, collectively, the Utility Senior Notes Indentures governing the Utility Reinstated Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.240          Utility Reinstated Senior Notes means, collectively, all notes issued by the Utility under the Utility Senior Notes Indentures that (a) will not have matured in accordance with their terms as of September 30, 2020; and (b) are not (x) Utility Impaired Senior Notes or (y) Utility Short-Term Senior Notes.

1.241          Utility Revolver Agent means Citibank, N.A., solely in its capacity as administrative agent under the Utility Revolver Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Utility Revolver Documents.

1.242          Utility Revolver Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of April 27, 2015, by and among Utility, the Utility Revolver Agent, and the Utility Revolver Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.243          Utility Revolver Documents means, collectively, the Utility Revolver Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.244          Utility Revolver Lenders means the lenders under the Utility Revolver Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the Utility Revolver Credit Agreement.

1.245          Utility Senior Note Claim means, collectively, Utility Impaired Senior Note Claims, Utility Reinstated Senior Note Claims, and Utility Short-Term Senior Note Claims.

1.246          Utility Senior Notes means, collectively, the following series of notes issued by the Utility pursuant to the Utility Senior Notes Indentures: (a) 3.50% Senior Notes due October 1, 2020; (b) 4.25% Senior Notes due May 15, 2021; (c) 3.25% Senior Notes due September 15, 2021; (d) 2.45% Senior Notes due August 15, 2022; (e) 3.25% Senior Notes due June 15, 2023; (f) 4.25% Senior Notes due August 1, 2023; (g) 3.85% Senior Notes due November 15, 2023; (h) 3.75% Senior Notes due February 15, 2024; (i) 3.40% Senior Notes due August 15, 2024; (j) 3.50% Senior Notes due June 15, 2025, (k) 2.95% Senior Notes due March 1, 2026; (l) 3.30% Senior Notes due March 15, 2027; (m) 3.30% Senior Notes due December 1, 2027; (n) 4.65% Senior Notes due August 1, 2028; (o) 6.05% Senior Notes due March 1, 2034; (p) 5.80% Senior Notes due March 1, 2037; (q) 6.35% Senior Notes due

February 15, 2038; (r) 6.25% Senior Notes due March 1, 2039; (s) 5.40% Senior Notes due January 15, 2040; (t) 4.50% Senior Notes due December 15, 2041; (u) 4.45% Senior Notes due April 15, 2042; (v) 3.75% Senior Notes due August 15, 2042; (w) 4.60% Senior Notes due June 15, 2043; (x) 5.125% Senior Notes due November 15, 2043; (y) 4.75% Senior Notes due February 15, 2044; (z) 4.30% Senior Notes due March 15, 2045; (aa) 4.25% Senior Notes due March 15, 2046; (bb) 4.00% Senior Notes due December 1, 2046; and (cc) 3.95% Senior Notes due December 1, 2047.

1.247          Utility Senior Notes Documents means, collectively, the Utility Senior Notes Indentures, the Utility Senior Notes, and all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

1.248          Utility Senior Notes Indentures means, the following senior notes indentures and supplemental indentures, between the Utility, as issuer, and the Utility Senior Notes Trustee, governing the Utility Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time): (a) Indenture, Dated as of April 22, 2005, Supplementing, Amending and Restating the Indenture of Mortgage, dated as of March 11, 2004, as supplemented by a First Supplemental Indenture, dated as of March 23, 2004 and a Second Supplemental Indenture, dated as of April 12, 2004 (“Amended and Restated Indenture, dated as of April 22, 2005”); (b) First Supplemental Indenture, Dated as of March 13, 2007 – Supplement to the Amended and Restated Indenture Dated as of April 22, 2005; (c) Third Supplemental Indenture, Dated as of March 3, 2008 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (d) Sixth Supplemental Indenture, Dated as of March 6, 2009 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (e) Seventh Supplemental Indenture, Dated as of June 11, 2009 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005 (f) Eighth Supplemental Indenture Dated as of November 18, 2009 – Supplement to the Amended and Restated Indenture Dated as of April 22, 2005; (g) Ninth Supplemental Indenture, Dated as of April 1, 2010 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (h) Tenth Supplemental Indenture, Dated as of September 15, 2010 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (i) Twelfth Supplemental Indenture, Dated as of November 18, 2010 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (j) Thirteenth Supplemental Indenture Dated as of May 13, 2011 – Supplement to the Amended and Restated Indenture Dated as of April 22, 2005; (k) Fourteenth Supplemental Indenture Dated as of September 12, 2011 – Supplement to the Amended and Restated Indenture Dated as of April 22, 2005; (l) Sixteenth Supplemental Indenture, Dated as of December 1, 2011 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (m) Seventeenth Supplemental Indenture, Dated as of April 16, 2012 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (n) Eighteenth Supplemental Indenture, Dated as of August 16, 2012 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (o) Nineteenth Supplemental Indenture, Dated as of June 14, 2013 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (p) Twentieth Supplemental

Indenture, Dated as of November 12, 2013 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (q) Twenty-First Supplemental Indenture, Dated as of February 21, 2014 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (r) Twenty-Third Supplemental Indenture, Dated as of August 18, 2014 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (s) Twenty-Fourth Supplemental Indenture, Dated as of November 6, 2014 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (t) Twenty-Fifth Supplemental Indenture, Dated as of June 12, 2015 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (u) Twenty-Sixth Supplemental Indenture, Dated as of November 5, 2015 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (v) Twenty-Seventh Supplemental Indenture, Dated as of March 1, 2016 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (w) Twenty-Eighth Supplemental Indenture, Dated as of December 1, 2016 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (x) Twenty-Ninth Supplemental Indenture, Dated as of March 10, 2017 – Supplement to the Amended and Restated Indenture, Dated as of April 22, 2005; (y) Indenture, Dated as of November 29, 2017; (z) Indenture, Dated as of August 6, 2018; and (aa) First Supplemental Indenture Dated as of August 6, 2018, to Indenture, Dated as of August 6, 2018.

1.249          Utility Senior Notes Trustee means BOKF, N.A., as successor indenture trustee to The Bank of New York Mellon Trust Company solely in its capacity as indenture trustee under the Utility Senior Notes Indentures for the applicable Utility Senior Notes, and their successors and assigns.

1.250          Utility Short-Term Senior Note Claims means any Claim arising under, or related to, the Utility Short-Term Senior Note Documents.

1.251          Utility Short-Term Senior Note Claim Interest Amount means the sum of (i) interest on the applicable Utility Short-Term Senior Note Claim Principal Amount that was accrued and unpaid prior to the Petition Date calculated using the applicable non-default contract rate plus (ii) interest calculated using the Federal Judgment Rate on the sum of the applicable principal of an Utility Short-Term Senior Note Claim plus the amount in clause (i) of this definition for the period commencing on the day after the Petition Date and ending on the Effective Date.

1.252          Utility Short-Term Senior Note Claim Principal Amount means the portion of an Utility Short-Term Senior Note Claim consisting of principal outstanding as of the Petition Date.

1.253          Utility Short-Term Senior Note Documents means, collectively, the Utility Senior Notes Indentures governing Utility Short-Term Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.254          Utility Short-Term Senior Notes means, collectively, the following series of notes issued by the Utility pursuant to the Utility Senior Notes Indentures: (a) 3.50% Senior Notes due October 1, 2020; (b) 4.25% Senior Notes due May 15, 2021; (c) 3.25% Senior Notes due September 15, 2021; and (d) 2.45% Senior Notes due August 15, 2022.

1.255          Utility Subordinated Debt Claim means any Claim against the Utility that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim for reimbursement, indemnification or contribution.

1.256          Utility Subrogation Wildfire Claim means any Subrogation Wildfire Claim against the Utility.

1.257          Utility Term Loan Agent means The Bank of Tokyo- Mitsubishi UFJ, Ltd., solely in its capacity as administrative agent under the Utility Term Loan Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Utility Term Loan Documents.

1.258          Utility Term Loan Credit Agreement means that certain Term Loan Agreement, dated as of February 23, 2018, by and among the Utility as borrower, the Utility Term Loan Agent, and the Utility Term Loan Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.259          Utility Term Loan Documents means, collectively, the Utility Term Loan Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.260          Utility Term Loan Lenders means the lenders under the Utility Term Loan Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the Utility Term Loan Credit Agreement.

1.261          Utility Workers’ Compensation Claim means any Workers’ Compensation Claim against the Utility.

1.262          Voting Deadline means May 15, 2020 at 4:00 p.m. (Prevailing Pacific Time) or such other date set by the Bankruptcy Court by which all completed Ballots must be received.

1.263          Wildfire Assistance Program means the Wildfire Assistance Program established and administered pursuant to the Wildfire Assistance Program Orders.

1.264          Wildfire Assistance Program Orders means, collectively, the Order Authorizing Debtors to Establish and Fund Program to Assist Wildfire Claimants with Alternative Living Expenses and Other Urgent Needs and (b) Granting Related Relief, dated May 24, 2019 [Docket No. 2223], the Supplemental Order (a) Approving Appointment of Administrator and Establishing Guidelines for the Wildfire Assistance Program and (b)

Granting Related Relief, dated June 5, 2019 [Docket No. 2409], and the Order (a) Establishing Qualified Settlement Fund for the Wildfire Assistance Program and (b) Authorizing QSF Administrator, dated July 17, 2019 [Docket No. 3026].

1.265          Wildfire Insurance Policy means any Insurance Policy that was issued or allegedly issued that does or may afford the Debtors rights, benefits, indemnity, or insurance coverage with respect to any Fire Claim.

1.266          Wildfire Insurance Proceeds means any proceeds received by the Debtors under a Wildfire Insurance Policy.

1.267          Wildfire Legislation (A.B. 1054) means A.B. 1054, 2019 Assemb. (Cal. 2019).

1.268          Wildfire Trust Agreements means, collectively, the Subrogation Wildfire Trust Agreement and the Fire Victim Trust Agreement.

1.269          Wildfire Trusts means, collectively, the Subrogation Wildfire Trust and the Fire Victim Trust.

1.270          Workers’ Compensation Claims means any Claim against the Debtors by an employee of the Debtors for the payment of workers’ compensation benefits under applicable law.

INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

For purposes herein: (a) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein; (b) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (c) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (e) a term used herein that is not defined herein or by cross reference shall have the meaning assigned to that term in the Bankruptcy Code; (f) the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan; (g) the headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof; (h) in the event that a particular term of the Plan (including any exhibits or schedules hereto) conflicts with a particular term of the definitive documentation required to be implemented pursuant to the terms of the Plan or any settlement or other agreement contemplated hereunder, the Plan shall control; provided, for the avoidance of doubt, to the extent the Confirmation Order conflicts with the Plan, the Confirmation Order shall control for all purposes; (i) except as otherwise provided, any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (j) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of the Plan and the Confirmation Order; (k) any effectuating provisions relating to the Fire Victim Claims, Fire Victim Trust, Subrogation Wildfire Claims, or Subrogation Wildfire Trust may be interpreted by the Fire Victim Trustee or the Subrogation Wildfire Trustee, as applicable, in a manner consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the court or any other entity, and such interpretation shall control in all respects to the extent permitted by the Fire Victim Trust Agreement, Fire Victim Claims Resolution Procedures, Subrogation Wildfire Trust Agreement, and Subrogation Wildfire Claim Allocation Agreement, as applicable; (l) except as otherwise provided, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (m) any docket number references in the Plan shall refer to the docket number of any document filed with the Bankruptcy Court in the Chapter 11 Cases.

CERTAIN CONSENT RIGHTS.

Notwithstanding anything in the Plan to the contrary, and without limiting the Debtors’ fiduciary duties, any and all consent rights of any party set forth in the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, or any other plan support agreement that the Debtors hereafter enter into with any other parties with respect to the form and substance of this Plan, the Plan Supplement, the Plan Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein until such time as the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, or, as applicable, such other plan support agreements, are terminated in accordance with their terms.

ARTICLE II.

ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY TAX CLAIMS AND OTHER
UNCLASSIFIED CLAIMS

2.1          Administrative Expense Claims. In full and final satisfaction, settlement, release, and discharge of any Allowed Administrative Expense Claim against a Debtor, except to the extent the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Administrative Expense Claim against a Debtor agrees to a less favorable treatment of such Administrative Expense Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction, settlement, and discharge of such Allowed Administrative Expense Claim, an amount in Cash equal to the Allowed amount of such Administrative Expense Claim; provided that any Allowed Administrative Expense Claim that is not due and payable prior to the Effective Date, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities. For the avoidance of doubt, no Administrative Expense Claims shall be discharged pursuant to the Plan, other than Allowed Administrative Expense Claims that have been paid in Cash or otherwise satisfied in the ordinary course in an amount equal to the Allowed amount of such Claim on or prior to the Effective Date.

2.2          Professional Fee Claims.

(a)          All final requests for the payment of Professional Fee Claims against a Debtor, including any Professional Fee Claim incurred during the period from the Petition Date through and including the Effective Date, must be filed and served on the Reorganized Debtors no later than sixty (60) days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Interim Compensation Order, and any other prior orders of the Bankruptcy Court regarding the payment of Professionals in the Chapter 11 Cases, and once approved by the Bankruptcy Court, promptly paid in Cash in the Allowed amount from the Professional Fee Escrow Account. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amount of all Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be allocated among and paid in full in Cash directly by the Reorganized Debtors.

(b)          Prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. Such funds shall not be considered property of the estates of the Debtors or the Reorganized Debtors. Any amounts remaining in the Professional Fee Escrow Account after payment in full of all Allowed Professional Fee Claims shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c)          No later than ten (10) Business Days prior to the Effective Date, each Professional shall provide the restructuring advisors for the Debtors with an estimate of its unpaid Professional Fee Claims incurred in rendering services to the Debtors or their estates before and as of the Effective Date; provided, that such estimate shall not be deemed to limit the amount of fees and expenses that are the subject of the Professional’s final request for payment of its Professional Fee Claims whether from the Professional Fee Escrow Account or, if insufficient, from the Reorganized Debtors. If a Professional does not timely provide an estimate as set forth above, the Debtors or Reorganized Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional for purposes of funding the Professional Fee Escrow Account. The total amount of Professional Fee Claims estimated pursuant to this Section shall comprise the Professional Fee Reserve Amount. The Professional Fee Reserve Amount, as well as the return of any excess funds in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full, shall be allocated to the applicable Debtor for whose benefit such Professional Fees Claims were incurred.

(d)          Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3          DIP Facility Claims. In full and final satisfaction, settlement, release, and discharge of the Allowed DIP Facility Claims against the Debtors (subject to the last sentence of this Section 2.3), on the Effective Date, such Allowed DIP Facility Claims shall be paid in full in Cash by the Debtors in the Allowed amount of such DIP Facility Claims and all commitments under the DIP Facility Documents shall terminate. On the Effective Date, any DIP Letters of Credit outstanding shall be replaced or canceled and returned to the issuing DIP Facility Lender in accordance with the terms of the applicable DIP Letter of Credit and the DIP Facility Documents. Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Documents not yet due and payable), the termination of all commitments thereunder, and the replacement, return, collateralization or backstop of all outstanding DIP Letters of Credit in accordance with the terms of this Plan, on the Effective Date, all Liens granted to secure such obligations automatically shall be terminated and of no further force and effect.

2.4          Priority Tax Claims. In full and final satisfaction, settlement, release, and discharge of any Allowed Priority Tax Claim against a Debtor, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Priority Tax Claim agree to a less favorable treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date or as soon as reasonably practicable thereafter, or (b) Cash, in equal semi-annual installments and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable nonbankruptcy rate, which as to any Allowed Priority Tax Claim of the Internal Revenue Service on behalf of the United States shall be the applicable rate specified by the Tax Code, as of the Confirmation Date, applied pursuant to section 511 of the Bankruptcy Code, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim. Any Allowed Priority Tax Claim that is not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligation becomes due, together with any interest due at the applicable nonbankruptcy rate.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1          Classification in General. A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2          Summary of Classification.

(a)          The following table designates the Classes of Claims against, and Interests in, the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.

Class	Designation	Impairment	Entitled to Vote
Claims Against and Interests in HoldCo
Class 1A	HoldCo Other Secured Claims	Unimpaired	No (presumed to accept)
Class 2A	HoldCo Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
Class 3A	HoldCo Funded Debt Claims	Unimpaired	No (presumed to accept)
Class 4A	HoldCo General Unsecured Claims	Unimpaired	No (presumed to accept)
Class 5A-I	HoldCo Public Entities Wildfire Claims	Impaired	Yes
Class 5A-II	HoldCo Subrogation Wildfire Claims	Impaired	Yes
Class 5A-III	HoldCo Fire Victim Claims	Impaired	Yes
Class 5A-IV	HoldCo Ghost Ship Fire Claims	Unimpaired	No (presumed to accept)
Class 6A	HoldCo Workers’ Compensation Claims	Unimpaired	No (presumed to accept)
Class 7A	HoldCo Environmental Claims	Unimpaired	No (presumed to accept)
Class 8A	HoldCo Intercompany Claims	Unimpaired	No (presumed to accept)
Class 9A	HoldCo Subordinated Debt Claims	Unimpaired	No (presumed to accept)
Class 10A-I	HoldCo Common Interests	Impaired	Yes
Class 10A-II	HoldCo Rescission or Damage Claims	Impaired	Yes
Class 11A	HoldCo Other Interests	Unimpaired	No (presumed to accept)
Claims Against and Interests in the Utility
Class 1B	Utility Other Secured Claims	Unimpaired	No (presumed to accept)
Class 2B	Utility Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
Class 3B-I	Utility Impaired Senior Note Claims	Impaired	Yes
Class 3B-II	Utility Reinstated Senior Note Claims	Unimpaired	No (presumed to accept)
Class 3B-III	Utility Short-Term Senior Note Claims	Impaired	Yes
Class 3B-IV	Utility Funded Debt Claims	Impaired	Yes
Class 3B-V	Utility PC Bond (2008 F and 2010 E) Claims	Unimpaired	No (presumed to accept)
Class 4B	Utility General Unsecured Claims	Unimpaired	No (presumed to accept)
Class 5B-I	Utility Public Entities Wildfire Claims	Impaired	Yes
Class 5B-II	Utility Subrogation Wildfire Claims	Impaired	Yes
Class 5B-III	Utility Fire Victim Claims	Impaired	Yes
Class 5B-IV	Utility Ghost Ship Fire Claims	Unimpaired	No (presumed to accept)
Class 6B	Utility Workers’ Compensation Claims	Unimpaired	No (presumed to accept)
Class 7B	2001 Utility Exchange Claims	Unimpaired	No (presumed to accept)
Class 8B	Utility Environmental Claims	Unimpaired	No (presumed to accept)
Class 9B	Utility Intercompany Claims	Unimpaired	No (presumed to accept)
Class 10B	Utility Subordinated Debt Claims	Unimpaired	No (presumed to accept)
Class 11B	Utility Preferred Interests	Unimpaired	No (presumed to accept)
Class 12B	Utility Common Interests	Unimpaired	No (presumed to accept)

3.3          Separate Classification of Other Secured Claims. Each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving distributions under this Plan.

3.4          Nonconsensual Confirmation. In the event any Impaired Class of Claims or Interests entitled to vote on the Plan does not accept the Plan by the requisite statutory majority under section 1126(c) of the Bankruptcy Code, then the Debtors reserve the right to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

3.5          Debtors’ Rights in Respect of Unimpaired Claims. Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Claim that is not “impaired” (within the meaning of such term in section 1124 of the Bankruptcy Code), including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Claim.

ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS

4.1          Class 1A – HoldCo Other Secured Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo Other Secured Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Other Secured Claim agree to a less favorable treatment of such Claim, each holder of an Allowed HoldCo Other Secured Claim shall, at the option of the Debtors or Reorganized Debtors, (i) retain its HoldCo Other Secured Claim and the Collateral securing such Claim; (ii) receive Cash in an amount equal to such Allowed Claim, including the payment of any interest due and payable under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon as reasonably practicable thereafter, but in no event later than thirty (30) days after the later to occur of (A) the Effective Date and (B) the date such Claim becomes an Allowed Claim; or (iii) receive treatment of such Allowed HoldCo Other Secured Claim in any other manner that is necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event a HoldCo Other Secured Claim is treated under clause (ii) of this Section 4.1(a), the Liens securing such Other Secured Claim shall be deemed released immediately upon payment.

(b)          Impairment and Voting: The HoldCo Other Secured Claims are Unimpaired, and the holders of HoldCo Other Secured Claims are presumed to have accepted the Plan.

4.2          Class 2A – HoldCo Priority Non-Tax Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo Priority Non-Tax Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Priority Non-Tax Claim agree to a less favorable treatment of such Claim, each holder of an Allowed HoldCo Priority Non-Tax Claim shall receive, at the option of the Debtors or Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed HoldCo Priority Non-Tax Claim, including interest through the Effective Date calculated at the Federal Judgment Rate, payable on the Effective Date or as soon as reasonably practicable thereafter, or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)          Impairment and Voting: The HoldCo Priority Non-Tax Claims are Unimpaired, and the holders of HoldCo Priority Non-Tax Claims are presumed to have accepted the Plan.

4.3          Class 3A: HoldCo Funded Debt Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo Funded Debt Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Funded Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed HoldCo Funded Debt Claim shall receive Cash in an amount equal to (i) the principal amount outstanding as of the Petition Date of such holder’s HoldCo Funded Debt Claim plus all accrued and unpaid interest owed as of the Petition Date at the non-default contract rate; (ii) all interest accrued from the Petition Date through the Effective Date at the Federal Judgment Rate; and (iii) fees and charges and other obligations owed through the Effective Date, solely to the extent provided for under the HoldCo Term Loan Documents or the HoldCo Revolver Documents, as applicable.

(b)          Impairment and Voting: The HoldCo Funded Debt Claims are Unimpaired, and the holders of HoldCo Funded Debt Claims are presumed to have accepted the Plan.

4.4          Class 4A: HoldCo General Unsecured Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo General Unsecured Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo General Unsecured Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, but in no event later than thirty (30) days after the later to occur of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, each holder of an Allowed HoldCo General Unsecured Claim shall receive Cash in an amount equal to such holder’s Allowed HoldCo General Unsecured Claim. The Allowed amount of any HoldCo General Unsecured Claim shall include all interest accrued from the Petition Date through the date of distribution at the Federal Judgment Rate.

(b)          Impairment and Voting: The HoldCo General Unsecured Claims are Unimpaired, and holders of HoldCo General Unsecured Claims are presumed to have accepted the Plan.

4.5          Class 5A-I – HoldCo Public Entities Wildfire Claims.

(a)          Treatment: On the Effective Date, all HoldCo Public Entities Wildfire Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Public Entities Wildfire Claims. HoldCo Public Entities Wildfire Claims shall be satisfied solely from the Cash amount of $1.0 billion and the Public Entities Segregated Defense Fund, as described in Section 4.24(a) of the Plan.

(b)          Impairment and Voting: The HoldCo Public Entities Wildfire Claims are Impaired, and holders of HoldCo Public Entities Wildfire Claims are entitled to vote to accept or reject the Plan.

4.6          Class 5A-II – HoldCo Subrogation Wildfire Claims.

(a)          Treatment: On the Effective Date, all HoldCo Subrogation Wildfire Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Subrogation Wildfire Claims. Pursuant to the Channeling Injunction, each holder of a HoldCo Subrogation Wildfire Claim shall have its Claim permanently channeled to the Subrogation Wildfire Trust, and such Claim shall be asserted exclusively against the Subrogation Wildfire Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(b)          Impairment and Voting: The HoldCo Subrogation Wildfire Claims are Impaired, and holders of HoldCo Subrogation Wildfire Claims are entitled to vote to accept or reject the Plan.

4.7          Class 5A-III – HoldCo Fire Victim Claims.

(a)          Treatment: On the Effective Date, all HoldCo Fire Victim Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Fire Victim Claims. Pursuant to the Channeling Injunction, each holder of a HoldCo Fire Victim Claim shall have its Claim permanently channeled to the Fire Victim Trust, and such Claim shall be asserted exclusively against the Fire Victim Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(b)          Impairment and Voting: The HoldCo Fire Victim Claims are Impaired, and holders of HoldCo Fire Victim Claims are entitled to vote to accept or reject the Plan.

4.8          Class 5A-IV – HoldCo Ghost Ship Fire Claims.

(a)          Treatment: On and after the Effective Date, each holder of a HoldCo Ghost Ship Fire Claim shall be entitled to pursue its Claim against Reorganized HoldCo as if the Chapter 11 Cases had not been commenced, provided that as provided in the Bankruptcy Court’s Order Re: Motion for Relief From Automatic Stay to Permit the Courts of the State of California to Conduct a Jury Trial and Related Pretrial and Post Trial Matters in Connection with the Ghost Ship Fire Cases [Docket No. 5280] any recovery or payment with respect to the HoldCo Ghost Ship Fire Claims shall be limited solely to amounts available under the Debtors’ Insurance (as such term is defined in such Order, including any remaining Self Insured Retention that may still be available at the time of any settlement or final judgment). Under no circumstances shall any holder of a HoldCo Ghost Ship Fire Claim be entitled to receive any recovery from the Debtors or Reorganized Debtors, or their respective assets or properties other than as provided in the immediately preceding sentence.

(b)          Impairment and Voting: The HoldCo Ghost Ship Fire Claims are Unimpaired, and the holders of HoldCo Ghost Ship Fire Claims are presumed to have accepted the Plan.

4.9          Class 6A – HoldCo Workers’ Compensation Claims.

(a)          Treatment: On and after the Effective Date, each holder of a HoldCo Workers’ Compensation Claim shall be entitled to pursue its Claim against Reorganized HoldCo as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The HoldCo Workers’ Compensation Claims are Unimpaired, and holders of HoldCo Workers’ Compensation Claims are presumed to have accepted the Plan.

4.10          Class 7A – HoldCo Environmental Claims.

(a)          Treatment: On and after the Effective Date, each holder of a HoldCo Environmental Claim shall be entitled to pursue its Claim against Reorganized HoldCo as if the Chapter 11 Cases had not been commenced, and each Environmental Performance Obligation against HoldCo shall also survive the Effective Date as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The HoldCo Environmental Claims are Unimpaired, and holders of HoldCo Environmental Claims are presumed to have accepted the Plan.

4.11          Class 8A – HoldCo Intercompany Claims.

(a)          Treatment: On the Effective Date, all Allowed HoldCo Intercompany Claims shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) Reinstated, in each case as determined in the sole discretion of the Debtors or the Reorganized Debtors, as applicable.

(b)          Impairment and Voting: The HoldCo Intercompany Claims are Unimpaired, and the holders of HoldCo Intercompany Claims are presumed to have accepted the Plan.

4.12          Class 9A – HoldCo Subordinated Debt Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any HoldCo Subordinated Debt Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Subordinated Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed HoldCo Subordinated Debt Claim shall receive Cash in an amount equal to such holder’s Allowed HoldCo Subordinated Debt Claim.

(b)          Impairment and Voting: The HoldCo Subordinated Debt Claims are Unimpaired, and the holders of HoldCo Subordinated Debt Claims are presumed to have accepted the Plan.

4.13          Class 10A-I – HoldCo Common Interests.

(a)          Treatment: On the Effective Date, subject to the New Organizational Documents, each holder of a HoldCo Common Interest shall retain such Interest subject to dilution from any New HoldCo Common Stock, or securities linked to New HoldCo Common Stock, issued pursuant to the Plan and, if applicable, shall receive a pro rata distribution of any subscription rights to be distributed to holders of HoldCo Common Interests in connection with a Rights Offering.

(b)          Impairment and Voting: The HoldCo Common Interests are Impaired, and the holders of HoldCo Common Interests are entitled to vote to accept or reject the Plan.

4.14          Class 10A-II – HoldCo Rescission or Damage Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any HoldCo Rescission or Damage Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Rescission or Damage Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter but in no event later than thirty (30) days after the later to occur of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, each holder of an Allowed HoldCo Rescission or Damage Claim shall receive a number of shares of New HoldCo Common Stock equal to such holder’s HoldCo Rescission or Damage Claim Share.

(b)          Impairment and Voting: The HoldCo Rescission or Damage Claims are Impaired, and the holders of HoldCo Rescission or Damage Claims are entitled to vote to accept or reject the Plan.

4.15          Class 11A – HoldCo Other Interests.

(a)          Treatment: On the Effective Date, each holder of a HoldCo Other Interest shall have such holder’s HoldCo Other Interest Reinstated.

(b)          Impairment and Voting: The HoldCo Other Interests are Unimpaired, and the holders of HoldCo Other Interests are presumed to have accepted the Plan.

4.16          Class 1B – Utility Other Secured Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed Utility Other Secured Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility Other Secured Claim agree to a less favorable treatment of such Claim, each holder of an Allowed Utility Other Secured Claim shall, at the option of the Debtors or Reorganized Debtors, (i) retain its Utility Other Secured Claim and the Collateral securing such Claim; (ii) receive Cash in an amount equal to such Allowed Claim, including the payment of any interest due and payable under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon as reasonably practicable thereafter, but in no event later than thirty (30) days after the later to occur of (A) the Effective Date and (B) the date such Claim becomes an Allowed Claim; or (iii) receive treatment of such Allowed Utility Other Secured Claim in any other manner that is necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event a Utility Other Secured Claim is treated under clause (ii) of this Section 4.16(a), the Liens securing such Other Secured Claim shall be deemed released immediately upon payment.

(b)          Impairment and Voting: The Utility Other Secured Claims are Unimpaired, and the holders of Utility Other Secured Claims are presumed to have accepted the Plan.

4.17          Class 2B – Utility Priority Non-Tax Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed Utility Priority Non-Tax Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility Priority Non-Tax Claim agree to a less favorable treatment of such Claim, each holder of an Allowed Utility Priority Non-Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed Utility Priority Non-Tax Claim, including interest through the Effective Date calculated at the Federal Judgment Rate, payable on the Effective Date or as soon as reasonably practicable thereafter, or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)          Impairment and Voting: The Utility Priority Non-Tax Claims are Unimpaired, and the holders of Utility Priority Non-Tax Claims are presumed to have accepted the Plan.

4.18          Class 3B-I – Utility Impaired Senior Note Claims.

(a)          Treatment: On the Effective Date, holders of Utility Impaired Senior Note Claims shall receive Cash equal to their Utility Impaired Senior Note Claim Interest Amount and equal amounts of each issue of the New Utility Long-Term Notes in an aggregate amount equal to such holder’s Utility Impaired Senior Note Claim Principal Amount.

(b)          Impairment and Voting: The Utility Impaired Senior Note Claims are Impaired, and holders of Utility Impaired Senior Note Claims are entitled to vote to accept or reject the Plan.

4.19          Class 3B-II – Utility Reinstated Senior Note Claims.

(a)          Treatment: On the Effective Date, each holder of a Utility Reinstated Senior Note Claim shall have such holder’s Utility Reinstated Senior Note Claim Reinstated.

(b)          Impairment and Voting: The Utility Reinstated Senior Note Claims are Unimpaired, and holders of Utility Reinstated Senior Note Claims are presumed to have accepted the Plan.

4.20          Class 3B-III – Utility Short-Term Senior Note Claims.

(a)          Treatment: On the Effective Date, holders of Utility Short-Term Senior Note Claims shall receive Cash equal to their Utility Short-Term Senior Note Claim Interest Amount and equal amounts of each issue of New Utility Short-Term Notes in an aggregate amount equal to such holder’s Utility Short-Term Senior Note Claim Principal Amount.

(b)          Impairment and Voting: The Utility Short-Term Senior Note Claims are Impaired, and the holders of Utility Short-Term Senior Note Claims are entitled to vote to accept or reject the Plan.

4.21          Class 3B-IV: Utility Funded Debt Claims.

(a)          Treatment: On the Effective Date, holders of Utility Funded Debt Claims shall receive Cash equal to their Utility Funded Debt Claim Interest and Charges Amount and equal amounts of each issue of the New Utility Funded Debt Exchange Notes in an aggregate amount equal to such holder’s Utility Funded Debt Claim Principal Amount. On the Effective Date, any Utility Letters of Credit outstanding shall be replaced or canceled and returned to the issuing Utility Revolver Lender in accordance with the terms of the applicable Utility Letter of Credit and the Utility Revolver Documents.

(b)          Impairment and Voting: The Utility Funded Debt Claims are Impaired, and holders of Utility Funded Debt Claims are entitled to vote to accept or reject the Plan.

4.22          Class 3B-V: Utility PC Bond (2008 F and 2010 E) Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed Utility PC Bond (2008 F and 2010 E) Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility PC Bond (2008 F and 2010 E) Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Utility PC Bond (2008 F and 2010 E) Claim shall receive Cash in an amount equal to (i) the principal amount outstanding as of the Petition Date of such holder’s Utility PC Bond (2008 F and 2010 E) Claim plus all accrued and unpaid interest owed as of the Petition Date at the non-default contract rate; (ii) all interest accrued from the Petition Date through the Effective Date at the Federal Judgment Rate; and (iii) fees and charges and other obligations owed through the Effective Date, solely to the extent provided for under the applicable PC Bond (2008 F and 2010 E) Documents.

(b)          Impairment and Voting: The Utility PC Bond (2008 F and 2010 E) Claims are Unimpaired, and the holders of Utility PC Bond (2008 F and 2010 E) Claims are presumed to have accepted the Plan.

4.23          Class 4B: Utility General Unsecured Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Allowed Utility General Unsecured Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility General Unsecured Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, but in no event later than thirty (30) days after the later to occur of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, each holder of an Allowed Utility General Unsecured Claim shall receive Cash in an amount equal to such holder’s Allowed Utility General Unsecured Claim. The Allowed amount of any Utility General Unsecured Claim shall reflect all interest accrued from the Petition Date through the date of distribution at the Federal Judgment Rate.

(b)          Impairment and Voting: The Utility General Unsecured Claims are Unimpaired, and the holders of Utility General Unsecured Claims are presumed to have accepted the Plan.

4.24          Class 5B-I – Utility Public Entities Wildfire Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of all Allowed Utility Public Entities Wildfire Claims, on the Effective Date, or as soon as reasonably practicable thereafter, but in no event later than thirty (30) days after the Effective Date, the Public Entities shall receive an aggregate Cash amount of $1.0 billion, as provided in the Public Entities Plan Support Agreements, to be distributed in accordance with the Public Entities Settlement Distribution Protocol. The Reorganized Debtors shall also establish the Public Entities Segregated Defense Fund, in accordance with the terms of the Public Entities Plan Support Agreements. Utility Public Entities Wildfire Claims shall be satisfied solely from the Cash amount of $1.0 billion and the Public Entities Segregated Defense Fund, as described above.

(b)          Impairment and Voting: The Utility Public Entities Wildfire Claims are Impaired, and holders of the Utility Public Entities Wildfire Claims are entitled to vote to accept or reject the Plan.

4.25          Class 5B-II – Utility Subrogation Wildfire Claims.

The Utility Subrogation Wildfire Claims shall be treated as follows:

(a)          Allowance: For purposes of this Plan, and in accordance with the Subrogation Claims RSA Approval Order, the Utility Subrogation Wildfire Claims shall be settled and Allowed in the aggregate amount of $11 billion.

(b)          Treatment: On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall fund the Subrogation Wildfire Trust with Cash in the amount of $11 billion. No postpetition, and pre-Effective Date, interest shall be paid with respect to the Utility Subrogation Wildfire Claims as Allowed pursuant to the immediately preceding clause (a). All Utility Subrogation Wildfire Claims shall be satisfied solely from the assets funded to the Subrogation Wildfire Trust. The Plan may be amended prior to the entry of the Disclosure Statement Order in accordance with the Subrogation Claims RSA to replace a portion of the Cash consideration with Non-cash Recovery.

(c)          Professional Fees: On the Effective Date, the Reorganized Debtors shall pay the reasonable, documented, and contractual professional fees of the Ad Hoc Professionals (as such term is defined in the Subrogation Claims RSA) up to an aggregate amount of $55 million (inclusive of all such fees and expenses paid by the Debtors prior to the Effective Date, and which shall include success fees, transaction fees or other similar fees). The Reorganized Debtors are authorized to pay the professional fees and expenses of Rothschild & Co US Inc., Kekst and Company Incorporated d/b/a Kekst CNC, and Wilson Public Affairs, in each case subject to, and in accordance with, the Subrogation Claims RSA without the necessity of filing formal fee applications. Solely with respect to fees and expenses for professional services rendered by Willkie Farr & Gallagher LLP and Diemer & Wei LLP, the Reorganized Debtors are authorized to pay such fees and expenses ten (10) business after the receipt by the Debtors and the U.S. Trustee (the “Review Period”) of invoices therefor (the “Invoiced Fees”) and without the necessity of filing formal fee applications. The invoices for such Invoiced Fees shall include the number of hours billed and the aggregate expenses incurred by the applicable professional firm; provided, however, that any such invoice (i) may be limited and/or redacted to protect privileged, confidential, or proprietary information and (ii) shall not be required to contain individual time detail (provided that such invoice shall contain summary data regarding hours worked by each timekeeper for the applicable professional and such timekeepers’ hourly rates). The Reorganized Debtors and the U.S. Trustee may object to any portion of the Invoiced Fees (the “Disputed Invoiced Fees”) within the Review Period by filing with the Court a motion or other pleading, on at least ten days’ prior written notice (but no more than 30 days’ notice) of any hearing on such motion or other pleading, setting forth the specific objections to the Disputed Invoiced Fees in reasonable narrative detail and the bases for such objections; provided that the Reorganized Debtors shall pay all amounts that are not the subject of such objection upon the expiration of the Review Period and shall pay the balance following resolution of any such objection or upon an order of the Bankruptcy Court.

(d)          Distributions and Discharge: Funding of the Subrogation Wildfire Trust as provided above shall be in restitution and in full and final satisfaction, release, and discharge of all Subrogation Wildfire Claims. Each holder of a Subrogation Wildfire Claim that is party to the Subrogation Wildfire Claim Allocation Agreement shall receive payment as determined in accordance with the Subrogation Wildfire Claim Allocation Agreement. Holders of Disputed Subrogation Wildfire Claims as of the Effective Date shall not receive any payment unless and until such claims either are resolved consensually as between such holders and the Subrogation Wildfire Trustee or become Allowed Claims.

(e)          Channeling Injunction: On the Effective Date, the Debtors’ liability for all Utility Subrogation Wildfire Claims shall be fully assumed by, and be the sole responsibility of, the Subrogation Wildfire Trust, and all such Claims shall be satisfied solely from the assets of the Subrogation Wildfire Trust. Pursuant to the Channeling Injunction, each holder of a Utility Subrogation Wildfire Claim shall have its Claim permanently channeled to the Subrogation Wildfire Trust, and such Claim shall be asserted exclusively against the Subrogation Wildfire Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(f)          In accordance with the provisions of the Subrogation Claims RSA, the Confirmation Order shall contain the following findings and order:

(i)          the resolution of the Debtors’ insolvency proceeding provides funding or establishes reserves for, provides for assumption of, or otherwise provides for satisfying any prepetition wildfire claims asserted against the Debtors in the insolvency proceeding in the amounts agreed upon in any pre-insolvency proceeding settlement agreements or any post-insolvency settlement agreements, authorized by the court through an estimation process or otherwise allowed by the court, and

(ii)          except with respect to any settlement or other agreement regarding the Fire Victim Claims asserted by Adventist Health System/West and Feather River Hospital d/b/a Adventist Health Feather River, any settlement or other agreement with any holder or holders of a Fire Victim Claim that fixes the amount or terms for satisfaction of such Claim, including by a post-Effective Date trust established for the resolution and payment of such

Claim, shall contain as a condition to such settlement or other agreement that the holder or holders of such Claim contemporaneously execute and deliver a release and waiver of any potential made-whole claims against present and former holders of Subrogation Wildfire Claims, which release shall be substantially in the form attached hereto as Exhibit C.

(g)          Impairment and Voting: The Utility Subrogation Wildfire Claims are Impaired, and holders of Utility Subrogation Wildfire Claims are entitled to vote to accept or reject the Plan.

4.26          Class 5B-III – Utility Fire Victim Claims.

(a)          Treatment: In accordance with the requirements of section 3292 of the Wildfire Legislation (A.B. 1054), on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall establish and fund the Fire Victim Trust with the Aggregate Fire Victim Consideration. Utility Fire Victim Claims shall be satisfied solely from the Fire Victim Trust.

(b)          Funding of the Fire Victim Trust as provided above shall be in restitution and full and final satisfaction, release, and discharge of all Fire Victim Claims. Each holder of a Fire Victim Claim shall receive payment as determined in accordance with the Fire Victim Claims Resolution Procedures.

(c)          On the Effective Date, the Debtors’ liability for all Utility Fire Victim Claims shall be fully assumed by, and be the sole responsibility of the Fire Victim Trust, and all such Claims shall be satisfied solely from the assets of the Fire Victim Trust. Pursuant to the Channeling Injunction, each holder of a Utility Fire Victim Claim shall have its Claim permanently channeled to the Fire Victim Trust, and such Claim shall be asserted exclusively against the Fire Victim Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(d)          Impairment and Voting: The Utility Fire Victim Claims are Impaired, and holders of Utility Fire Victim Claims are entitled to vote to accept or reject the Plan.

4.27          Class 5B-IV – Utility Ghost Ship Fire Claims.

(a)          Treatment: On and after the Effective Date, each holder of a Utility Ghost Ship Fire Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not been commenced, provided that as provided in the Bankruptcy Court’s Order Re: Motion for Relief From Automatic Stay to Permit the Courts of the State of California to Conduct a Jury Trial and Related Pretrial and Post Trial Matters in Connection with the Ghost Ship Fire Cases [Docket No. 5280] any recovery or payment with respect to the Utility Ghost Ship Fire Claims shall be limited solely to amounts available under the Debtors’ Insurance (as such term is defined in such Order, including any remaining Self Insured Retention that may still be available at the time of any settlement or final judgment). Under no circumstances shall any holder of a Utility Ghost Ship Fire Claim be entitled to receive any recovery from the Debtors or Reorganized Debtors, or their respective assets or properties other than as provided in the immediately preceding sentence.

(b)          Impairment and Voting: The Utility Ghost Ship Fire Claims are Unimpaired, and the holders of Utility Ghost Ship Fire Claims are presumed to have accepted the Plan.

4.28          Class 6B – Utility Workers’ Compensation Claims.

(a)          Treatment: On and after the Effective Date, each holder of a Utility Workers’ Compensation Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The Utility Workers’ Compensation Claims are Unimpaired, and holders of Utility Workers’ Compensation Claims are presumed to have accepted the Plan.

4.29          Class 7B – 2001 Utility Exchange Claims.

(a)          Treatment: On and after the Effective Date, each holder of a 2001 Utility Exchange Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The 2001 Utility Exchange Claims are Unimpaired, and holders of 2001 Utility Exchange Claims are presumed to have accepted the Plan.

4.30          Class 8B – Utility Environmental Claims.

(a)          Treatment: On and after the Effective Date, each holder of a Utility Environmental Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not been commenced, and each Environmental Performance Obligation against the Utility shall also survive the Effective Date as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The Utility Environmental Claims are Unimpaired, and holders of Utility Environmental Claims are presumed to have accepted the Plan.

4.31          Class 9B – Utility Intercompany Claims.

(a)          Treatment: On the Effective Date, all Allowed Utility Intercompany Claims shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) Reinstated, in each case as determined in the sole discretion of the Debtors or the Reorganized Debtors, as applicable.

(b)          Impairment and Voting: The Utility Intercompany Claims are Unimpaired, and holders of Utility Intercompany Claims are presumed to have accepted the Plan.

4.32          Class 10B – Utility Subordinated Debt Claims.

(a)          Treatment: In full and final satisfaction, settlement, release, and discharge of any Utility Subordinated Debt Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed Utility Subordinated Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Utility Subordinated Debt Claim shall receive Cash in an amount equal to such holder’s Allowed Utility Subordinated Debt Claim.

(b)          Impairment and Voting: The Utility Subordinated Debt Claims are Unimpaired, and the holders of Utility Subordinated Debt Claims are presumed to have accepted the Plan.

4.33          Class 11B – Utility Preferred Interests.

(a)          Treatment: On the Effective Date, all Utility Preferred Interests shall be Reinstated.

(b)          Impairment and Voting: The Utility Preferred Interests are Unimpaired, and holders of Utility Preferred Interests are presumed to have accepted the Plan.

4.34          Class 12B – Utility Common Interests.

(a)          Treatment: On the Effective Date, all Utility Common Interests shall be Reinstated.

(b)          Impairment and Voting: The Utility Common Interests are Unimpaired, and the holders of Utility Common Interests are presumed to have accepted the Plan.

ARTICLE V.

PROVISIONS GOVERNING DISTRIBUTIONS

5.1          Distributions Generally. Except as otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures the Disbursing Agent shall make all distributions to the appropriate holders of Allowed Claims, or such other persons designated by this Plan, in accordance with the terms of this Plan.

5.2          Plan Funding. Except as otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, distributions of Cash shall be funded from the proceeds of the Plan Funding or the Wildfire Insurance Proceeds as of the applicable date of such distribution as set forth herein.

5.3          No Postpetition or Default Interest on Claims. Except as otherwise specifically provided for in this Plan or the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition and/or default interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

5.4          Date of Distributions. Unless otherwise provided in this Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon as reasonably practicable thereafter;

provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine appropriate. Holders of Fire Claims subject to the Claims Resolution Procedures shall receive distributions in accordance with the applicable Claims Resolution Procedures.

5.5          Distribution Record Date. Except as otherwise provided in the Wildfire Trust Agreements or the Claims Resolution Procedures, as of the close of business on the Distribution Record Date, the various lists of holders of Claims and Interests in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims or Interests after the Distribution Record Date. None of the Debtors, the Reorganized Debtors, or the Disbursing Agent shall have any obligation to recognize any transfer of a Claim or Interest occurring after the close of business on the Distribution Record Date. In addition, with respect to the reconciliation of any Cure Amounts or disputes over any Cure Amounts, none of the Debtors, the Reorganized Debtors, or the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount; provided, however that a distribution on account of any Claim for a Cure Amount that has been duly and properly sold, assigned, or otherwise transferred prior to the Distribution Record Date (on appropriate notice and otherwise in accordance with applicable Bankruptcy and non-Bankruptcy law) shall be made to the purchaser, assignee, or transferee of such Claim for a Cure Amount as set forth in the Official Claims Register for these Chapter 11 Cases.

5.6          Disbursing Agent. Except as otherwise provided in the Plan or the Wildfire Trust Agreements, all distributions under this Plan shall be made by the Disbursing Agent, on behalf of the applicable Debtor, on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Debtors or the Reorganized Debtors, as applicable, shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Debtors or the Reorganized Debtors, as applicable, shall cooperate in good faith with the Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 5.15 of this Plan. Fire Claims subject to the Channeling Injunction shall not be administered by the Disbursing Agent and shall instead be administered by the Wildfire Trusts. Notwithstanding any provision of the Plan to the contrary, distributions to holders of Allowed Funded Debt Claims and Allowed Utility Senior Note Claims shall be made to or at the direction of the applicable Funded Debt Trustee, which shall, to the extent directed by the applicable Funded Debt Trustee, act as Disbursing Agent for distributions to the respective Holders of Allowed Funded Debt Claims and Allowed Utility Senior Note Claims under the applicable Funded Debt Documents. The Funded Debt Trustees, as applicable, may transfer such distributions or direct the transfer of such distributions by the Debtors or through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Allowed Funded Debt Claims or Allowed Utility Senior Note Claims to the extent consistent with the customary practices of DTC or the customary practices for administrative agents under syndicated credit facilities (as applicable). Distributions in respect of Allowed Funded Debt Claims and Allowed Utility Senior Notes Claims shall be subject in all respects to the right of the applicable Funded Debt Trustee to assert its Charging

Lien, if any, against such distributions. All distributions to be made to holders of Allowed Utility Senior Note Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the applicable Funded Debt Documents.

5.7          Delivery of Distributions.

(a)          Except as otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, the Disbursing Agent will make the applicable distribution under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, (ii) the address in the most recent proof of claim filed by such holder, or (iii) the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such holder, at which time or as soon thereafter as reasonably practicable, such distribution shall be made to such holder without interest.

(b)          The Disbursing Agent, with the Funded Debt Trustees’ cooperation and consistent with Section 5.6 of this Plan, shall make any distributions on account of the Allowed Funded Debt Claims and Utility Senior Note Claims. At the request of the Debtors or Reorganized Debtors, each Funded Debt Trustee shall provide a copy of any registry or list of beneficial owners maintained by the Funded Debt Trustees to the Debtors or Reorganized Debtors, as applicable, as soon as reasonably practicable following such request and, to the extent specifically requested by the Debtors or Reorganized Debtors, such Funded Debt Trustee shall freeze such registry on a date specified by the Debtors or Reorganized Debtors for purposes of permitting distributions to be made pursuant to this Plan. If the applicable Funded Debt Document so provides, the Disbursing Agent may make distributions on account of the Allowed Funded Debt Claims, Utility Senior Note Claims, or Utility PC Bond (2008 F and 2010 E) Claims to the applicable Funded Debt Trustee. The Funded Debt Trustees shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Disbursing Agent, the Debtors, or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Funded Debt Claim, Utility Senior Note Claim, or Utility PC Bond (2008 F and 2010 E) Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Reorganized Debtors shall reimburse the Funded Debt Trustees for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with actions explicitly requested by the Reorganized Debtors necessary for implementation of the Plan; provided, that, for the avoidance of doubt, nothing in the Plan or Confirmation Order shall be considered or construed as an explicit request by the Reorganized Debtors authorizing the incurrence of fees and expenses by the Funded Debt Trustees.

5.8          Unclaimed Property. For distributions other than from the Wildfire Trusts, all distributions payable on account of Claims or Interests that are not deliverable, or have not responded to a request for information to make such delivery, and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns one year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

5.9          Satisfaction of Claims. Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

5.10          Fractional Stock. No fractional shares or Interests of New HoldCo Common Stock shall be distributed. If any distributions of New HoldCo Common Stock pursuant to the Plan or the Plan Documents would result in the issuance of a fractional share or Interest of New HoldCo Common Stock, then the number of shares or Interests of New HoldCo Common Stock to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share or Interest (with a half share or Interest or greater rounded up and less than a half share or Interest rounded down). The total number of shares or Interests of New HoldCo Common Stock, as applicable, to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 5.10. No consideration shall be provided in lieu of fractional shares or Interests that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than (1) share or Interest of New HoldCo Common Stock. Any New HoldCo Common Stock that is not distributed in accordance with this Section 5.10 shall be returned to, and ownership thereof shall vest in, Reorganized HoldCo.

5.11          Manner of Payment under Plan. Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by check, ACH, wire transfer, or any other method agreed between the Debtors or Reorganized Debtors and the holder of the Claim.

5.12          No Distribution in Excess of Amount of Allowed Claim. Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim, except to the extent that payment of postpetition interest on such Claim is specifically provided for by the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code.

5.13          Setoffs and Recoupments. Each Debtor or Reorganized Debtor, as applicable, or such Entity’s successor or designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that any such entity or it successor or designee may possess against such holder.

5.14          Rights and Powers of Disbursing Agent.

(a)          The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)          To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

5.15          Withholding and Reporting Requirements.

(a)          In connection with this Plan and all distributions made hereunder, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)          Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any federal, state, local, or foreign taxing authority, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)          The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

5.16          Credit for Distributions under Wildfire Assistance Program. If a holder of an Allowed Fire Claim has received or will receive any distribution from the Wildfire Assistance Program, such distribution shall be credited against any distribution to be made on account of such holder’s Fire Claim under this Plan and in accordance with the terms of the Wildfire Trust Agreements.

ARTICLE VI.

MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

6.1          [Reserved.]

6.2          Restructuring Transactions; Effectuating Documents.

(a)          Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or to obtain any of the Plan Funding (collectively, the “Restructuring Transactions”), including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or federal law, (iv) the execution and delivery of the Plan Documents, (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule (except such filings, approvals and authorizations as may be required, necessary or desirable for offerings of securities not exempt from the Securities Act pursuant to section 1145 of the Bankruptcy Code), (vi) such other transactions that are necessary or appropriate to implement the Plan in the most tax efficient manner, (vii) the cancellation of existing securities, and (viii) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b)          Each officer, or member of the board of directors, of the Debtors is (and each officer, or member of the board of directors of the Reorganized Debtors shall be) authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c)          All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders of the Debtors or Reorganized Debtors.

6.3          Continued Corporate Existence. Except as otherwise provided in this Plan (including pursuant to the Restructuring Transactions), the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized. On and after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including: (i) changing the legal name of a Reorganized Debtor; (ii) closing the applicable Chapter 11 Case; and (iii) amending its charter so as to prevent the acquisition, sale, or other transaction of any class or classes of stock of Reorganized HoldCo, other than pursuant to the Plan, for the purpose of preserving the tax benefits of the Reorganized Debtors if such acquisition, sale, or other transaction would result in an increase in the amount of stock of Reorganized HoldCo beneficially owned (as determined for applicable tax purposes) by any person or group of persons that owns, or as a result of such acquisition, sale, or other transaction would own, at least 4.75% of any class or classes of stock of Reorganized HoldCo.

6.4          The Subrogation Wildfire Trust.

(a)          On or before the Effective Date, the Subrogation Wildfire Trust shall be established by the Subrogation Wildfire Trustee and on the Effective Date or as soon as reasonably practicable thereafter, the Debtors shall fund the Subrogation Wildfire Trust as provided in Section 4.25(b) hereof. In accordance with the Subrogation Wildfire Trust Agreement and the Subrogation Wildfire Claim Allocation Agreement, each of which shall become effective as of the Effective Date, the Subrogation Wildfire Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay all Subrogation Wildfire Claims. All Subrogation Wildfire Claims shall be channeled to the Subrogation Wildfire Trust and shall be subject to the Channeling Injunction.

(b)          Each trust comprising the Subrogation Wildfire Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Subrogation Wildfire Trust as a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable. The Subrogation Wildfire Trustee and all holders of Subrogation Wildfire Claims shall report consistently with the foregoing. The Subrogation Wildfire Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Subrogation Wildfire Trust and, in such capacity, the Subrogation Wildfire Trustee shall be responsible for filing all tax returns of the Subrogation Wildfire Trust and, out of the assets of the Subrogation Wildfire Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Subrogation Wildfire Trust (including any tax liability arising in connection with the distribution of trust assets), and shall be permitted to sell any assets of the Subrogation Wildfire Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

(c)          Except as otherwise provided in the Subrogation Wildfire Trust Agreement, or the Subrogation Wildfire Claim Allocation Agreement, the Subrogation Wildfire Trustee will make the applicable distribution under the Subrogation Wildfire Trust Agreement and, subject to Bankruptcy Rule 2002, at: (i) the address of such holder on the books and records of the Debtors or their agents; (ii) the address provided by such holder on its most recent proof of claim, or (iii) the address in any written notice of address change delivered to the Debtors prior to the Effective Date, or the Subrogation Wildfire Trustee after the Effective Date, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Subrogation Wildfire Trustee has been notified of the then-current address of such holder, at which time or as soon as reasonably practicable thereafter, such distribution shall be made to such holder without interest.

(d)          The Subrogation Wildfire Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Subrogation Wildfire Trust through the termination of the Subrogation Wildfire Trust.

6.5          Subrogation Wildfire Trustee.

(a)          Powers and Duties of Trustee. The powers and duties of the Subrogation Wildfire Trustee shall include, but shall not be limited to, those responsibilities vested in the Subrogation Wildfire Trustee pursuant to the terms of the Subrogation Wildfire Trust Agreement, or as may be otherwise necessary and proper to (i) make distributions to holders of Subrogation Wildfire Claims in accordance with the terms of the Plan, Subrogation Wildfire Trust Agreement, and Subrogation Wildfire Claim Allocation Agreement and (ii) carry out the provisions of the Plan relating to the Subrogation Wildfire Trust and the Subrogation Wildfire Claims. The Subrogation Wildfire Trustee shall maintain good and sufficient books and records relating to each Subrogation Wildfire Claim, including the identity of the owner of each Subrogation Wildfire Claim and the amount and date of all Distributions made on account of each such Subrogation Wildfire Claim.

(b)          The Subrogation Wildfire Trustee shall cooperate fully with the Reorganized Debtors in connection with the preparation and filing by the Reorganized Debtors of any tax returns, claims for refunds, or other tax filings, and any tax proceedings, to the extent relating to any transfers to, distributions by, or the operations of the Subrogation Wildfire Trust.

6.6          Subrogation Wildfire Trust Advisory Board.

(a)          Appointment of Subrogation Wildfire Trust Advisory Board. The Subrogation Wildfire Trust Advisory Board shall consist of three (3) initial members selected by holders of Subrogation Wildfire Claims in accordance with the Subrogation Wildfire Trust Agreement and the Subrogation Wildfire Claim Allocation Agreement.

(b)          Powers and Duties of Subrogation Trust Advisory Board. The Subrogation Trust Advisory Board shall, as and when requested by the Subrogation Wildfire Trustee, or as is otherwise either (i) required under the Plan, the Confirmation Order, the Subrogation Wildfire Trust Agreement or (ii) contemplated by the Subrogation Wildfire Claim Allocation Agreement, consult with and advise the Subrogation Wildfire Trustee as to the administration and management of the Subrogation Wildfire Trust in accordance with the terms of this Plan, the Confirmation Order, and/or the Subrogation Trust Agreement.

(c)          The Subrogation Wildfire Trust Advisory Board shall be appointed on the Effective Date. The rights and responsibilities of the Subrogation Wildfire Trust Advisory Board shall be set forth in the Subrogation Wildfire Trust Agreement.

6.7          The Fire Victim Trust.

(a)          On or before the Effective Date, the Fire Victim Trust shall be established. In accordance with the Plan, the Confirmation Order, the Fire Victim Trust Agreement and the Fire Victim Claims Resolution Procedures, the Fire Victim Trust shall, among other tasks described in this Plan or the Fire Victim Trust Agreement, administer, process, settle, resolve, liquidate, satisfy, and pay all Fire Victim Claims, and prosecute or settle all Assigned Rights and Causes of Action. All Fire Victim Claims shall be channeled to the Fire Victim Trust and shall be subject to the Channeling Injunction. The Fire Victim Trust shall be funded with the Aggregate Fire Victim Consideration. To the extent, if any, a holder of a Fire Victim Claim asserts damages against the Debtors or the Fire Victim Trust for amounts covered by a policy of insurance, the Fire Victim Trust may receive a credit against the Fire Victim Claim of any such holder, its predecessor, successor, or assignee, for insurance coverage amounts as provided in the Fire Victim Trust Agreement. In addition, coverage provisions of any insurance policy for losses resulting from a Fire and any funds received by any holder of a Fire Victim Claim, net of attorney’s fees, shall satisfy, to the extent applicable, any amounts of restitution the Debtors or Reorganized Debtors might be subject to under Cal. Penal Code § 1202.4

(b)          Each trust comprising the Fire Victim Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Fire Victim Trust as a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable. The Fire Victim Trustee and all holders of Fire Victim Claims shall report consistently with the foregoing. The Fire Victim Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Fire Victim Trust and, in such capacity, the Fire Victim Trustee shall be responsible for filing all tax returns of the Fire Victim Trust and, out of the assets of the Fire Victim Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Fire Victim Trust (including any tax liability arising in connection with the distribution of trust assets), shall be permitted to sell any assets of the Fire Victim Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

(c)          On the Effective Date, the Fire Victim Claims Resolution Procedures shall become effective.

(d)          No parties other than holders of Fire Victim Claims shall have a right, or involvement in, the Fire Victim Claims Resolution Procedures, the Fire Victim Trust Agreement, the administration of the Fire Victim Trust, the selection of a Fire Victim Trustee, settlement fund administrator, claims administrator, or the Fire Victim Trust Oversight Committee. The Fire Victim Claims shall be administered by a Fire Victim Trust and the Fire Victim Trust Oversight Committee independent of the Debtors. The Fire Victim Claims shall be administered, allocated and distributed in accordance with applicable ethical rules and subject to adequate informed consent procedures. The Fire Victim Trustee shall receive settlement allocations consistent with Rule 1.8(g) of the Model Rules of Professional Conduct. The rules and procedures governing the administration and allocation of the funds from the Fire Victim Trust shall be objectively applied and transparent. No party other than holders of Fire Victim Claims, including but not limited to the Debtors, the Reorganized Debtors, and any holders of Claims or Interests other than holders of Fire Victim Claims, shall have any rights to any of the proceeds in the Fire Victim Trust, or any clawback or reversionary interest of any of the consideration (whether Cash or otherwise) allocated to any of the holders of Fire Victim Claims generally or in the total amount funded to the Fire Victim Trust.

6.8          Fire Victim Trustee

(a)          Powers and Duties of Trustee. The powers and duties of the Fire Victim Trustee shall include, but shall not be limited to, those responsibilities vested in the Fire Victim Trustee pursuant to the terms of the Fire Victim Trust Agreement, or as may be otherwise necessary and proper to (i) make distributions to holders of Fire Victim Claims in accordance with the terms of the Plan and the Fire Victim Trust Agreement and (ii) carry out the provisions of the Plan relating to the Fire Victim Trust and the Fire Victim Claims, including but not limited to prosecuting or settling all Assigned Rights and Causes of Action in his or her capacity as a trustee for the benefit of Fire Victims. On the Effective Date, pursuant to this Plan and sections 1123, 1141, and 1146(a) of the Bankruptcy Code, the Debtors, on behalf of their estates, and the Fire Victim Trustee, will be authorized and directed to, and will execute the Fire Victim Trust Agreement in substantially the form that will be attached to the Plan Supplement, and will be further authorized and directed to, and will, take all such actions as required to transfer the Assigned Rights and Causes of Action from the Debtors to the Fire Victim Trust. The Fire Victim Trustee shall maintain good and sufficient books and records relating to each Fire Victim Claim, including the identity of the owner of each Fire Victim Claim and the amount and date of all Distributions made on account of each such Fire Victim Claim. In addition to all powers enumerated in the Fire Victim Trust Agreement, in this Plan, and in the Confirmation Order, from and after the Effective Date, the Fire Victim Trust shall succeed to all of the rights and standing of the Debtors with respect to the Assigned Rights and Causes of Action in its capacity as a trust administering assets for the benefit of Fire Victims.

(b)          The Fire Victim Trustee will be appointed as the representative of each of the Debtors’ estates pursuant to sections 1123(a)(5), (a)(7), and (b)(3)(B) of the Bankruptcy Code and as such will be vested with the authority and power (subject to the Fire Victim Trust Agreement and the Plan) to, among other things: (i) administer, object to or settle Fire Victim Claims; (ii) make distributions to holders of Fire Victim Claims in accordance with the terms of the Plan and the Fire Victim Trust Agreement, and (iii) carry out the provisions of the Plan related to the Fire Victim Trust and the Fire Victim Claims, including but not limited to prosecuting or settling all Assigned Rights and Causes of Action in his or her capacity as a trustee for the benefit of holders of Fire Victim Claims.

As the representative of the Debtors’ estates, in his or her capacity as a trustee for the benefit of Fire Victims, the Fire Victim Trustee will succeed to all of the rights and powers of the Debtors and their estates with respect to all Assigned Rights and Causes of Action assigned and transferred to the Fire Victim Trust, and the Fire Victim Trustee will be substituted and will replace the Debtors, their estates, any official committee appointed in these cases if applicable, in all such Assigned Rights and Causes of Action, whether or not such claims are pending in filed litigation.

(c)          The Fire Victim Trustee shall cooperate fully with the Reorganized Debtors in connection with the preparation and filing by the Reorganized Debtors of any tax returns, claims for refunds, or other tax filings, and any tax proceedings, to the extent relating to any transfers to, distributions by, or the operations of the Fire Victim Trust.

(d)          Except as otherwise provided in the Fire Victim Trust Agreement, or the Fire Victim Claims Resolution Procedures, the Fire Victim Trustee will make the applicable distribution under the Fire Victim Trust Agreement and, subject to Bankruptcy Rule 2002, at: (i) the address of such holder on the books and records of the Debtors or their agents; (ii) the address provided by such holder on its most recent proof of claim, or (iii) the address in any written notice of address change delivered to the Debtors prior to the Effective Date, or the Fire Victim Trustee after the Effective Date, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Fire Victim Trustee has been notified of the then-current address of such holder, at which time or as soon as reasonably practicable thereafter, such distribution shall be made to such holder without interest.

(e)          The Fire Victim Trust Oversight Committee shall be appointed on the Effective Date. The Fire Victim Trust Oversight Committee shall consist of members selected and appointed by the Consenting Fire Claimant Professionals and the Tort Claimants Committee. The rights and responsibilities of the Fire Victim Trust Oversight Committee shall be set forth in the Fire Victim Trust Agreement.

(f)          Unless otherwise expressly provided under this Plan, on the Effective Date, all Assigned Rights and Causes of Action will vest in the Fire Victim Trust. On and after the Effective Date, the transfer of the Assigned Rights and Causes of Action to the Fire Victim Trust will be deemed final and irrevocable and distributions may be made from the Fire Victim Trust. The Confirmation Order will provide the Fire Victim Trustee with express authority and standing necessary to take all actions to prosecute or settle any and all Assigned Rights and Causes of Action.

(g)          The Fire Victim Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Fire Victim Trust through the termination of the Fire Victim Trust.

6.9          Public Entities Segregated Defense Fund.

(a)          On the Effective Date, the Reorganized Debtors shall fund the Public Entities Segregated Defense Fund in accordance with the terms of the Public Entities Plan Support Agreements.

(b)          The Public Entities Segregated Defense Fund shall be maintained by the Reorganized Debtors until the later of (i) the expiration of the applicable statute of limitations period for any and all Public Entities Third Party Claims and (ii) the conclusion of all litigation, including appeals, involving all Public Entities Third Party Claims.

6.10          Go-Forward Wildfire Fund.

(a)          On the Effective Date, the Debtors shall contribute, in accordance with the Wildfire Legislation (A.B. 1054), an initial contribution of approximately $4.8 billion and first annual contribution of approximately $193 million, to the Go-Forward Wildfire Fund in order to secure the participation of the Reorganized Debtors therein.

(b)          The Reorganized Debtors shall also be responsible for ongoing funding commitments to the Go-Forward Wildfire Fund as required by the terms thereof and the Wildfire Legislation (A.B. 1054).

6.11          Officers and Board of Directors.

(a)          The New Boards for HoldCo and the Utility will, among other things, satisfy the requirements of the Wildfire Legislation (A.B. 1054) and other applicable law, including with respect to directors having appropriate experience in safety, finance and utility operations. The composition of the New Boards shall be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)          Except as otherwise provided in the Plan Supplement, the officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date.

(c)          Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of the respective Reorganized Debtor on and after the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.

(d)          Commencing on the Effective Date, the directors of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

6.12          Management Incentive Plan. On or after the Effective Date, the Management Incentive Plan may be established and implemented at the discretion of the New Board and in compliance with the Wildfire Legislation (A.B. 1054).

6.13          Cancellation of Existing Securities and Agreements.

(a)          Except for the purpose of enabling holders of Allowed Claims to receive a distribution under the Plan as provided herein and except as otherwise set forth in this Plan, the Plan Supplement or the Confirmation Order, on the Effective Date, all agreements, instruments, and other documents evidencing any prepetition Claim or any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect. For the avoidance of doubt, in accordance with Sections 4.13, 4.15, 4.19, 4.33, and 4.34 of the Plan, none of the HoldCo Common Interests, the HoldCo Other Interests, the Utility Reinstated Senior Note Documents, the Utility Preferred Interests, or the Utility Common Interests shall be cancelled pursuant to the Plan. The holders of, or parties to, such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan.

(b)          Except as otherwise set forth in the Plan, the Funded Debt Trustees shall be released and discharged from all duties and responsibilities under the applicable Funded Debt Documents; provided that; notwithstanding the releases in Article X of the Plan, entry of the Confirmation Order or the occurrence of the Effective Date, each of the Funded Debt Documents or agreement that governs the rights of the holder of a Claim shall continue in effect to the extent necessary to: (i) enforce the rights, Claims, and interests of the Funded Debt Trustees thereto vis-a-vis any parties other than the Released Parties; (ii) allow the holders of Allowed Funded Debt Claims, Utility Senior Note Claims, or Utility PC Bond (2008 F and 2010 E) Claim, as applicable, to receive distributions under the Plan, to the extent provided for under the Plan; (iii) appear to be heard in the Chapter 11 Cases or in any proceedings in this Court or any other court; (iv) preserve any rights of the Funded Debt Trustees to payment of fees, expenses, and indemnification obligations from or on any money or property to be distributed in respect of the Allowed Funded Debt Claims, Utility Senior Note Claims and Utility PC Bond (2008 F and 2010 E) Claims, solely to the extent provided in the Plan, including permitting the Funded Debt Trustees to maintain, enforce, and exercise a Charging Lien against such distributions; and (v) enforce any obligation owed to the Funded Debt Trustees under the Plan. For the avoidance of doubt, on and after the Effective Date, the Utility Senior Notes Trustee shall not be released from any duty or responsibility under or arising from the Utility Reinstated Senior Note Documents.

6.14          Cancellation of Certain Existing Security Agreements. Promptly following the payment in full or other satisfaction of an Allowed Other Secured Claim, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

6.15          Issuance of Equity and Equity-Linked Securities. On and after the Confirmation Date, HoldCo and Reorganized HoldCo, as applicable, shall be authorized to offer, sell, distribute, and issue, or cause to be offered, sold, distributed and issued, subject to or substantially concurrent with the occurrence of the Effective Date, any equity securities, equity forward contracts or other equity-linked securities that are issued to obtain Plan Funding, all without the need for any further corporate, limited liability company, or shareholder action, and to authorize and reserve for issuance New HoldCo Common Stock to be issued pursuant to any such transaction or upon the exercise, conversion or settlement of any such equity forward contracts or other equity-linked securities. All of the New HoldCo Common Stock distributable under the Plan or pursuant to any instrument or document entered into in connection with the Plan Funding shall be duly authorized, validly issued, and fully paid and non-assessable.

6.16          Exit Financing. On the Effective Date, the Exit Financing Documents shall be executed and delivered. The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Exit Financing Documents and to consummate the Exit Financing without the need for any further corporate action and without further action by the holders of Claims or Interests.

6.17          Rights Offering. If applicable, following approval by the Bankruptcy Court of the Rights Offering Procedures and, if the offer, issuance and distribution of Securities pursuant to the Rights Offering is to be registered under the Securities Act, effectiveness of an appropriate registration statement registering such offer, issuance and distribution under the Securities Act, the Debtors shall, if they determine to implement the same, commence and consummate the Rights Offering in accordance therewith. New HoldCo Common Stock shall be issued to each Eligible Offeree that exercises its respective subscription rights pursuant to the Rights Offering Procedures and the Plan. The consummation of the Rights Offering shall be conditioned on the occurrence of the Effective Date, and any other condition specified in the Backstop Commitment Letters. Amounts held by the subscription agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts and no Eligible Offeree participating in the Rights Offering shall have any rights in New HoldCo Common Stock until the Rights Offering is consummated.

6.18          Plan Proponent Reimbursement. On the Effective Date, the Reorganized Debtors shall reimburse the Shareholder Proponents for their out‐of‐pocket expenses (excluding any professional fees) incurred in connection with the furtherance of the Debtors’ reorganization, which in the aggregate shall not exceed $150,000.

6.19          Securities Act Registrations or Exemptions.

(a)          The offer, issuance and distribution of the New HoldCo Common Stock and other Securities as provided hereunder may be exempt from registration under (i) the Securities Act of 1933 and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, pursuant to another available exemption from registration, such as section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, or pursuant to Article III of the Securities Act, or such offer, issuance and distribution may be registered under the Securities Act pursuant to an appropriate registration statement. Any offer, issuance and distribution of Securities pursuant to any Backstop Commitment Letter may be exempt from registration pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

(b)          Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including any restrictions on the transferability under the terms of the New Organizational Documents, (iv) any applicable procedures of DTC, and (v) applicable regulatory approval.

ARTICLE VII.

PROCEDURES FOR DISPUTED CLAIMS

7.1          Objections to Claims. Except as otherwise provided herein, in the Claims Resolution Procedures, the Subrogation Claims RSA, and in the Wildfire Trust Agreements, the Reorganized Debtors shall be entitled to object to Claims. The Subrogation Wildfire Trustee shall be entitled to object to Subrogation Wildfire Claims. The Fire Victim Trustee shall be entitled to object to Fire Victim Claims. Except as otherwise set forth in the Plan, any objections to Claims shall be served and filed on or before the later of (i) one-hundred and eighty (180) days after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown). Fire Victim Claims, other than those Claims arising out of the 2015 Butte fires that were the subject of fully executed prepetition settlement agreements with the Debtor(s) and any other Fire Victim Claim that is settled or Allowed by order of the Bankruptcy Court prior to the Effective Date, are treated as unliquidated Disputed Claims for purposes of the Fire Victim Trust and shall be subject to resolution by the Fire Victim Trust in accordance with the Fire Victim Claims Resolution Procedures.

7.2          Resolution of Disputed Administrative Expense Claims and Disputed  Claims. Except as otherwise provided for in the Plan, in the Claims Resolution Procedures, the Subrogation Claims RSA, or in the Wildfire Trust Agreements, on and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Administrative Expense Claims or Disputed Claims and to compromise, settle, or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court, other than with respect to any Professional Fee Claims. On and after the Effective Date, the Subrogation Wildfire Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Subrogation Wildfire Claims without approval of the Bankruptcy Court. On and after the Effective Date, the Fire Victim Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Fire Victim Claims without approval of the Bankruptcy Court. Notwithstanding the foregoing, and for the avoidance of doubt, Subrogation Wildfire Claims and Fire Victim Claims may only be compromised, settled, or resolved pursuant to the applicable Claims Resolution Procedures and Wildfire Trust Agreement.

7.3          Payments and Distributions with Respect to Disputed Claims. Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim (including on account of the non-Disputed portion of such Claim) unless and until such Disputed Claim becomes an Allowed Claim.

7.4          Distributions After Allowance. After such time as a Disputed Claim becomes, in whole but not in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in this Plan, including any interest accrued in respect of such Allowed Claim from the Petition Date through the date of such distributions on account of such Allowed Claim, at the applicable rate provided for in such Claim’s treatment pursuant to this Plan. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

7.5          Disallowance of Claims. Any Claims held by an Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. Except as otherwise provided herein or by an order of the Bankruptcy Court, all proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, other than a claim for damages arising from the rejection of an executory contract or unexpired lease.

7.6          Estimation. Except as otherwise provided in the Plan, the Claims Resolution Procedures, the Subrogation Claims RSA, and the Wildfire Trust Agreements, the Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims and the Fire Victim Trustee solely with respect to Disputed Fire Victim Claims) may determine, resolve and otherwise adjudicate all contingent Claims or unliquidated Claims in the Bankruptcy Court or such other court of the Debtors’, Reorganized Debtors’, the Subrogation Wildfire Trustee’s or the Fire Victim Trustee’s choice having jurisdiction over the validity, nature or amount thereof. The Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims and the Fire Victim Trustee solely with respect to Disputed Fire Victim Claims) may at any time request that the Bankruptcy Court estimate any contingent Claims or unliquidated Claims pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any of the Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims and the Fire Victim Trustee solely with respect to Disputed Fire Victim Claims) have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent Claim or unliquidated Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims and the

Fire Victim Trustee solely with respect to Disputed Fire Victim Claims) may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before twenty (20) calendar days after the date such Claim is estimated by the Bankruptcy Court. Notwithstanding the foregoing, and for the avoidance of doubt, Subrogation Wildfire Claims and Fire Victim Claims may only be compromised, settled, or resolved pursuant to terms of the applicable Wildfire Trust Agreement.

ARTICLE VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1          General Treatment.

(a)          As of, and subject to, the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Reorganized Debtors shall be deemed assumed, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as an executory contract or unexpired lease to be rejected on the Schedule of Rejected Contracts.

(b)          Notwithstanding the foregoing, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all power purchase agreements, renewable energy power purchase agreements, and Community Choice Aggregation servicing agreements of the Debtors shall be deemed assumed.

(c)          Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in, and be fully enforceable by, the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or assumption and assignment, or applicable law.

8.2          Determination of Cure Disputes and Deemed Consent.

(a)          Any defaults under an assumed or assumed and assigned executory contract or unexpired lease, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree.

(b)          At least fourteen (14) days before the deadline set to file objections to confirmation of the Plan, the Debtors shall distribute, or cause to be distributed, assumption and cure notices to the applicable third parties. Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors before the deadline set to file objections to confirmation of the Plan. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Amount will be deemed to have assented to such assumption, assumption and assignment, or Cure Amount. Notwithstanding anything herein to the contrary, (i) in the event that any executory contract or unexpired lease is removed from the Schedule of Rejected Contracts after such fourteen (14)-day deadline, a cure notice with respect to such executory contract or unexpired lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such executory contract or unexpired lease can be assumed or assumed and assigned, as applicable, and (ii) the right of any counterparty or holder of a Claim for a Cure Amount to investigate and/or challenge the calculation of interest with respect to any applicable Cure Amount, consistent with the Plan, is preserved.

(c)          In the event of an unresolved dispute regarding (i) any Cure Amount, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (iii) any other matter pertaining to assumption, assumption and assignment, or the Cure Amounts required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order (which order may be the Confirmation Order).

(d)          If the Bankruptcy Court makes a determination regarding any of the matters set forth in Section 8.2(c) above with respect to any executory contract or unexpired lease (including, without limitation that the Cure Amount is greater than the amount set forth in the applicable cure notice), as set forth in Section 8.8(a) below, the Debtors or Reorganized Debtors, as applicable, shall have the right to alter the treatment of such executory contract or unexpired lease, including, without limitation, to add such executory contract or unexpired lease to the Schedule of Rejected Contracts, in which case such executory contract or unexpired lease shall be deemed rejected as of the Effective Date.

(e)          Assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any defaults by any Debtor arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired lease to the fullest extent permitted under applicable law.

8.3          Rejection Damages Claims. In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts or order of the Bankruptcy Court. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.

8.4          Survival of the Debtors’ Indemnification Obligations. Any and all obligations of the Debtors pursuant to their corporate charters, agreements, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents (including all Indemnification Obligations) to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall remain in full force and effect to the maximum extent permitted by applicable law and shall not be discharged, impaired, or otherwise affected by this Plan. All such obligations shall be deemed and treated as executory contracts that are assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations in this Section 8.4 herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code or otherwise.

8.5          Assumption of Employee Benefit Plans.

(a)          On the Effective Date, all Employee Benefit Plans are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. All outstanding payments which are accrued and unpaid as of the Effective Date pursuant to the Employee Benefit Plans shall be made by the Reorganized Debtors on the Effective Date or as soon as practicable thereafter.

(b)          The deemed assumption of the Employee Benefit Plans pursuant to this Section 8.5 shall result in the full release and satisfaction of any Claims and Causes of Action against any Debtor or defaults by any Debtor arising under any Employee Benefit Plan at any time before the Effective Date. Any proofs of Claim filed with respect to an Employee Benefit Plan shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

(c)          Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors shall continue and assume the Pacific Gas and Electric Company Retirement Plan (“Defined Benefit Plan”) subject to the Employee Retirement Income Security Act, the Internal Revenue Code, and any other applicable law, including (i) the minimum funding standards in 26 U.S.C. §§ 412, 430, and 29 U.S.C. §§ 1082, 1083 and (ii) premiums under 29 U.S.C. §§ 1306 and 1307. All proofs of claim filed by the Pension Benefit Guaranty Corporation with respect to the Defined Benefit Plan are deemed withdrawn on the Effective Date.

8.6          Collective Bargaining Agreements.

(a)          On or prior to the Effective Date, and subject to the occurrence of the Effective Date, the Reorganized Debtors shall assume the Collective Bargaining Agreements. The prepetition grievance claims set out in the letter from the Debtors to IBEW Local 1245 dated May 15, 2020 shall be resolved in the ordinary course of business in accordance with the terms of the Collective Bargaining Agreements, and all parties reserve their rights with respect thereto.

8.7          Insurance Policies.

(a)          All Insurance Policies (including all D&O Liability Insurance Policies and tail coverage liability insurance), surety bonds, and indemnity agreements entered into in connection with surety bonds to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.

8.8          Reservation of Rights.

(a)          The Debtors may amend the Schedule of Rejected Contracts and any cure notice until the later of (i) 4:00 p.m. (Pacific Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing or (ii) if Section 8.2(d) is applicable, the Business Day that is seven (7) Business Days following the determination by the Bankruptcy Court, in order to add, delete, or reclassify any executory contract or unexpired lease; provided, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to 4:00 p.m. (Pacific Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

(b)          Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan or in the Plan Documents, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(c)          Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(d)          Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

8.9          Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and executory contracts and unexpired leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

ARTICLE IX.

EFFECTIVENESS OF THE PLAN

9.1          Conditions Precedent to Confirmation of the Plan. The following are conditions precedent to confirmation of the Plan:

(a)          The Disclosure Statement Order has been entered by the Bankruptcy Court;

(b)          The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors;

(c)          The Debtors have received the CPUC Approval, other than the approval referred to in Section 1.37(c) of the Plan;

(d)          The Subrogation Claims RSA shall be in full force and effect;

(e)          The Tort Claimants RSA shall be in full force and effect;

(f)          The Noteholder RSA shall be in full force and effect; and

(g)          The Backstop Commitment Letters, if necessary for the Plan Funding, shall be in full force and effect and binding on all parties thereto, and shall not have been terminated by the parties thereto.

9.2          Conditions Precedent to the Effective Date. The following are conditions precedent to the Effective Date of the Plan:

(a)          The Confirmation Order shall have been entered by the Bankruptcy Court no later than the June 30, 2020 date set forth in section 3292(b) of the Wildfire Legislation (A.B. 1054) or any extension of such date and such order shall be in full force and effect, and no stay thereof shall be in effect;

(b)          The Subrogation Claims RSA shall be in full force and effect;

(c)          The Tort Claimants RSA shall be in full force and effect;

(d)          The Noteholder RSA shall be in full force and effect;

(e)          The adversary proceeding commenced by the Tort Claimants Committee against the Ad Hoc Group of Subrogation Claim Holders (Complaint for Declaratory Judgment

Subordinating and Disallowing Claims and For an Accounting, Official Comm. of Tort Claimants v. Ad Hoc Grp. of Subrogation Claim Holders, Adv. Pro. No. 19-3053 (N.D. Cal. Nov. 8, 2019), ECF. No. 1) shall have been dismissed with prejudice;

(f)          The Tax Benefits Payment Agreement shall be in full force and effect, and shall have received any necessary approvals;

(g)          The Debtors shall have implemented all transactions contemplated by this Plan;

(h)          All documents and agreements necessary to consummate the Plan shall have been effected or executed;

(i)          The Bankruptcy Court approval for the Debtors to participate in and fund the Go-Forward Wildfire Fund shall be in full force and effect;

(j)          The Debtors shall have obtained the Plan Funding;

(k)          The Debtors shall have received all authorizations, consents, legal and regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement and consummate the Plan and the Plan Funding and that are required by law, regulation, or order;

(l)          The CPUC Approval shall be in full force and effect;

(m)          The Subrogation Wildfire Trust shall have been established and the Subrogation Wildfire Trustee shall have been appointed;

(n)          The Fire Victim Trust shall have been established, the Fire Victim Trustee shall have been appointed and the Tax Benefits Payment Agreement shall have been fully executed; and

(o)          The Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section 12.6 of the Plan.

9.3          Satisfaction of Conditions. Except as otherwise provided herein, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtors determine that any of the conditions precedent set forth in Sections 9.1 or 9.2 hereof cannot be satisfied and the occurrence of such conditions is not waived pursuant to Section 9.4, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court.

9.4          Waiver of Conditions. The conditions set forth in Sections 9.1 or 9.2 may be waived or modified only by the Plan Proponents with the consent of the Backstop Parties holding a majority of the Aggregate Backstop Commitment Amount (such consent not to be unreasonably withheld, conditioned or delayed), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that for Sections 9.1(d) and 9.2(b) of the Plan only, the consent of the Requisite Consenting Creditors shall also be required; provided further that for Sections 9.1(e) and 9.2(c) of the Plan only, the consent of the Requisite Consenting Fire Claimant Professionals (as such term is defined in the Tort Claimants RSA) shall also be required.

9.5          Effect of Non-Occurrence of Effective Date. If the Effective Date does not occur on or before December 31, 2020, then: (a) the Plan will be null and void in all respects; and (b) nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE X.

EFFECT OF CONFIRMATION

10.1          Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted this Plan.

10.2          Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets and property of the Debtors shall vest in the Reorganized Debtors, as applicable, free and clear of all Claims, Liens, charges, and other interests, except as otherwise provided herein. The Reorganized Debtors may operate their businesses and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as otherwise provided herein.

10.3          Discharge of Debtors. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, the Debtors shall be discharged to the fullest extent permitted by section 1141 of the Bankruptcy Code; provided, however, that any liability of the Debtors arising from any fire or any other act or omission occurring after the Petition Date, including the Kincade Fire, that has not been satisfied in full as of the Effective Date shall not be discharged, waived, or released. In addition, (a) from and after the Effective Date neither the automatic stay nor any other injunction entered by the Bankruptcy Court shall restrain the enforcement or defense of any claims for fires or any other act or omission occurring after the Petition Date, including the Kincade Fire or the Lafayette fire, in any court that would otherwise have jurisdiction if the Chapter 11 Cases had not been filed and (b) no claims for fires or any other act or omission or motions for allowance of claims for fires or any act or omission occurring after the Petition Date need to be filed in the Chapter 11 Cases. Upon the Effective Date, all holders of Claims against or Interests in the Debtors shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or Interest in the Debtors.

10.4          Term of Injunctions or Stays. Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. The Trading Order shall remain enforceable as to transfers through the Effective Date with respect to those persons having “beneficial ownership” of “PG&E Stock” (as such terms are defined in Trading Order). Accordingly, the Trading Order has no applicability or effect with respect to the trading of stock of Reorganized HoldCo after the Effective Date.

10.5          Injunction Against Interference with Plan. Upon entry of the Confirmation Order, all holders of Claims against or Interests in the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, that nothing herein or in the Confirmation Order shall preclude, limit, restrict or prohibit any party in interest from seeking to enforce the terms of the Plan, the Confirmation Order, or any other agreement or instrument entered into or effectuated in connection with the consummation of the Plan.

10.6          Injunction.

(a)          Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against a Debtor or an estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan, the Confirmation Order, or any other agreement or instrument entered into or effectuated in connection with the consummation of the Plan.

(b)          By accepting distributions pursuant to this Plan, each holder of an Allowed Claim will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, the injunctions set forth in this Section.

10.7          Channeling Injunction.

(a)          The sole source of recovery for holders of Subrogation Wildfire Claims and Fire Victim Claims shall be from the Subrogation Wildfire Trust and the Fire Victim Trust, as applicable. The holders of such Claims shall have no recourse to or Claims whatsoever against the Debtors or Reorganized Debtors or their assets and properties. Consistent with the foregoing, all Entities that have held or asserted, or that hold or assert any Subrogation Wildfire Claim or Fire Victim Claim shall be permanently and forever stayed, restrained, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery from any Debtor or Reorganized Debtor or its assets and properties with respect to any Fire Claims, including all of the following actions:

(i)          commencing, conducting, or continuing, in any manner, whether directly or indirectly, any suit, action, or other proceeding of any kind in any forum with respect to any such Fire Claim, against or affecting any Debtor or Reorganized Debtor, or any property or interests in property of any Debtor or Reorganized Debtor with respect to any such Fire Claim;

(ii)          enforcing, levying, attaching, collecting or otherwise recovering, by any manner or means, or in any manner, either directly or indirectly, any judgment, award, decree or other order against any Debtor or Reorganized Debtor or against the property of any Debtor or Reorganized Debtor with respect to any such Fire Claim;

(iii)          creating, perfecting, or enforcing in any manner, whether directly or indirectly, any Lien of any kind against any Debtor or Reorganized Debtor or the property of any Debtor or Reorganized Debtor with respect to any such Fire Claims;

(iv)          asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, against any obligation due to any Debtor or Reorganized Debtor or against the property of any Debtor or Reorganized Debtor with respect to any such Fire Claim; and

(v)          taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan Documents, with respect to any such Fire Claim.

(b)          Reservations. Notwithstanding anything to the contrary in this Section 10.7 of the Plan, this Channeling Injunction shall not enjoin:

(i)          the rights of holders of Subrogation Wildfire Claims and Fire Victim Claims to the treatment afforded them under the Plan, including the right to assert such Claims in accordance with the applicable Wildfire Trust Agreements solely against the applicable Wildfire Trust whether or not there are funds to pay such Fire Claims; and

(ii)          the Wildfire Trusts from enforcing their rights under the Wildfire Trust Agreements.

(c)          Modifications. There can be no modification, dissolution, or termination of the Channeling Injunction, which shall be a permanent injunction.

(d)          No Limitation on Channeling Injunction. Nothing in the Plan, the Confirmation Order, or the Wildfire Trust Agreements shall be construed in any way to limit the scope, enforceability, or effectiveness of the Channeling Injunction provided for herein and in the Confirmation Order.

(e)          Bankruptcy Rule 3016 Compliance. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

10.8          Exculpation. Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, and except for the Assigned Rights and Causes of Action solely to the extent preserved by Section 10.9(g), no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim (including, but not limited to, any claim for breach of any fiduciary duty or any similar duty) in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Exit Financing Documents, the Plan Funding, the DIP Facilities, the Disclosure Statement, the Plan, the Restructuring Transactions, the Wildfire Trusts (including the Plan Documents, the Claims Resolution Procedures and the Wildfire Trust Agreements), or any agreement, transaction, or document related to any of the foregoing, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; any membership in (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees; the issuance of Securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distributions pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9          Releases.

(a)          Releases by the Debtors. As of and subject to the occurrence of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, and except for the Assigned Rights and Causes of Action solely to the extent preserved by Section 10.9(g), for good and valuable consideration, the adequacy of which is hereby confirmed, including, the service of the Released Parties to facilitate the reorganization of the Debtors, the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law and unless barred by law, by the Debtors, the Reorganized Debtors, and the Debtors’ estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Entities who may purport to assert any Cause of Action derivatively, by or through the foregoing Entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or the Debtors’ estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Fires, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the DIP Facilities, the Plan Funding, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Exit Financing Documents, the negotiation, formulation, or preparation of the Disclosure Statement and this Plan and related agreements, instruments, and other documents (including the Plan Documents, the Claims Resolution Procedures, the Wildfire Trust Agreements, Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, and the Exit Financing Documents), the solicitation of votes with respect to this Plan, any membership (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees, or any other act or omission, transaction, agreement, event, or other occurrence, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan.

(b)          Releases by Holders of Claims and Interests. As of and subject to the occurrence of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, and except for the Assigned Rights and Causes of Action solely to the extent preserved by Section 10.9(g), for good and valuable consideration, the adequacy of which is hereby confirmed, including, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties, are deemed forever released and discharged, to the maximum extent permitted by law and unless barred by law, by the Releasing Parties from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, and any claims for breach of any fiduciary duty (or any similar duty), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates (to the extent such affiliates can be bound) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Fires, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the DIP Facilities, the Plan Funding, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Public Entities Plan Support Agreement, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, the Exit Financing Documents, the negotiation, formulation, or preparation of the Disclosure Statement, the Plan and related agreements, instruments, and other documents (including the Plan Documents, the Claims Resolution Procedures, the Wildfire Trust Agreements, Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Tort Claimants RSA, the Noteholder RSA, and the Exit Financing Documents), the solicitation of votes with respect to the Plan, any membership in (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees, or any other act or omission, transaction, agreement, event, or other occurrence, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding the above, the holders of Environmental Claims, Workers’ Compensation Claims and 2001 Utility Exchange Claims retain the right to assert such Claims against the Reorganized Debtors in accordance with the terms of the Plan; and nothing herein shall be deemed to impose a release by holders of Fire Victim Claims of insurance claims arising under their insurance policies against holders of Subrogation Wildfire Claims, other than any rights such holder may elect to release as part of any settlement as set forth in Section 4.25(f)(ii) hereof.

(c)          Only Consensual Non-Debtor Releases. Except as set forth under Section 4.25(f)(ii) hereof, for the avoidance of doubt, and notwithstanding any other provision of this Plan, nothing in the Plan is intended to, nor shall the Plan be interpreted to, effect a nonconsensual release, satisfaction, compromise, settlement or discharge of a holder of a Claim or Cause of Action in favor of a party that is not a Debtor, it being acknowledged that such holder shall be deemed to have released, or to effectuate a satisfaction, compromise, settlement or discharge of, a party that is not a Debtor under the Plan solely to the extent that such holder consensually elects to provide such Plan release in accordance with the opt-in release procedures set forth herein or in any applicable Ballot. The holder of a Claim shall receive the same amount of consideration under the Plan whether or not such holder elects to release a party that is not a Debtor in accordance with the opt-in release procedures set forth herein or in any applicable Ballot.

(d)          Release of Liens. Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the Exit Financing Documents, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors.

(e)          Waiver of Statutory Limitations on Releases. Each Releasing Party in any general release contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, and solely with respect to any general release under this Plan, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party, including the provisions of California Civil Code section 1542. The releases contained in this Article X of the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

(f)          Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan. For the avoidance of doubt, this injunction shall not apply to the rights of the Fire Victim Trust to prosecute and settle any Assigned Rights and Causes of Action solely to the extent provided for in the Plan. Notwithstanding the above, the holders of Environmental Claims, Workers’ Compensation Claims and 2001 Utility Exchange Claims retain the right to assert such Claims against the Reorganized Debtors in accordance with the terms of the Plan.

(g)          No Release or Exculpation of Assigned Rights and Causes of Action. Notwithstanding any other provision of the Plan, including anything in Section 10.8 and/or 10.9, the releases, discharges, and exculpations contained in this Plan shall not release, discharge, or exculpate any Person from the Assigned Rights and Causes of Action.

10.10          Subordination. The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim (other than any DIP Facility Claims) or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11          Retention of Causes of Action/Reservation of Rights.

(a)          Except as otherwise provided in Section 10.9 hereof, nothing herein or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including (i) any and all Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, or their officers, directors, or representatives and (ii) for the turnover of any property of the Debtors’ estates.

(b)          Nothing herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

(c)          The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors in accordance with the terms hereof. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

(d)          Notwithstanding anything to the contrary in the Plan, no claims shall be brought under Section 547 of the Bankruptcy Code to recover any payments made to any Person or Entity as a result of damages caused by wildfires.

10.12          Preservation of Causes of Action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein.

10.13          Special Provisions for Governmental Units. Solely with respect to Governmental Units, nothing herein shall limit or expand the scope of discharge, release, or injunction to which the Debtors or the Reorganized Debtors are entitled under the Bankruptcy Code. Further, nothing herein, including Sections 10.8 and 10.9 hereof, shall discharge, release, enjoin, or otherwise bar (a) any liability of the Debtors or the Reorganized Debtors to a Governmental Unit arising on or after the Confirmation Date, (b) any liability to a Governmental Unit that is not a Claim, (c) any affirmative defense, valid right of setoff or recoupment of a Governmental Unit, (d) any police or regulatory action by a Governmental Unit (except with respect to any monetary amount related to any matter arising prior to the Petition Date), (e) any action to exercise the power of eminent domain and any related or ancillary power or authority of a Governmental Unit, (f) any environmental liability to a Governmental Unit that the Debtors, the Reorganized Debtors, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Confirmation Date, or (g) any liability to a Governmental Unit on the part of any Persons or Entities other than the Debtors or the Reorganized Debtors, except that nothing in this Section 10.13 shall affect the exculpation in Section 10.8 hereof or the Debtors’ releases in Section 10.9 hereof. Nothing herein shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any of the matters set forth in clauses (a) through (g) above. Nothing herein shall affect the treatment of Environmental Claims and Environmental Performance Obligations as specified in Sections 4.10 and 4.30 hereof.

10.14          Document Retention and Cooperation with the Fire Victim Trust. On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with the Debtors’ standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors. The Debtors and the Reorganized Debtors shall respond to reasonable requests of the Fire Victim Trust for any non-privileged information and documents related to the Assigned Rights and Causes of Action and the Fire Victim Claims or as reasonably necessary for the administration of the Fire Victim Trust.

10.15          Solicitation of Plan. As of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, restructuring advisors, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

ARTICLE XI.

RETENTION OF JURISDICTION

11.1          Jurisdiction of Bankruptcy Court. On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction (without prejudice to the rights of any Entity to assert that such jurisdiction is exclusive) of all matters arising under, arising out of, or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)          To hear and determine motions for and any disputes involving the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom, including the determination of any Cure Amount;

(b)          To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced before or after the Confirmation Date, including, any proceeding with respect to a Cause of Action or Avoidance Action;

(c)          To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)          To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claims;

(e)          To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)          To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order, judgment or ruling of the Bankruptcy Court, including enforcement of the releases, exculpations, and the Channeling Injunction;

(g)          To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code and to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)          To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

(i)          To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated herein, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)          To hear and determine disputes arising in connection with Disputed Claims;

(k)          To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(l)          To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(m)          To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)          To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(o)          To enforce all orders previously entered by the Bankruptcy Court;

(p)          To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(q)          To resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(r)          To determine any other matters or adjudicate any disputes that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any document related to the foregoing; provided, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

(s)          To hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(t)          To hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtors, the Reorganized Debtors, or the Fire Victim Trust pursuant to the Bankruptcy Code or any federal or state statute or legal theory;

(u)          To hear and determine any dispute involving the Wildfire Trusts, including but not limited to the interpretation of the Wildfire Trust Agreements;

(v)          To hear any other matter not inconsistent with the Bankruptcy Code; and

(w)          To enter a final decree closing the Chapter 11 Cases.

To the extent that the Bankruptcy Court is not permitted under applicable law to preside over any of the forgoing matters, the reference to the “Bankruptcy Court” in this Article XI shall be deemed to be replaced by the “District Court.” Nothing in this Article XI shall expand the exclusive jurisdiction of the Bankruptcy Court beyond that provided by applicable law.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1          Dissolution of Statutory Committees. On the Effective Date, the Statutory Committees shall dissolve, the current and former members of the Statutory Committees, including any ex officio members, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, except for the limited purpose of (i) prosecuting requests for allowances of compensation and reimbursement of expenses incurred prior to the Effective Date and objecting to any such requests filed by other Professionals, including any appeals in connection therewith, (ii) having standing and a right to be heard in connection with any pending litigation, including appeals, to which such committee is a party, or (iii) prosecuting any appeals of the Confirmation Order.

12.2          Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3          Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of any Security or property hereunder or in connection with the transactions contemplated hereby, the creation, filing, or recording of any mortgage, deed of trust, or other security interest, the making, assignment, filing, or recording of any lease or sublease, or the making or delivery of any deed, bill of sale, or other instrument of transfer under, in furtherance of, or in connection with the Plan, or any agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated herein, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing a stamp tax or similar tax, to the maximum extent provided by section 1146(a) of the Bankruptcy Code. To the maximum extent provided by section 1146(a) of the Bankruptcy Code and applicable nonbankruptcy law, the Restructuring Transactions shall not be taxed under any law imposing a stamp tax or similar tax.

12.4          Expedited Tax Determination. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtors or the Reorganized Debtors for all taxable periods of the Debtors through the Effective Date.

12.5          Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, each of the Debtors shall pay all the respective fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, until the earliest to occur of the entry of (i) a final decree closing such Debtor’s Chapter 11 Case, (ii) a Final Order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iii) a Final Order dismissing such Debtor’s Chapter 11 Case.

12.6          Plan Modifications and Amendments. Subject to the Certain Consent Rights set forth in Article I of this Plan, the Plan may be amended, modified, or supplemented by the Plan Proponents, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct, so long as such action does not materially and adversely affect the treatment of holders of Claims or Interests hereunder. The Plan Proponents may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as so amended, modified, or supplemented. Prior to the Effective Date, the Plan Proponents may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests.

12.7          Revocation or Withdrawal of Plan. The Plan Proponents may revoke, withdraw, or delay consideration of the Plan prior to the Confirmation Date, either entirely or with respect to one or more of the Debtors, and to file subsequent amended plans of reorganization. If the Plan is revoked, withdrawn, or delayed with respect to fewer than all of the Debtors, such revocation, withdrawal, or delay shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn, or delayed. If the Plan Proponents revoke the Plan in its entirety, the Plan shall be deemed null and void. In such event, nothing herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.

12.8          Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

12.9          Severability. If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, in each case at the election and request of the Debtors may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except in accordance with the terms of the Plan; and (c) nonseverable and mutually dependent.

12.10          Governing Law. Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, or to the extent a schedule hereto, or a schedule in the Plan Supplement expressly provides otherwise, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

12.11          Schedules and Exhibits. The schedules and exhibits to the Plan and the Plan Supplement are incorporated into, and are part of, the Plan as if set forth herein.

12.12          Successors and Assigns. All the rights, benefits, and obligations of any Person named or referred to herein shall be binding on, and inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such Person.

12.13          Time. In computing any period of time prescribed or allowed herein, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.14          Notices. To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors, to:

PG&E Corporation and Pacific Gas and
Electric Company
77 Beale Street
San Francisco, CA 94105
Attn: Janet Loduca, Senior Vice President and
General Counsel
E-mail: janet.loduca@pge.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Stephen Karotkin, Ray C. Schrock,

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attn: Kevin J. Orsini, Paul H. Zumbro
Telephone: (212) 474-1000
Email: korsini@cravath.com,
pzumbro@cravath.com

Keller Benvenutti Kim LLP
650 California Street, Suite 1900
San Francisco, CA 94108

Jessica Liou and Matthew Goren Telephone: (212) 310-8000 E-mail: stephen.karotkin@weil.com, ray.schrock@weil.com, jessica.liou@weil.com, matthew.goren@weil.com	Attn: Tobias S. Keller, Peter J. Benvenutti, Jane Kim Telephone: (415) 496-6723 Facsimile: (650) 636-9251 Email: tkeller@kbkllp.com, pbenvenutti@kbkllp.com, jkim@kbkllp.com
If to the Shareholder Proponents, to:

Jones Day
555 South Flower Street
Fiftieth Floor
Los Angeles, CA 90071-2300
Attn: Bruce S. Bennett, Joshua M. Mester
and James O. Johnston
Telephone: (213) 489-3939
E-mail: bbennett@jonesday.com,
jmester@jonesday.com,
jjohnston@jonesday.com

If to the Creditors Committee, to: Milbank LLP 55 Hudson Yards New York, New York 10001-2163 Attn: Dennis F. Dunne Telephone: (212) 530-5000 Email: ddunne@milbank.com	Milbank LLP 2029 Century Park East, 33rd Floor Los Angeles, CA US 90067-3019 Attn: Thomas A. Kreller Telephone: (424) 386-4000 Email: tkreller@milbank.com
If to the Tort Claimants Committee, to:

Baker & Hostetler LLP
600 Montgomery Street, Suite 3100
San Francisco, CA 94111
Attn: Robert Julian and Cecily A. Dumas
Telephone: (628) 208 6434
Email: rjulian@bakerlaw.com and
cdumas@bakerlaw.com

Baker & Hostetler LLP
11601 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90025
Attn: Eric E. Sagerman and Lauren T. Attard
Telephone (310) 820 8800
Email: esagerman@bakerlaw.com,
lattard@bakerlaw.com

If to the U.S. Trustee, to:

United States Department of Justice
Office of the U.S. Trustee
450 Golden Gate Avenue, Suite 05-0153
San Francisco, CA 94102
Attn: Andrew R. Vara and Timothy S.
Laffredi
Telephone: (415) 705-3333
Email: Andrew.R.Vara@usdoj.gov and
Timothy.S.Laffredi@usdoj.gov

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.15          Reservation of Rights. Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated: June 19, 2020
San Francisco, California

Respectfully submitted,

PG&E CORPORATION

By:	/s/ Jason P. Wells
	Name:	Jason P. Wells
	Title:	Executive Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ David S. Thomason
	Name:	David S. Thomason
	Title:	Vice President, Chief Financial Officer and Controller

SHAREHOLDER PROPONENTS

Abrams Capital Management, L.P., On behalf of certain funds and accounts it manages or advises
By:	Abrams Capital Management, LLC, its general partner

By:	/s/ David Abrams
	Name:	David Abrams
Title:

Knighthead Capital Management, LLC On behalf of certain funds and accounts it manages or advises

By:	/s/ Thomas A. Wagner
	Name:	Thomas A. Wagner
	Title:	Managing Member

Exhibit A

Fires

1.	Butte Fire (2015)

2.	North Bay Wildfires (2017)

	a.	LaPorte

	b.	McCourtney

	c.	Lobo

	d.	Honey

	e.	Redwood / Potter Valley

	f.	Sulphur

	g.	Cherokee

	h.	37

	i.	Blue

	j.	Pocket

	k.	Atlas

	l.	Cascade

	m.	Nuns

	n.	Adobe

	o.	Norrbom

	p.	Pressley

	q.	Partrick

	r.	Pythian / Oakmont

	s.	Maacama

	t.	Tubbs

	u.	Point

	v.	Sullivan

3.	Camp Fire (2018)

Exhibit B

IBEW Agreement

1.          The IBEW Collective Bargaining Agreements (as defined in the Plan) that were extended by Letter of Agreement 18-09 shall be further extended through and including 12/31/25.
2.          In conjunction with the extension of the IBEW Collective Bargaining Agreements, a 3.75% General Wage Increase shall be applied on the January 1st of each year of the extension (i.e., 2022, 2023, 2024 and 2025).
3.          The Summary Plan Description (SPD), also referred to as the Summary of Benefits Handbook, and the Plan Document shall be extended through and including 12/31/25.2 The Reorganized Debtors and IBEW Local 1245 shall use the SPD to provide negotiated benefits information to IBEW Local 1245-represented employees and further agree that the Medical, Dental and Vision Benefit Agreement and Benefit Agreement covering Life Insurance, Long Term Disability, Retirement, Savings Fund Plan and TRASOP and PAYSOP Plans effective January 1, 1994; letter agreements negotiated between the parties; and items agreed to during general negotiations will provide the basis of bargaining history and in case of conflict, will prevail as the governing documents.
4.          Health Reimbursement Accounts, deductibles, out of pocket maximums, co-payments, and employee premium contributions for all eligible IBEW Local 1245-represented employees pursuant to the Benefits Agreements remain at the 2020 amounts in dollar terms and are extended through and including 12/31/25.
5.          The Reorganized Debtors shall not implement involuntary lay-offs of IBEW Local 1245-represented employees (except for cause) unless agreed to by IBEW Local 1245.

_____________________
2 Per Letter of Agreement 01-25-PGE, there are three types of documents describing IBEW-represented employee benefits: 1) the Collective Bargaining Agreement (including all applicable letters of agreements) negotiated by the parties, 2) the Summary Plan Description (SPD), also referred to as the Summary of Benefits Handbook, and 3) the Plan Document (collectively, the “Benefits Agreements”).

6.          The Reorganized Debtors’ management and IBEW Local 1245 leadership agree to work together for the mutual benefit of all parties and will focus their attention and skills on improving safety and the safety culture at the Reorganized Debtors.
7.          The Reorganized Debtors will continue to operate the Diablo Canyon Power Plant through the term of the current operating licenses.

Exhibit C

MUTUAL MADE WHOLE RELEASE

The terms “Claimant” and “Insurer,” are defined in Paragraph G. below.

___________, Trustee of the Fire Victim Trust, the undersigned party or personal representative (referred to herein as “Claimant”), individually and on behalf of the estate of the Claimant, and the Insurer (collectively, the “Parties” or “Releasees”) agree as follows:

A.
Whereas, the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization dated _____________ (the “Plan”), was confirmed by an order of the United States Bankruptcy Court for the Northern District of California entered on _____________, 2020, and the Plan became effective on _____________, 2020.

B.
Whereas the Plan provides for the treatment of all allowed Fire Victim Claims (as defined in the Plan) against the Debtors through the Fire Victim Trust (as defined in the Plan) and for the discharge of the Debtors from any further or other liability on account of all Fire Victim Claims.

C.
Whereas the Plan provides for the treatment of all allowed Subrogation Wildfire Claims (as defined in the Plan) against the Debtors through the Subrogation Wildfire Trust (as defined in the Plan) and for the discharge of the Debtors from any further or other liability on account of all Subrogation Wildfire Claims.

D.
Whereas, the Plan provides that the Fire Victim Claims are administered by a Fire Victim Trust and a Fire Victim Trustee who operates independent from the Debtors, holders of the Fire Subrogation Claims, and the Insurer. Neither the Debtors, holders of the Fire Subrogation Claims, nor the Insurer shall have any right to participate in the administration of the Fire Victim Trust, review any allocation or distribution decision of the Trustee or Trust Oversight Committee, including that of the Claimant, or make any claim for money against the Trust or the Trustee in any way or at any time.

E.
Whereas, the Trustee and Fire Victim Trust Oversight Committee have reviewed and advised the Claimant of (a) the total amount paid into the Fire Victim Trust available for compensation to the Fire Victims, (b) the total number of claims made against the Fire Victim Trust, (c) the process by which trust funds will be allocated and distributed, and (d) the total allocated amount from the Fire Victim Trust to the Claimant (“Total Allocation Award”).

F.	Whereas, the Claimant has reviewed the Total Allocation Award.

G.
Whereas, the Plan provides the Claimant and the Insurer execute a mutual limited release after the Claimant has reviewed the Total Allocation Award wherein the Claimant agrees to release only their claim against the Insurer under the Made Whole Doctrine (see Paragraph 1) and no other claim, cause of action, defense or remedy against the Insurer, and the Insurer agrees to release the Claimant as described herein in Paragraph 3. For the purpose of this Release, “Claimant” includes the Claimant’s heirs, legal representatives, successor or assigns and “Insurer” includes the Claimants’ insurance carriers, their past and present holders of insurance subrogation claims against the Debtors (and their direct and indirect assignors or assignees), and each of their directors, officers, agents, consultants, financial advisers, employees, attorneys, predecessors, successors and assigns.

H.
Whereas, nothing in this Release is an affirmation, representation, or an acknowledgment that the Claimant has in fact been fully compensated for their damages covered by the contract of insurance between the Insurer and the Claimant. The parties agree that Court’s approval of the Plan and the Claimants’ acceptance of the Total Allocation Award does not establish that the Claimant has been fully compensated under California law for their compensable damages as a result of the fire to the extent those damages are covered by insurance.

I.
Whereas, the Insurer has agreed to the terms, provisions, and agreements of this Mutual Release  in  a separate agreement dated _____________, 20__, affirming, adopting, and attaching a copy of this Mutual Release (“Insurer Adoption Agreement”). This Mutual Release is conditioned upon the Insurer, or the Insurer’s successor on behalf of the Insurer, filing in the Chapter 11 case the Insurer Adoption Agreement, which states the Insurer releases, as to the Made Whole Doctrine only, each Claimant who signs and agrees to the terms of this Mutual Release. The terms, provisions, and agreements of the Insurer Adoption Agreement are incorporated herein by reference. Insurer’s consent and agreement to the terms, provisions, and agreements of this Mutual Release shall be effective upon the signature of the Claimant.

J.	Whereas, this release is not required for the Trustee to allocate and distribute preliminary awards to individuals on a case by case basis for humanitarian or urgent needs.

NOW, THEREFORE, in consideration for the agreements described in this Release and other good and valuable consideration, the Claimant and the Insurer agree as follows:

1.          By accepting the Total Allocation Award, the Claimant hereby waives and releases their rights, known or unknown, to assert the Made Whole Doctrine against the Insurer. Claimant is not waiving or releasing any other claim, cause of action, defense, or remedy against Insurer. Also, by signing this agreement, the Claimant is not agreeing as a factual matter that the Claimant has been fully compensated for each and every category of their damages under California law.

2.          The Claimant is not releasing any claims the Claimant may have against the Insurer other than the Claimant’s foregoing waiver set forth in Paragraph 1. The Parties to this Release further agree and acknowledge that the Claimant is not releasing any claims, except and only to the extent set forth above, they might have against the Insurer, including but not limited to those claims or causes of action related to: (1) the policy of insurance and what is still owed or to be paid under the policy terms and conditions; (2) the right to pursue claims already made or to make new or continued claims under the policy; (3) claims handling issues; (4) delay in paying claims under the policy; (5) inadequate or untimely communication relating to the claim; (6) unreasonable positions taken relating to coverage, payment of the claim, acknowledging coverage, or day-to-day claims decisions; (7) actions or inactions of insurance agents or brokers in underwriting, securing, adjusting, calculating or recommending coverage; (8) coverage issues over policy language; (9) any action for bad faith or breach of the covenant of good faith and fair dealing; (10) any claims to reform or modify the terms of any policy; (11) any rights to recover damages for breach of contract or tort (including punitive damages), penalties or equitable relief; (12) any claims of violations of statutory or regulatory obligations; or (13) any claim for unfair business acts or practices.

3.          The Insurer agrees to release and waive any right to make claim for any amount paid to the Claimant pursuant to the Fire Victim Trust or to assert as a defense, offset or reduction, the money paid to the Claimant from the Fire Victim Trust, which belongs solely to the Claimant. The Claimant agrees to make no claim on the money paid to the Insurer from the Subrogation Wildfire Trust. In agreeing to this limited release, Insurer is not releasing any claim, cause of action, defense, or remedy it may have against the Claimant other than Claimant’s foregoing release of any Made Whole Doctrine claim.

4.          The Insurer is not releasing any claims the Insurer may have against Claimant other than the Insurer’s foregoing waiver set forth in Paragraph 3. The Parties to this Release further agree and acknowledge that the Insurer is not releasing any claims, except and only to the extent set forth above, it might have against the Claimant, including but not limited to those claims related to: (1) the policy of insurance and what is still owed or to be paid under the policy terms and conditions; (2) defenses to garden variety claims handling issues unrelated to the Made Whole Doctrine; (3) defenses related to delay in paying claims under the policy; (4) defenses to alleged inadequate or untimely communication relating to the claim; (5) defenses to alleged unreasonable positions taken relating to coverage, payment of the claim, acknowledging coverage, or day-to-day claims decisions; (6) defenses to actions or inactions of insurance agents or brokers in securing coverage; (7) coverage issues over policy language unrelated to Made Whole Doctrine; or (8) defenses to any common law action for bad faith unrelated to Made Whole Doctrine.

5.          The Insurer further agrees that the Total Allocation Award shall not be the subject of discovery or mentioned in any pleadings in any state or federal court action or admissible in evidence in any state or federal court action for any of the causes of action or claims for relief identified in Paragraphs 2 or 4. Claimant agrees that the amount paid to Insurer from the Subrogation Wildfire Trust shall not be the subject of discovery or mentioned in any pleadings in any state or federal court action or admissible in evidence in any state or federal court action.

6.          To the extent that the Claimant brings a claim for breach of contract, wrongful denial of coverage and/or bad faith against the Insurer, the Insurer shall not assert in any way or at any time that the Claimant should have or could have pursued that claim against the Debtors, the Fire Victim Trust, or any other party. The Insurer agrees that that it will not assert in any action or proceeding covered under Paragraph 2 or 4 that the Claimant has been compensated as a result of the Claimant’s settlement with the Debtors.

7.          Both the Claimant and the Insurer agree that this Release gives the parties released the status of third-party beneficiary of the Release, and such Releasees may enforce this Release and any rights or remedies set forth herein.

8.          This Release contains the entire agreement between the parties as to the subject matter hereof and is effective immediately upon signing. Likewise the release in Paragraph 1 is effective immediately upon signing. If there is a conflict between this Release and any other prior or contemporaneous agreement between the parties concerning the subject matter of the Release, the Release controls.

9.          The law of the State of California shall govern the interpretation of this Release. The Bankruptcy Court has jurisdiction to resolve any disputes under this agreement.

10.          Each Releasor states that he, she, or it is of legal age, with no mental disability of any kind, is fully and completely competent, and is duly authorized to execute this Release on Releasor’s own behalf. Releasor further states that this Release has been explained to Releasor and that Releasor knows the contents as well as the effect thereof. Releasor further acknowledges that Releasor executed this Release after consulting with Releasor’s attorney or the opportunity to consult with an attorney.

11.          For avoidance of doubt, the Made Whole Doctrine is described herein. Subrogation is a doctrine that permits an insurance company, or its assignees, to assert the rights and remedies of an insured against a third party tortfeasor. The Made Whole Doctrine is a common law exception to insurer’s right of subrogation. The Made Whole Doctrine, under certain circumstances, could preclude an insurer from recovering any third-party funds unless and until the insured has been made whole for the loss. Both the Claimant and Insurer agree that this Release does not modify, abrogate or affect any prior release or waiver between the Parties arising from the Fire.

12.          Consistent with the foregoing, it is expressly understood and agreed by claimant that claimant is waiving and releasing all known or unknown claims under the Made Whole Doctrine. It is expressly understood and agreed by insurer that insurer is waiving and releasing all known or unknown claims under the Made Whole Doctrine as to claimant.

Executed on this [●] day of [●], 20[●].

BY CLAIMANT [Add Name]:

Signature of Claimant or Representative

Printed Name of Signator

Capacity of Signator

Exhibit B

Rights Offering Procedures

Rights Offering Procedures1

1.             Introduction

On March 16, 2020, PG&E Corporation (“PG&E Corp.”) and Pacific Gas and Electric Company (the “Utility” and together with PG&E Corp., the “Debtors”), and certain funds and accounts managed or advised by Abrams Capital Management, LP and certain funds and accounts managed or advised by Knighthead Capital Management, LLP filed the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization Dated March 16, 2020 [Docket No. 6320] (as it may be amended, modified or supplemented, and together with any exhibits or schedules thereto, the “Plan”) and the accompanying Disclosure Statement for Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization [Docket No. 6322] (the “Disclosure Statement”).

As described in the Disclosure Statement, in order to finance the transactions contemplated by the Plan, the Debtors expect to raise $9 billion though one or more issuances of new PG&E Corp. common stock or equity-linked securities, which issuance may take the form of a Rights Offering. The Equity Backstop Commitment Letters, which were approved by the Court on March 16, 2020 [Docket No. 6321], and these Rights Offering Procedures outline the circumstances under which the Debtors will be permitted to undertake the Rights Offering and certain terms and conditions that must be included as part of the Rights Offering.

In the event that the Debtors determine to undertake a Rights Offering, the Debtors will issue a press release (the date of such press release, the “Announcement Date”) announcing the anticipated commencement of the Rights Offering and shortly thereafter the Debtors will file a prospectus supplement with the Securities and Exchange Commission (the “SEC”) describing the definitive terms and conditions of the Rights Offering (the “Prospectus Supplement”, and, together with the base prospectus it is supplementing, the “Prospectus”). Investors should refer to the Prospectus Supplement and other documents filed by the Debtors with the SEC for the definitive terms and conditions of the Rights Offering. The Debtors currently expect the Rights Offering would operate as follows: prior to the Effective Date of the Plan, each holder of PG&E Corp. common stock (each, an “Eligible Offeree”) as of 5:00 p.m., New York City time, on a date that is approximately ten days after the Announcement Date (the “Record Date”) shall receive transferable subscription rights to purchase shares of new PG&E corp. common stock. At least one Business Day after the Record Date, each Eligible Offeree will receive one subscription right for each share of common stock owned as of the Record Date. The subscription rights will expire and have no value if they are not exercised by 5:00 p.m., New York City time, on a date that is not less than 14 after the date that subscription rights are distributed and which date and time will be identified, and may be extended as described in, the Prospectus Supplement (such date and time, the “Expiration Date”). The subscription rights will also expire and have no value if the Debtors terminate the Rights Offering at any time prior to settlement.

Each subscription right will permit the holder of such right to acquire, at a subscription price per share of common stock to be specified in the Prospectus Supplement (the “Subscription Price”), a number of shares of common stock specified in the Prospectus Supplement (the “Basic Subscription Privilege”). Each holder of a subscription right that fully exercises its Basic Subscription Privilege may also subscribe for additional shares (the “Over-Subscription Privilege”), for pro rata allocation in the event that not all available shares are purchased pursuant to the rightsholders’ Basic Subscription Privilege (subject to the limitations described below).

PG&E Corp. (or both Debtors) will engage a subscription agent to receive exercises of subscription rights and payments in respect thereof during the subscription period (the “Subscription Agent”). The Subscription Agent will hold in escrow the funds received from subscribers until the consummation or termination the Rights Offering. Except to the extent otherwise described in the Prospectus Supplement, all exercises of subscription rights will be irrevocable.

The subscription rights will be transferable, and the Debtors expect that the subscription rights will be admitted to trade on the NYSE during the subscription period.

1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Disclosure Statement.
1

No securities are being offered for sale by these Rights Offering Procedures. Any new PG&E Corp. common stock that is issued in the Rights Offering will be registered under the Securities Act of 1933, as amended, and will be sold pursuant to the Prospectus and any related free writing prospectus. Before exercising any subscription rights, rightsholders should read the Prospectus and carefully consider the risks described under the “Risk Factors” section of the Prospectus before buying any of the securities offered thereby.

2.             Anticipated Key Dates for the Rights Offering

Announcement Date	To be determined
Record Date	5:00 p.m., New York City time, approximately 10 days after the Announcement Date
Distribution of subscription rights	At least one business day after the Record Date
Expiration Date	5:00 p.m., New York City time, 14 or more days after the distribution of subscription rights

3.             Distribution of Subscription Rights

Registered Holders

The Subscription Agent will mail rights statements to registered owners of common stock as of the Record Date at their addresses of record.

Beneficial Owners

For beneficial owners of common stock as of the Record Date who hold shares through a broker, dealer, custodian bank or other nominee, the broker, dealer, custodian bank or other nominee will distribute rights statements or similar materials to the beneficial owners. The Subscription Agent will not directly mail rights statements to beneficial owners.

4.             Exercise of Subscription Rights

Method of Exercising Subscription Rights

The subscription rights may be exercised at any time during the subscription period, which is expected to commence on the business day after the Record Date and expires on the Expiration Date unless extended by us in accordance with the procedures described in the Prospectus Supplement. Except to the extent otherwise described in the Prospectus Supplement, the exercise of subscription rights will be irrevocable and may not be canceled or modified.

Registered Holders

Registered holders of subscription rights may exercise their subscription rights by delivering the documentation to be set forth in the Prospectus Supplement and full subscription payment for each share subscribed for to the Subscription Agent, at the address that will be set forth in the Prospectus Supplement before the Expiration Date.

Beneficial Owners

Beneficial holders of subscription rights should instruct their brokers, dealers, custodian banks or other nominees to exercise the subscription rights and deliver all documents and payment on behalf of the beneficial holders prior to the Expiration Date. The Debtors will ask the nominees to notify beneficial holders of the Rights Offering. A beneficial holders’ nominee may establish an exercise deadline that may be before the Expiration Date. Beneficial holders should complete and return to their nominees the appropriate subscription documentation received from their nominees. Subscription rights will not be considered exercised unless the Subscription Agent receives from the broker, dealer, custodian bank or other nominee all of the required documents and full subscription payment prior to the Expiration Date.

2

Payment Method

Registered Holders

Payments must be made in full in U.S. currency to the Subscription Agent in accordance with the instructions set forth in the Prospectus Supplement. Such payment will be deemed to have been received by the Subscription Agent immediately upon receipt. Payment received after the Expiration Date will not be honored, and the Subscription Agent will return such payment, without interest or penalty, as soon as practicable.

Beneficial Owners

Beneficial holders of subscription rights should follow the instructions of their nominee regarding payment. The nominee may require that the beneficial holder have sufficient funds in its account to charge that account for the Subscription Price.

Beneficial holders must act promptly to ensure that their brokers, dealers, custodian banks or other nominees act on behalf of the beneficial holders and that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date. The Debtors will not be responsible if a broker, dealer, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date.

5.             Use of Proceeds

The maximum gross proceeds expected to be raised in the Rights Offering are estimated to be approximately $9 billion. The Debtors intend to use the gross proceeds from the Rights Offering to pay the fees and expenses of the Rights Offering and to effectuate the reorganization in accordance with the terms and conditions contained in the Plan of Reorganization.

Pending such ultimate application, the Debtors intend initially to contribute some or all of the proceeds from the Rights Offering to the Utility.

6.             Escrow

The Subscription Agent will hold funds received in payment for shares of common stock to be issued pursuant to the exercise of subscription rights in a segregated account pending the Effective Date. The Subscription Agent will hold this money in escrow until the Effective Date or until the Rights Offering is consummated or terminated. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, by the Subscription Agent as soon as practicable.

7.             Transferability

The subscription rights will be transferable. The Prospectus Supplement will describe how rightsholders may transfer their subscription rights.

8.             Limitation on Amount Purchased

As discussed further in Section VIII.E of the Disclosure Statement, the Debtors currently have and expect to incur significant net operating loss carryforwards and other tax attributes, the utilization of which could be materially limited in the event of a change in ownership under Section 382 of the Internal Revenue Code (the “Code”) of 1986. In order to avoid a current or future ownership change and consistent with ownership restrictions in the New Organizational Documents, the Debtors anticipate that both the Basic Subscription Privilege and the Over-Subscription Privilege will be subject to certain limitations that may restrict the subscribing rightsholder from exercising its Basic Subscription Privilege or Over-Subscription Privilege where such exercise would result in such rightsholder or another related or coordinating person from owning (including through attribution under the tax law) more than 4.75% of PG&E Corp.’s issued and outstanding shares of common stock upon the consummation of the

3

Rights Offering. In order to administer the operation of this limitation and for other purposes related to Section 382 of the Code, the Debtors anticipate requesting relevant information, including, but not limited to, the rightsholder’s holdings of PG&E Corp. common stock in connection with an exercise of subscription rights. Pursuant to such limitations, the Debtors reserve the right in their sole discretion to reject in full or in part the exercise of the Basic Subscription Privilege or Over-Subscription Privilege, including in the event that the requested relevant information is missing or incomplete.

9.          Information Agent

In the event that the Debtors determine to undertake a Rights Offering, the identity of the Information Agent will be determined prior to the Announcement Date and disclosed in the Prospectus Supplement. Questions relating to the Rights Offering should be directed to the Information Agent at an address and phone number to be included in the Prospectus Supplement.

10.          Rights Offering Conditioned Upon Effectiveness of the Plan

The consummation of the Rights Offering will be subject to and conditioned upon the occurrence of the Effective Date of the Plan.

4

Exhibit C
Schedule of Pending Investigations

Schedule 1

I.18-12-007
Order Instituting Investigation and Order to Show Cause on the Commission's Own Motion into the Operations and Practices of Pacific Gas and Electric Company with Respect to Locate and Mark Practices and Related Matters[1]

I.19-06-015
Order Instituting Investigation on the Commission’s Own Motion into the Maintenance, Operations and Practices of Pacific Gas and Electric Company (U39E) with Respect to its Electric Facilities; and Order to Show Cause Why the Commission Should not Impose Penalties and/or Other Remedies for the Role PG&E’s Electrical Facilities had in Igniting Fires in its Service Territory in 2017[1]

I.18-07-008
Order Instituting Investigation into Pacific Gas and Electric Company’s (U39E) Failure to Provide a 24-hour Notice Prior to Residential Electric Service Disconnections Between July 1 and July 18, 2016 and the Adequacy of its Remedy Going Forward[1]

I.15-08-019
Order Instituting Investigation on the Commission’s Own Motion to Determine Whether Pacific Gas and Electric Company and PG&E Corporation’s Organizational Culture and Governance Prioritize Safety.  The discharge shall not preclude or affect the CPUC’s ability to pursue remedies within the scope of the proceeding as defined in I. 15-08-019, Ordering Paragraph 1, and the Assigned Commissioner’s Scoping Memo and Ruling (Dec. 21, 2018), section 3 (pages 8-12).

I.15-11-015
Order Instituting Investigation and Ordering Pacific Gas and Electric Company to Appear and Show Cause Why It Should Not Be Sanctioned for Violations of Article 8 and Rule 1.1 of the Rules of Practice and Procedure and Public Utilities Code Section 1701.2 and 1701.3[1]

C.10-10-010	Michael Hetherington and Janet Hetherington, Complainants v. Pacific Gas and Electric Company. (U39E), Defendant
E20190531-02	SED Investigation into Incident No. E20190531-02
E20190612-01	SED Investigation into Incident No. E20190612-01
E20200113-01[2]	SED Investigation into Incident No. E20200113-01
G20180310‑2506	SED Investigation G20180310‑2506 for DOT Incident #1206479
D.16-09-055 G.20-04-001	Citation D.16-09-055 G.20-04-001 issued re: SED Investigation for DOT Incident # 1198192
Cresta-Rio Oso Line	SED investigation regarding PG&E’s reported pending work orders in its response to SED’s data request, dated April 8, 2020, related to PG&E’s system-wide cold-end insulator attachment hardware.[3]
Ground rods exemption	SED investigation in response to PG&E’s April 15, 2020 letter seeking exemption from GO 95, Rule 59.4-A2 for Ground Rods Installed in Rocky Soil Conditions[3]

1 With respect to these matters, the CPUC shall be limited to enforcement of the settlement agreements approved by the CPUC and the Bankruptcy Court.
2 This may relate to a post-petition incident but is listed out of an abundance of caution.
3 With respect to these matters, the CPUC may investigate pre-petition and post-petition conduct, but the CPUC may impose penalties only for post-petition acts or omissions.